Exhibit 10.1

Execution Version

Term Loan B CUSIP Number:  30284DAB1

$550,000,000

TERM LOAN AGREEMENT

dated as of April 16, 2014,
by and among

FTS INTERNATIONAL, INC.,
as Borrower,

the Lenders referred to herein,
as Lenders,

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent,

WELLS FARGO SECURITIES, LLC,

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

and

UBS SECURITIES LLC,

as Joint Lead Arrangers and Joint Bookrunners

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EXHIBITS

Exhibit A	-	Form of Term Loan Note
Exhibit B	-	Form of Notice of Borrowing
Exhibit C	-	Form of Notice of Account Designation
Exhibit D	-	Form of Notice of Prepayment
Exhibit E	-	Form of Notice of Conversion/Continuation
Exhibit F	-	Form of Officer’s Compliance Certificate
Exhibit G-1	-	Form of Assignment and Assumption
Exhibit G-2	-	Form of Affiliated Lender Assignment and Assumption
Exhibit G-3	-	Form of Borrower/Subsidiary Assignment and Assumption
Exhibit H-1	-	Form of U.S. Tax Compliance Certificate (Non-Partnership Foreign Lenders)
Exhibit H-2	-	Form of U.S. Tax Compliance Certificate (Non-Partnership Foreign Participants)
Exhibit H-3	-	Form of U.S. Tax Compliance Certificate (Foreign Participant Partnerships)
Exhibit H-4 Exhibit I	-	Form of U.S. Tax Compliance Certificate (Foreign Lender Partnerships) Form of Auction Procedures

SCHEDULES

Schedule 1	-	Initial Term Loan Commitments
Schedule 7.1	-	Jurisdictions of Organization and Qualification
Schedule 7.2	-	Subsidiaries and Capitalization
Schedule 9.1	-	Existing Indebtedness
Schedule 9.2	-	Existing Liens

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TERM LOAN AGREEMENT, dated as of April 16, 2014, by and among FTS INTERNATIONAL, INC., a Delaware corporation, as Borrower, the lenders who are party to this Agreement and the lenders who may become a party to this Agreement pursuant to the terms hereof, as Lenders, and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as Administrative Agent for the Lenders.

STATEMENT OF PURPOSE

The Borrower has requested, and subject to the terms and conditions set forth in this Agreement, the Administrative Agent and the Lenders have agreed to extend, a certain term loan facility to the Borrower.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, such parties hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1               Definitions.  The following terms when used in this Agreement shall have the meanings assigned to them below:

“ABL Collateral” has the meaning set forth in the Junior Lien Intercreditor Agreement.

“ABL Collateral Agent” means the representative(s) from time to time administering the collateral on behalf of the lenders under the ABL Revolver.

“ABL Credit Facility” means (1) the ABL Revolver; (2) any credit facility provided on the basis of the value of inventory, accounts receivable or other current assets (and related documents and intangibles) of the Borrower and/or any of its Subsidiaries or similar instrument; and (3) any similar credit support agreements or guarantees Incurred from time to time, as amended, supplemented, modified, extended, restructured, renewed, restated, refinanced or replaced in whole or in part from time to time;  provided that any credit facility that refinances or replaces an ABL Credit Facility must comply with clause (2) of this definition in order to be an ABL Credit Facility.

“ABL Revolver” means the Credit Agreement dated as of April 16, 2014 among the Borrower, as co-borrower, FTS International Services, LLC, as co-borrower, the guarantors party thereto, the lenders from time to time party thereto and Wells Fargo Bank, National Association as administrative agent and collateral agent (including all successors thereto) together with the related documents thereto (including the loans thereunder, any guarantees and security documents), as amended, extended, renewed, restated, supplemented, refunded, replaced, refinanced or otherwise modified (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time by one or more credit facilities, and any agreement (and related document) entered into in substitution for any credit agreement, in which case, the credit agreement or similar agreement together with all other documents and instruments related thereto shall constitute the “ABL Revolver,” whether with the same or any other agent, lender or group of lenders.

“Acquisition” means (a) the direct or indirect purchase or other acquisition by a Person or its Subsidiaries of all or substantially all of the assets of (or any division or business line of) any other Person, (b) the purchase or other acquisition (whether by means of a merger, consolidation, or otherwise) by a Person or its Subsidiaries of in excess of 90% of the Equity Interests of any other Person, or (c) a merger or consolidation or other combination with any person (so long as a Credit Party, to the extent such Credit Party is a party to such transaction, is the surviving entity).

“Additional Pari Passu Collateral Agent” means the collateral agent with respect to any Additional Pari Passu Lien Obligations.

“Additional Pari Passu Lien Obligations” means any Pari Passu Lien Obligations that are Incurred after the Closing Date (other than Indebtedness Incurred under the Senior Notes Indenture) and secured by the Common Collateral (as such term is defined in the Pari Passu Intercreditor Agreement) on a first priority basis (subject to Permitted Liens) pursuant to the Security Documents.

“Additional Pari Passu Secured Party” means the holders of any Additional Pari Passu Lien Obligations, and any Additional Pari Passu Collateral Agent or Authorized Representative with respect thereto.

“Administrative Agent” means Wells Fargo, in its capacity as Administrative Agent hereunder, and any successor thereto appointed pursuant to Section 11.6.

“Administrative Agent’s Office” means the office of the Administrative Agent specified in or determined in accordance with the provisions of Section 12.1(c).

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person.  For purposes of this definition, “control,” as used with respect to any Person, will mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.  For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” will have correlative meanings.

“Affiliated Lender” means any Lender that is a Permitted Affiliated Assignee.

“Affiliated Lender Assignment and Assumption” has the meaning specified in Section 12.9(e).

“Agreement” means this Term Loan Agreement.

“Alternate Auction Procedures” has the meaning specified in Section 4.5(a).

“Applicable Law” means all applicable provisions of constitutions, laws, statutes, ordinances, rules, treaties, regulations, permits, licenses, approvals, interpretations and orders of courts or Governmental Authorities and all orders and decrees of all courts and arbitrators.

“Applicable Margin” shall mean in the case of Term Loans maintained as (i) Base Rate Loans, 3.75%, and (ii) LIBOR Rate Loans, 4.75%.  The Applicable Margins shall be increased as, and to the extent, required by Section 5.13.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means each of Wells Fargo Securities, LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and UBS Securities LLC, each in its capacity as a joint lead arranger and joint bookrunner.

“Asset Sale” means:

(1)                                 the sale, lease, conveyance or other disposition (each, a “Transfer”) of any assets; and

(2)                                 the issuance of Equity Interests by any Restricted Subsidiary or the Transfer by the Borrower  or any Restricted Subsidiary of Equity Interests in any of its Subsidiaries (other than directors’ qualifying shares and shares issued to foreign nationals to the extent required by applicable law).

Notwithstanding the foregoing, the following items shall not be deemed Asset Sales:

(1)                                 a Transfer of assets that is governed by the definition of Change of Control and/or the provisions of Section 9.7;

(2)                                 a Transfer of assets or Equity Interests between or among any of the Borrower  and the Restricted Subsidiaries;

(3)                                 an issuance of Equity Interests by a Restricted Subsidiary to the Borrower  or to another Restricted Subsidiary;

(4)                                 a Transfer of any assets in the ordinary course of business;

(5)                                 a Transfer of Cash Equivalents;

(6)                                 a Transfer of accounts receivable in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings;

(7)                                 a Transfer that constitutes a Restricted Payment that is permitted under Section 9.5 or a Permitted Investment;

(8)                                 a Transfer of any property or equipment that has become damaged, worn out or obsolete;

(9)                                 the creation of a Lien not prohibited by this Agreement (but not the sale of property subject to a Lien);

(10)                          any Transfer of any asset or any sale or issuance of Equity Interests made pursuant to a Permitted Joint Venture Investment or Joint Marketing Arrangement entered into in compliance with clause (9) of the definition of “Permitted Investment;”

(11)                          any surrender or waiver of contract rights or the settlement, release or surrender of any contract, tort or other claim of any kind;

(12)                          a grant of a license (or any sub-license) to use any Restricted Subsidiary’s patents, trade secrets, know-how or other intellectual property to the extent that such license does not limit the licensor’s use of the patent, trade secret, know-how or other intellectual property;

(13)                          any disposition of an asset manufactured or constructed by the Borrower  or a Restricted Subsidiary for sale to a third party (including a direct or indirect joint venture of the Borrower or one or more Restricted Subsidiaries) within 90 days of the completion of such manufacture or construction, if (i) the Borrower  or any Restricted Subsidiary receives value equal to the Fair Market Value of the asset and (ii) the asset is then leased back by the Borrower  or any Restricted Subsidiary for use in a Permitted Business;

(14)                          direct or indirect sales of equipment, products and services by the Borrower  or any of the Restricted Subsidiaries to any direct or indirect joint venture of the Borrower  or one of the Restricted Subsidiaries at or above the lower of Cost or Fair Market Value; and

(15)                          any other Transfer of assets or Transfer or issuance of Equity Interests, the Fair Market Value of which do not exceed, in any one or related series of transactions, $10,000,000.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 12.9), and accepted by the Administrative Agent, in substantially the form attached as Exhibit G-1 or any other form approved by the Administrative Agent.

“Auction” has the meaning specified in Section 4.5(a).

“Auction Manager” has the meaning specified in Section 4.5(a).

“Bankruptcy Proceedings” has the meaning specified in Section 12.9(e).

“Base Rate” means, at any time, the highest of (a) the Prime Rate, (b) the Federal Funds Rate plus 0.50% and (c) LIBOR for an Interest Period of one month plus 1%; each change in the Base Rate shall take effect simultaneously with the corresponding change or changes in the Prime Rate, the Federal Funds Rate or LIBOR (provided that clause (c) shall not be applicable during any period in which LIBOR is unavailable or unascertainable).

“Base Rate Loan” means any Term Loan bearing interest at a rate based upon the Base Rate as provided in Section 5.1(a).

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition.  The terms “Beneficially Owns” and “Beneficially Owned” will have a corresponding meaning.

“Board of Directors” means (i) with respect to a corporation, the board of directors of such corporation or, except in the context of the definitions of “Change of Control” and “Continuing Directors,” any duly authorized committee thereof; and (ii) with respect to any other entity, the board of directors or similar body of the general partner of such entity or the managers of such entity, any duly authorized committee thereof or any Person, board or committee serving a similar function.

“Borrower” means FTS International, Inc., a Delaware corporation.

“Borrower Materials” has the meaning assigned thereto in Section 8.2.

“Business Day” means (a) for all purposes other than as set forth in clause (b) below, any day other than a Saturday, Sunday or legal holiday on which banks in Fort Worth, Texas and New York, New York are open for the conduct of their commercial banking business and (b) with respect to all notices and determinations in connection with, and payments of principal and interest on, any LIBOR Rate Loan, or any Base Rate Loan as to which the interest rate is determined by reference to LIBOR, any day that is a Business Day described in clause (a) and that is also a London Banking Day.

“Capital Lease Obligation” means an obligation that is required to be classified and accounted for as a capital lease (or a successor definition that results in the reflection of a liability on the Borrower’s balance sheet) for financial reporting purposes in accordance with GAAP; and the amount of Indebtedness represented thereby at any time shall be the amount of the liability in respect thereof that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

“Capital Stock” of any Person means any and all shares, interests (including general or limited partnership interests, limited liability company or membership interests or limited liability partnership interests), participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock; provided, however, that equity-based compensation awards that by their terms may only be settled in cash will not be deemed to be Capital Stock.

“Cash Equivalents” means:

(1)                                 United States dollars and such local currencies held by the Borrower or any Restricted Subsidiary from time to time in the ordinary course of business;

(2)                                 securities issued or directly and fully Guaranteed or insured by the United States government or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof), maturing, unless such securities are deposited to defease any Indebtedness, not more than 365 days from the date of acquisition;

(3)                                 deposits, certificates of deposit and time deposits, money market accounts, bankers’ acceptances with maturities not exceeding 365 days and overnight bank deposits, in each case, with any commercial bank organized under the laws of the United States or any state, commonwealth or territory thereof or Canada or any province or territory thereof having capital and surplus in excess of $500,000,000 and a rating at the time of acquisition thereof of P-1 or better from Moody’s or A-1 or better from S&P or a Thomson Bank Watch Rating of “B” or better;

(4)                                 repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5)                                 commercial paper having one of the two highest ratings obtainable from Moody’s or S&P and in each case maturing within nine months after the date of acquisition;

(6)                                 securities issued and fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, rated at least “A” by Moody’s or S&P and having maturities of not more than 365 days from the date of acquisition; and

(7)                                 money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (6) of this definition.

“Change of Control” means the occurrence of any of the following:

(1)           the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in any Transactions, of all or substantially all of the properties or assets of the Borrower and the Restricted Subsidiaries, taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than the Permitted Holders;

(2)           the adoption of a plan relating to the liquidation or dissolution of the Borrower other than in a Transaction that complies with the provisions described in Section 9.7;

(3)           prior to an IPO, there shall be any dilution of the ownership by the Permitted Holders of the Borrower; provided that no Change of Control shall be deemed to have occurred (1) as a result of dilution through a primary sale of the Equity Interests of the Borrower if, following such primary sale (x) the Permitted Holders together hold 50% or more of the Equity Interests in the Borrower and (y) Temasek owns a greater percentage of the Equity Interests in the Borrower than does Chesapeake, (2) as a result of dilution through a secondary private sale of Equity Interests in the Borrower if, following such secondary sale (x) Temasek holds at least 35% of the Equity Interests in the Borrower and (y) Chesapeake holds at least 25% of the Equity Interests in the Borrower, or (3) as a result of the exercise of or any conversion or redemption right of the Preferred Stock;

(4)           on or following an IPO, any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than the Permitted Holders, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the voting power of the Voting Stock of the Borrower; and

(5)           the first day on which a majority of the members of the Board of Directors of the Borrower are not Continuing Directors.

Notwithstanding the foregoing, simultaneously with or following an IPO:  (a) a transaction in which the Borrower or any direct or indirect parent of the Borrower becomes a Subsidiary of another Person (other than a Person that is an individual, such Person that is not an individual, the “New Parent”) shall not constitute a Change of Control if (i) the equityholders of the Borrower or such parent immediately prior to such transaction “beneficially own” (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act) directly or indirectly through one or more intermediaries, at least a majority of the voting power of the outstanding Voting Stock of such New Parent immediately following the consummation of such transaction and (ii) immediately following the consummation of such transaction, no “person” or “group” (as such terms are defined above), other than a Permitted Holder and the New Parent, “beneficially owns” (as such term is defined above), directly or indirectly, more than 50% of the total voting power of the Voting Stock of the Borrower or the New Parent; (b) any holding company whose only significant asset is Equity Interests of the Borrower or any direct or indirect parent of the Borrower shall not itself be considered a “person” or “group” for purposes of this definition; (c) the transfer of assets between or among the Borrower and its Restricted Subsidiaries shall not itself constitute a Change of Control; (d) the term “Change of Control” shall not include a merger or consolidation of the Borrower (or any direct or indirect parent thereof) with, or the sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of the assets of the Borrower (or direct or indirect parent thereof) to, an Affiliate incorporated or organized solely for the purpose or reincorporating or reorganizing the Borrower in another jurisdiction and/or for the sole purpose of forming or collapsing a holding company structure; and (e) a “person” or “group” shall not be deemed to have beneficial ownership of securities subject to a stock purchase agreement, merger agreement or similar agreement (or voting or option agreement related thereto) until the consummation of the transactions contemplated by such agreement.

“Change of Control Offer” shall have the meaning set forth in Section 4.4(d)(b).

“Change of Control Payment Date” shall have the meaning set forth in Section 4.4(d)(b)(iii).

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following:  (a) the adoption or taking effect of any Applicable Laws, (b) any change in any Applicable Laws or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law, but if not having the force of law, with respect to any Person, being of a type with which such Person customarily complies) in respect of any Applicable Laws by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Chesapeake” means Chesapeake Energy Corporation and each of its controlled Affiliates.

“Claim” has the meaning specified in Section 12.9(e).

“Class” means, when used in reference to any Term Loan, whether such Term Loan is an Initial Term Loan, Incremental Term Loan, Extended Term Loan or Refinancing Term Loan.

“Closing Date” means the date of this Agreement.

“Closing Date Transactions” means, collectively, (a) the repayment in full of all Indebtedness outstanding under the Existing Credit Agreement, (b) the initial Extensions of Credit, (c) the issuance of Senior Notes under the Senior Notes Indenture and (c) the payment of the Transaction Costs incurred in connection with the foregoing.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means all property subject or purported to be subject, from time to time, to a Lien under any Security Documents.  For the avoidance of doubt, the Collateral shall not include the Excluded Assets (as defined in the Guaranty and Security Agreement).

“Collateral Declined Proceeds” has the meaning assigned thereto in Section 4.4(b)(iii)(B).

“Collateral Excess Proceeds” has the meaning assigned thereto in Section 4.4(b)(ii).

“Collateral Prepayment Amount” has the meaning assigned thereto in Section 4.4(b)(iii)(B).

“Collateral Waivable Mandatory Prepayment” has the meaning assigned thereto in Section 4.4(b)(iii)(B).

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.).

“Common Stock” means, with respect to any Person, any Capital Stock (other than Preferred Stock) of such Person, whether outstanding on the Closing Date or issued thereafter.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated” means, when used with reference to financial statements or financial statement items of any Person, such statements or items on a consolidated basis in accordance with applicable principles of consolidation under GAAP.

“Consolidated Cash Flow” means, for any period, the Consolidated Net Income of the Borrower for such period plus, without duplication:

(1)           provision for taxes based on income or profits of the Borrower and the Restricted Subsidiaries for such period, to the extent that such amounts were deducted in computing such Consolidated Net Income; plus

(2)           Fixed Charges of the Borrower and the Restricted Subsidiaries for such period, to the extent that any such Fixed Charges were deducted in computing such Consolidated Net Income; plus

(3)           depreciation, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of the Borrower and the Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; minus or plus, as the case may be

(4)           any net gain or loss realized by such Person or any of its Restricted Subsidiaries in connection with any sale or disposition of assets outside the ordinary course of business, to the extent such gains or losses were added or deducted in computing Consolidated Net Income; minus or plus, as the case may be

(5)           all extraordinary, unusual or non-recurring items of gain (loss) or expense to the extent added or deducted in computing Consolidated Net Income; minus or plus, as the case may be

(6)           non-cash items increasing or decreasing such Consolidated Net Income for such period, other than the accrual of revenue or expense in the ordinary course of business; plus

(7)           any expenses or charges, to the extent deducted in computing Consolidated Net Income, related to any offering of Equity Interests, Permitted Investment, acquisition,

disposition, recapitalization or the incurrence of Indebtedness permitted to be incurred by this Agreement including a refinancing thereof (whether or not successful) and any amendment or modification to the terms of any such transactions; in each case, on a consolidated basis and determined in accordance with GAAP.

Notwithstanding the foregoing, (1) the provision for taxes based on the income or profits of, the Fixed Charges of and the depreciation and amortization and other non-cash expenses of, a Restricted Subsidiary will be added to Consolidated Net Income to compute Consolidated Cash Flow of the Borrower (a) in the same proportion that the Consolidated Net Income of such Restricted Subsidiary was added to compute such Consolidated Net Income of the Borrower and (b) only to the extent that a corresponding amount would be permitted at the date of determination to be dividended or distributed to the Borrower by such Restricted Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter or any agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Subsidiary or its stockholders and (2) it is agreed that, for purposes of determining compliance with Article IX, including the related definitions (including any test requiring compliance with such covenants on a pro forma basis), Consolidated Cash Flow of the Borrower and its Restricted Subsidiaries for the fiscal quarters ended December 31, 2013, September 30, 2013, June 30, 2013 and March 31, 2013 will be deemed to be $82,000,000, $53,900,000, $56,300,000 and $74,000,000, respectively.

“Consolidated Net Income” means, for any period, the aggregate of the net income (loss) of the Borrower and the Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that, without duplication:

(1)           the net income/loss of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or distributions paid in cash to the Borrower or a Restricted Subsidiary (subject, in the case of dividends or distributions paid to a Restricted Subsidiary, to the limitations contained in clause (2) below);

(2)           the net income (but not the net loss) of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that net income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its equity holders (other than any restrictions existing by reason of, or any governmental approvals necessary pursuant to, any law, rule, regulation, order or decree that is generally applicable to all Persons operating in any jurisdiction in which any Restricted Subsidiary is conducting business so long as there is in effect no specific order, decree or other prohibition pursuant to any such law, rule or regulation in such jurisdiction limiting the payment of a dividend or similar distribution by such Restricted Subsidiary);

(3)           the net income (loss) of any Person acquired during the specified period for any period prior to the date of such acquisition will be excluded;

(4)           any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with:  (a) any sale or disposition of assets outside the ordinary course of business of the Borrower or any Restricted Subsidiary; or (b) the disposition of any securities by the Borrower or any Restricted Subsidiary or the extinguishment of any Indebtedness of the Borrower or any Restricted Subsidiary, will be excluded;

(5)           the effect of any non-cash items resulting from any depreciation, amortization, write-up, write-down or write-off of assets (including intangible assets, goodwill and deferred financing costs but excluding inventory) in connection with any acquisition, merger, consolidation or similar transaction or any other non-cash impairment changes incurred in each case prior or subsequent to the Closing Date (excluding any such non-cash item to the extent that it represents an accrual of or reserve for cash expenditures in any future period except to the extent such item is subsequently reversed) will be excluded;

(6)           any extraordinary gain or loss, together with any related provision for taxes on such extraordinary gain or loss, will be excluded;

(7)           any unrealized gain or loss included in net income due to marking Hedging Obligations to market will be excluded;

(8)           any non-cash compensation expense realized for grants of restricted stock units, restricted stock, performance shares, stock options or other similar rights to officers, directors and employees of the Borrower and any Restricted Subsidiary will be excluded; provided that such restricted  stock units, restricted stock, performance shares, stock options or other similar rights can be redeemed, if at all, at the option of the holder only for Capital Stock (other than Disqualified Stock) of the Borrower;

(9)           the cumulative effect of a change in accounting principles will be excluded;

(10)         to the extent deducted in the calculation of net income, any non-recurring charges associated with any premium or penalty paid, write-offs of deferred financing costs or other financial recapitalization charges in connection with redeeming or retiring any Indebtedness prior to its Stated Maturity will be added back to arrive at Consolidated Net Income;

(11)         any net income (loss) from the early extinguishment of Indebtedness or Hedging Obligations or other derivative instruments will be excluded;

(12)         any unrealized net gain or loss (but not any realized gain or loss) resulting in such period from currency translation gains or losses related to currency remeasurements of Indebtedness, including intercompany indebtedness, will be excluded; and

(13)         to the extent deducted in the calculation of net income, any restructuring or other unusual, non-operating or non-recurring loss will be added back to arrive at Consolidated Net Income.

“Consolidated Tangible Assets” means, with respect to any Person, the consolidated total assets of such Person and its Restricted Subsidiaries less all goodwill, trade names, trademarks, patents, unamortized debt issuance costs and other similar intangibles properly classified as intangibles in accordance with GAAP, all as shown on the most recent balance sheet delivered to the Administrative Agent pursuant to Section 8.1 as of the end of a fiscal quarter of such Person and computed in accordance with GAAP.

“Contingent Obligation” shall mean, as to any Person, any obligation, agreement, understanding or arrangement of such person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations (“primary obligations”) of any other person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (1) to purchase any such primary obligation or any property constituting direct or indirect security therefor; (2) to advance or supply funds (a) for the purchase or payment of any such primary obligation or (b) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; (3) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation; (4) with respect to bankers’ acceptances and letters of credit, until a reimbursement obligation arises (which obligation shall constitute Indebtedness); or (5) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term “Contingent Obligation” shall not include endorsements of instruments for deposit or collection in the ordinary course of business or any product warranties for deposit or collection in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such person may be liable, whether severally or jointly, pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such person is required to perform thereunder) as determined by such person in good faith.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the Borrower who:  (1) was a member of such Board of Directors on the Closing Date; or (2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of the Board of Directors at the time of such nomination or election.

“Control Agreement” means a control agreement, in form and substance reasonably satisfactory to the Administrative Agent, executed and delivered by the Borrower or a Guarantor, the Administrative Agent, and the applicable securities intermediary (with respect to a Securities Account) or bank (with respect to a Deposit Account or blocked Deposit Account).

“Cost” means with respect to equipment, supplies and products, the Borrower’s good faith, reasonable estimate of the all-in cost to the Borrower or its applicable Restricted Subsidiary to procure or manufacture such equipment, supplies or products and, with respect to services, the Borrower’s good faith, reasonable estimate of the all-in cost to the Borrower or its applicable Restricted Subsidiaries of the cost of providing such services.

“Credit Facilities” means one or more debt facilities (including, without limitation, this Agreement and the ABL Revolver), commercial paper facilities or other debt instruments, indentures or agreements, providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables or other financial assets to lenders or to special purpose entities formed to borrow from lenders against receivables or other financial assets), letters of credit, bonds, notes or other debt obligations, in each case, as amended, restated, modified, renewed, refunded, restructured, supplemented, replaced or refinanced in whole or in part from time to time, including, without limitation, any amendment increasing the amount of Indebtedness incurred or available to be borrowed thereunder, extending the maturity of any Indebtedness incurred thereunder or contemplated thereby or deleting, adding or substituting one or more parties thereto (whether or not such added or substituted parties are banks or other institutional lenders or other persons).

“Credit Facility Indebtedness” means any and all amounts payable under or in respect of the Credit Facilities as amended, restated, supplemented, waived, replaced, restructured, repaid, refunded, refinanced or otherwise modified from time to time (including after termination of the ABL Revolver), including principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Borrower whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, guarantees and all other amounts payable thereunder or in respect thereof.

“Credit Parties” means, collectively, the Borrower and the Guarantors.

“Debt Issuance” means the issuance of any Indebtedness for borrowed money by any Credit Party or any of its Restricted Subsidiaries.

“Debt Rating” means, as applicable, (a) the corporate family rating of the Borrower as determined by Moody’s from time to time, (b) the corporate rating of the Borrower as determined by S&P from time to time and (c) the ratings of the Term Loan Facility as determined by Moody’s and/or S&P from time to time.

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Declined Proceeds” has the meaning assigned thereto in Section 4.4(b)(iii)(C).

“Default” means any event specified in Section 10.1 that is, or after notice or passage of time, or both, would be an Event of Default.

“Defaulting Lender” means, subject to Section 5.15(a), any Lender that (a) has failed to (i) fund all or any portion of any Term Loan, required to be funded by it hereunder within two Business Days of the date such Term Loan was required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, (b) has notified the Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Term Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the FDIC or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.  Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 5.15(a)) upon delivery of written notice of such determination to the Borrower and each Lender.

“Deposit Account” means a deposit account (as that term is defined in the UCC).

“Designated Non-cash Consideration” means the Fair Market Value of any non-Cash Equivalent consideration received by the Borrower or one of its Restricted Subsidiaries in connection with an Asset Sale that is designated as Designated Non-cash Consideration pursuant to an Officers’ Certificate at the time of such Asset Sale.  Any particular item of Designated Non-cash Consideration will cease to be considered to be outstanding once it has been sold for Cash Equivalents (which shall be considered Net Available Cash from an Asset Sale when received).

“Disinterested Member” means, with respect to any Transaction, a member of the Borrower’s Board of Directors:  (1) who does not have any material direct or indirect financial interest (other than as an owner of Equity Interests in the Borrower or as an officer, manager or employee of the Borrower or any Restricted Subsidiary) in or with respect to such Transaction, and (2) is not an Affiliate, or an officer, director, member of a supervisory, executive or management board or employee, of any Person (other than the Borrower or a Restricted Subsidiary), who has any direct or indirect financial interest in or with respect to such Transaction.

“Disqualified Stock” means any Capital Stock that, by its terms, by the terms of any security into which it is convertible, or for which it is exchangeable, or by contract or otherwise, is, or upon the happening of any event or passage of time would be, required to be redeemed on or prior to the date that is one year after the Term Loan Maturity Date, or is redeemable at the option of the holder thereof, or is convertible into or exchangeable for debt securities in any such case on or prior to such date.  Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Borrower to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if (i) the “asset sale” or “change of control” provisions applicable to such Capital Stock are similar to, and not substantially more favorable to the holders of such Capital Stock than, the provisions contained in Section 4.4 and (ii) such Capital Stock specifically provides that such Person will not repurchase or redeem any such stock pursuant to such provision prior to the Borrower’s repayment of the Term Loans as are required to be repaid pursuant to Section 4.4.  The term “Disqualified Stock” will also include any options, warrants or other rights that are convertible into Disqualified Stock or that are redeemable at the option of the holder, or required to be redeemed, prior to the date that is one year after the Term Loan Maturity Date.  The term “Disqualified Stock” will not include the Borrower’s Series A preferred stock under the terms existing on the Closing Date.

“Dollars” or “$” means, unless otherwise qualified, dollars in lawful currency of the United States.

“Domestic Subsidiary” means any Restricted Subsidiary organized under the laws of any political subdivision of the United States that is not a Subsidiary of a Foreign Subsidiary.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 12.9(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 12.9(b)(iii)).

“Employee Benefit Plan” means (a) any employee pension benefit plan within the meaning of Section 3(2) of ERISA that is maintained for employees of any Credit Party or any ERISA Affiliate or (b) any Pension Plan or Multiemployer Plan that has at any time within the preceding seven (7) years been maintained, funded or administered for the employees of any Credit Party or any current or former ERISA Affiliate.

“Environmental Laws” means any and all federal, foreign, state, provincial and local laws, statutes, ordinances, codes, rules, standards and regulations, permits, licenses and binding orders of courts or Governmental Authorities, relating to the protection of public health (with respect to Hazardous Materials) or the environment, including, but not limited to, such requirements pertaining to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling, reporting, licensing, permitting, investigation or remediation of Hazardous Materials.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Restricted Subsidiary directly or indirectly resulting from or based upon (a) any violation of any Environmental Laws, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) any exposure to any Hazardous Materials or (d) the Release or threatened Release of any Hazardous Materials into the environment.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“ERISA” means the Employee Retirement Income Security Act of 1974, and the rules and regulations thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower or any Subsidiary, is treated as a single employer under Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 or 430 of the Code or Section 302 or 303 of ERISA).

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Pension Plan (other than an event for which the 30-day notice period is waived); (b) the failure to satisfy the “minimum funding standard” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived, with respect to any Pension Plan; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Pension Plan; (d) the incurrence by the Borrower or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Pension Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Pension Plan or Pension Plans or to appoint a trustee to administer any Pension Plan; (f) the incurrence by the Borrower or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal of the Borrower or any ERISA Affiliate from any Pension Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition upon the Borrower or any ERISA Affiliate of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Eurodollar Reserve Percentage” means, for any day, the percentage which is in effect for such day as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any basic, supplemental or emergency reserves) in respect of eurocurrency liabilities or any similar category of liabilities for a member bank of the Federal Reserve System in New York City.

“Event of Default” means any of the events specified in Section 10.1; provided that any requirement for passage of time, giving of notice, or any other condition, has been satisfied.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Assets” has the meaning given thereto in the Guaranty and Security Agreement.

“Excluded Subsidiary” means any of the following:

(1)                                 each Immaterial Subsidiary;

(2)                                 each Domestic Subsidiary that is prohibited from guaranteeing the Obligations by any applicable law or that would require consent, approval, license or authorization of a government agency to guarantee the Obligations that cannot be obtained after use of commercially reasonable efforts (unless such consent, approval, license or authorization has been received);

(3)                                 each Domestic Subsidiary that is prohibited by any applicable contractual requirement from guaranteeing the Obligations on the Closing Date or at the time such Subsidiary becomes a Subsidiary, so long as such requirement was not entered into in contemplation of the acquisition of such Subsidiary (and for so long as such restriction or any replacement or renewal thereof is in effect);

(4)                                 any Foreign Subsidiary;

(5)                                 any Foreign Subsidiary Holdco; and

(6)                                 each Unrestricted Subsidiary.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, United States federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Term Loan or Term Loan Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Term Loan or Term Loan Commitment (other than pursuant to an assignment request by the Borrower under Section 5.12(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 5.11, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 5.11(g) and (d) any United States federal withholding Taxes imposed under FATCA.

“Existing Credit Agreement” means that certain Loan Agreement, dated as of May 6, 2011, by and among the Borrower, as borrower, Bank of America, NA, as administrative agent, and the other parties thereto.

“Existing Term Loan Maturity Date” has the meaning assigned thereto in Section 4.6(a).

“Existing Term Loan Tranche” has the meaning assigned thereto in Section 4.6(a).

“Extended Term Loan Maturity Date” has the meaning assigned thereto in Section 4.6(c).

“Extended Term Loans” has the meaning assigned thereto in Section 4.6(a).

“Extending Term Lenders” has the meaning assigned thereto in Section 4.6(c).

“Extension Amendment” has the meaning assigned thereto in Section 4.6(g).

“Extension Effective Date” has the meaning assigned thereto in Section 4.6(c).

“Extension Request” has the meaning assigned thereto in Section 4.6(a).

“Extensions of Credit” means, as to any Lender at any time, (a) the aggregate principal amount of the Term Loans made by such Lender then outstanding or (b) the making of any Term Loan by such Lender, as the context requires.

“Fair Market Value” means, with respect to any asset or property, the sale value that would be obtained in an arm’s-length free-market Transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy, as determined in good faith by (i) in the case of an asset or property with an estimated value of $20,000,000 or more, the Board of Directors of the Borrower, which determination will be conclusive if evidenced by a Board Resolution and (ii) in the case of an asset or property with an estimated value of less than $20,000,000, the principal executive officer, the principal financial officer or principal accounting officer of the Borrower, which determination will be conclusive if evidenced by an Officers’ Certificate.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“FDIC” means the Federal Deposit Insurance Corporation.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day (or, if such day is not a Business Day, for the immediately preceding Business Day), as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that if such rate is not so published for any day which is a Business Day, the average of the quotation for such day on such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by the Administrative Agent.

“Fee Letter” means the engagement letter dated March 31, 2014 among the Borrower, Wells Fargo and the Arrangers.

“First Tier Foreign Subsidiary” means any Foreign Subsidiary the Equity Interests of which are owned directly by the Borrower or a Guarantor.

“Fiscal Year” means the fiscal year of the Borrower and its Subsidiaries ending on December 31.

“Fixed Charge Coverage Ratio” means, for any period, the ratio of the Consolidated Cash Flow of the Borrower for such period to the Fixed Charges of the Borrower for such period.

For purposes of calculating the Fixed Charge Coverage Ratio:

(1)                                 in the event that the Borrower or any Restricted Subsidiary Incurs, repays, repurchases or redeems any Indebtedness or issues, repurchases or redeems Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then (subject to the remaining clauses of this definition) the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such Incurrence, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of Preferred Stock, and the use of the proceeds therefrom as if the same had occurred at the beginning of such period;

(2)                                 acquisitions and dispositions of business entities or property and assets constituting a division or line of business of any Person that have been made by the Borrower or any Restricted Subsidiary (or by any Person that has subsequently become a Restricted Subsidiary or has subsequently merged or consolidated with or into the Borrower or any Restricted Subsidiary), including through mergers or consolidations, and the designation or redesignation of an Unrestricted Subsidiary, in each case, during such period or subsequent to such period and on or prior to the Calculation Date will be given pro forma effect as if they had occurred on the first day of such period and Consolidated Cash Flow for such period will be calculated on a pro forma basis, but without giving effect to clause (3) of the proviso set forth in the definition of Consolidated Net Income;

(3)                                 the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, will be excluded;

(4)                                 the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the Borrower or any Restricted Subsidiary following the Calculation Date;

(5)                                 whenever pro forma effect is to be given to an acquisition or disposition, the amount of Consolidated Cash Flow relating thereto and the amount of Fixed Charges associated with any Indebtedness Incurred in connection therewith, unless otherwise specified, the pro forma calculations will be determined in good faith by a responsible financial or accounting officer of the Borrower;

(6)                                 Fixed Charges attributable to interest on any Indebtedness (whether existing or being Incurred) computed on a pro forma basis and bearing a floating interest rate will be computed as if the rate in effect on the Calculation Date (taking into account any interest rate option, swap, cap or similar agreement applicable to such Indebtedness if such agreement has a remaining term in excess of 12 months or, if shorter, at least equal to the remaining term of such Indebtedness) had been the applicable rate for the entire period; and

(7)                                 Fixed Charges attributable to interest on any Indebtedness Incurred under a revolving credit facility computed on a pro forma basis will be calculated based on the average daily balance of such Indebtedness for such period subject to the pro forma calculation.

“Fixed Charges” means, for any period, the sum, without duplication, of:

(1)                                 the consolidated interest expense of the Borrower and the Restricted Subsidiaries for such period, whether paid or accrued (without duplication), including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations relating to interest rates and excluding any non-cash interest expense imputed on any convertible debt securities in accordance with ASC 470-20; plus

(2)                                 the consolidated interest of the Borrower and the Restricted Subsidiaries that was capitalized during such period; plus

(3)                                 any interest expense on Indebtedness of another Person that is Guaranteed by the Borrower or one of the Restricted Subsidiaries or secured by a Lien on assets of the Borrower or a Restricted Subsidiary, whether or not such Guarantee or Lien is called upon; plus

(4)                                 the product of (a) all dividends whether paid or accrued (without duplication) and, whether or not in cash, on any series of Disqualified Stock of the Borrower or a Restricted Subsidiary or Preferred Stock of a Restricted Subsidiary, other than dividends paid to the Borrower or a Restricted Subsidiary or on Equity Interests payable solely in Equity Interests (other than Disqualified Stock) of the Borrower, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate, taking into account the deductibility of state and local taxes for federal income tax purposes, of the issuer of such Disqualified or Preferred Stock, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

“Foreign Lender” means a Lender that is not a U.S. Person.

“Foreign Subsidiary” means any direct or indirect Subsidiary of the Borrower that is not a Domestic Subsidiary.

“Foreign Subsidiary Holdco” means a Restricted Subsidiary all or substantially all of the assets of which consist of Capital Stock of one or more Foreign Subsidiaries and/or other Foreign Subsidiary Holdcos; provided that, for the avoidance of doubt and notwithstanding anything to the contrary in this definition, FTS International Services, LLC shall not be considered to be a Foreign Subsidiary Holdco.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles in the United States, consistently applied, as set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements (including the Accounting Standards Codification) of the Financial Accounting Standards Board, or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States.

“Governmental Approvals” means all authorizations, consents, approvals, permits, licenses and exemptions of, and all registrations and filings with or issued by, any Governmental Authorities.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as applied to any Indebtedness of another Person, (i) a guarantee (other than by endorsement of negotiable instruments for collection in the normal course of business), direct or indirect, in any manner, of any part or all of such Indebtedness, (ii) any direct or indirect obligation, contingent or otherwise, of a Person guaranteeing or having the effect of guaranteeing the Indebtedness of any other Person in any manner and (iii) an agreement of a Person, direct or indirect, contingent or otherwise, the practical effect of which is to assure in any way the payment (or payment of damages in the event of non-payment) of all or any part of such Indebtedness of another Person (and “Guaranteed” and “Guaranteeing” shall have meanings that correspond to the foregoing).

“Guarantors” means:

(a)                                 the Initial Guarantors;

(b)                                 any other Subsidiary that becomes a party to the Guaranty and Security Agreement pursuant to Section 8.14,

and their respective successors and assigns until released from their obligations under the Guaranty and Security Agreement pursuant to in accordance with Section 12.21.

“Guaranty” means the Guarantee by any Guarantor of the Obligations pursuant to the Guaranty and Security Agreement.

“Guaranty and Security Agreement” means the guaranty and security agreement, dated as of even date herewith, in form and substance reasonably satisfactory to the Administrative Agent, executed by the Credit Parties in favor of the Administrative Agent.

“Hazardous Materials” means any substances or materials (a) which are or become defined as hazardous wastes, hazardous substances, pollutants, contaminants or toxic substances under any Environmental Law, (b) which are toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise harmful to public health or the environment and are or become regulated by any Governmental Authority, (c) the presence of which require investigation or remediation under any Environmental Law, (d) the discharge or emission or release of which requires a permit or license under any Environmental Law or other Governmental Approval, or (e) which contain, without limitation, asbestos, polychlorinated biphenyls, urea formaldehyde foam insulation, petroleum hydrocarbons, petroleum derived substances or waste, crude oil, nuclear fuel, natural gas or synthetic gas.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under Swap Contracts or with respect to letters of credit (including reimbursement obligations with respect thereto) supporting Swap Contracts.

“Immaterial Subsidiary” means, as of any date, any Restricted Subsidiary whose total assets, as of that date, are less than $100,000 or whose total revenues for the most recent 12-month period do not exceed $100,000.

“Increased Amount Date” has the meaning assigned thereto in Section 5.13(a).

“Incremental Lender” has the meaning assigned thereto in Section 5.13(a).

“Incremental Term Loan” has the meaning assigned thereto in Section 5.13(a)(i).

“Incremental Term Loan Commitment” has the meaning assigned thereto in Section 5.13(a)(i).

“Incremental Term Loan Maturity Date” has the meaning assigned thereto in Section 5.13(b)(i).

“Incur” means, with respect to any Indebtedness, to incur, create, issue, assume, Guarantee or otherwise become directly or indirectly liable for or with respect to, or become responsible for, the payment of, contingently or otherwise, such Indebtedness (and “Incurrence” and “Incurred” will have meanings correlative to the foregoing);  provided that (1) any Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary will be deemed to be Incurred by such Person at the time it becomes a Restricted Subsidiary and (2) neither the accrual of interest nor the accretion of original issue discount nor the payment of interest in the form of additional Indebtedness with the same terms or the payment of dividends on Disqualified Stock or Preferred Stock in the form of additional shares of the same class of Disqualified Stock or Preferred Stock will be considered an Incurrence of Indebtedness.

“Indebtedness” means, with respect to any specified Person, without duplication:

(1)                                 all indebtedness of such Person in respect of borrowed money;

(2)                                 all obligations of such Person evidenced by bonds, notes, debentures or similar instruments;

(3)                                 all reimbursement obligations of such Person in respect of banker’s acceptances, letters of credit or similar instruments;

(4)                                 all Capital Lease Obligations of such Person;

(5)                                 all obligations of such Person in respect of the deferred and unpaid balance of the purchase price of any property or services, due more than six months after such property is acquired or such services are completed except any such balance that constitutes an expense or trade payable, whether such balance arises directly with a vendor or indirectly under corporate credit card, purchasing card or gas card arrangements;

(6)                                 all net Hedging Obligations of such Person;

(7)                                 all Disqualified Stock issued by such Person, valued at the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price plus accrued dividends;

(8)                                 all Preferred Stock issued by a Subsidiary of such Person, valued at the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price plus accrued dividends;

(9)                                 all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person), provided that the amount of such Indebtedness will be the lesser of (A) the Fair Market Value of such asset at such date of determination and (B) the amount of such Indebtedness; and

(10)                          to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person,

in each case other than clauses (3) and (6), if and to the extent that any of the foregoing would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP.

For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Stock or Preferred Stock which does not have a fixed repurchase price will be calculated in accordance with the terms of such Disqualified Stock or Preferred Stock, as applicable, as if such Disqualified Stock or Preferred Stock were repurchased on any date on which Indebtedness will be required to be determined pursuant to this Agreement.

Notwithstanding the foregoing, Indebtedness shall not include any indebtedness that has been defeased in accordance with GAAP or defeased pursuant to the deposit of cash, U.S. government obligations and Cash Equivalents (sufficient to satisfy all obligations relating thereto at maturity or redemption, as applicable) in a trust or account created or pledged for the sole benefit of the holders of such indebtedness, in accordance with the terms of the instruments governing such indebtedness.

The amount of any Indebtedness outstanding as of any date will be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation.  The amount of any Indebtedness described in clauses (1) and (2) above will be:

(1)                                 the accreted value thereof, in the case of any Indebtedness issued with original issue discount; and

(2)                                 the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

For purposes of determining any particular amount of Indebtedness, (x) Guarantees, Liens or obligations with respect to letters of credit supporting Indebtedness otherwise included in the determination of such particular amount shall not be included, and (y) any Liens granted pursuant to the equal and ratable provisions referred to in Section 9.2 shall not be treated as Indebtedness.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Credit Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Information” has the meaning assigned thereto in Section 12.10.

“Initial Guarantors” means all of the Domestic Subsidiaries other than Excluded Subsidiaries as of the Closing Date.

“Initial Term Loan” means the term loan made, or to be made, to the Borrower by the Lenders pursuant to Section 4.1.

“Initial Term Loan Maturity Date” means the first to occur of (a) the date occurring on the seventh anniversary of the Closing Date, and (b) the date of acceleration of the Term Loans pursuant to Section 10.2(a).

“Interest Period” means, as to each LIBOR Rate Loan, the period commencing on the date such LIBOR Rate Loan is disbursed or converted to or continued as a LIBOR Rate Loan and ending on the date one (1), two (2), three (3), or six (6) months or, if agreed by all of the relevant Lenders twelve (12) months, thereafter, in each case as selected by the Borrower in its Notice of Borrowing or Notice of Conversion/Continuation and subject to availability; provided that:

(a)                                 the Interest Period shall commence on the date of advance of or conversion to any LIBOR Rate Loan and, in the case of immediately successive Interest Periods, each successive Interest Period shall commence on the date on which the immediately preceding Interest Period expires;

(b)                                 if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided that if any Interest Period with respect to a LIBOR Rate Loan would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the immediately preceding Business Day;

(c)                                  any Interest Period with respect to a LIBOR Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the relevant calendar month at the end of such Interest Period;

(d)                                 no Interest Period shall extend beyond the Term Loan Maturity Date and Interest Periods shall be selected by the Borrower so as to permit the Borrower to make the quarterly principal installment payments pursuant to Section 4.3 without payment of any amounts pursuant to Section 5.9; and

(e)                                  there shall be no more than ten (10) Interest Periods in effect at any time.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or equivalent) by Moody’s and BBB- (or the equivalent) by Standard and Poor’s, or an equivalent rating by any other Rating Agency.

“Investments” in any Person means all direct or indirect investments in such Person in the form of loans or other extensions of credit (including Guarantees), advances, capital contributions (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by such Person, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

If the Borrower or any Restricted Subsidiary sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary, the Borrower will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Investment in such Subsidiary not sold or disposed of.  The acquisition by the Borrower or any Restricted Subsidiary of a Person that becomes a Restricted Subsidiary and holds an Investment in a third Person will be deemed to be an Investment by the Borrower or such Restricted Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investment held by the acquired Person in such third Person at the time such Person becomes a Restricted Subsidiary unless such Investment in such third party was not made in anticipation or contemplation of the Investment by the Borrower or such Restricted Subsidiary and such third party Investment is incidental to the primary business of such Person in whom the Borrower or such Restricted Subsidiary is making such Investment.

“IPO” means an underwritten public offering (other than a public offering pursuant to a registration statement on Form S-8) of the Borrower’s Common Stock pursuant to an effective registration statement filed with the SEC in accordance with the Securities Act (whether along or in connection with a secondary public offering).

“IRS” means the United States Internal Revenue Service.

“Joint Marketing Arrangement” means any joint venture, partnership, lease, joint marketing agreement, operating agreement or other arrangement (which may or may not include joint ownership of any Person) pursuant to which the Borrower or one of its Restricted Subsidiaries arrange for the marketing, lease or sale of products and services constituting a Permitted Business and share in the profits therefrom.

“Junior Lien Intercreditor Agreement” means that certain junior lien intercreditor agreement dated as of even date herewith, among the Administrative Agent as collateral agent on its own behalf and on behalf of the Pari Passu Secured Parties hereunder, the Senior Notes Indenture Collateral Agent, on its own behalf and on behalf of the Pari Passu Secured Parties under the Senior Notes Indenture, the ABL Collateral Agent, on its own behalf and on behalf of the administrative agent and lenders under the ABL Revolver, the Borrower and the Guarantors, as amended, supplemented, modified, extended, restructured, renewed, restated or replaced in whole or in part from time to time.

“Lender” means each Person executing this Agreement as a Lender on the Closing Date and any other Person that shall have become a party to this Agreement as a Lender pursuant to an Assignment and Assumption or pursuant to Section 4.7 or 5.13, other than any Person that ceases to be a party hereto as a Lender pursuant to an Assignment and Assumption.

“Lender Joinder Agreement” means a joinder agreement in form and substance reasonably satisfactory to the Administrative Agent delivered in connection with Section 4.7 or 5.13.

“Lending Office” means, with respect to any Lender, the office of such Lender maintaining such Lender’s Extensions of Credit.

“LIBOR” means,

(a)                                 for any interest rate calculation with respect to a LIBOR Rate Loan, the rate of interest per annum determined on the basis of the rate for deposits in Dollars for a period equal to the applicable Interest Period which appears on Reuters Screen LIBOR01 Page (or any applicable successor page) at approximately 11:00 a.m. (London time) two (2) London Banking Days prior to the first day of the applicable Interest Period.  If, for any reason, such rate does not appear on Reuters Screen LIBOR01 Page (or any applicable successor page), then “LIBOR” shall be determined by the Administrative Agent to be the arithmetic average of the rate per annum at which deposits in Dollars would be offered by first class banks in the London interbank market to the Administrative Agent at approximately 11:00 a.m. (London time) two (2) London

Banking Days prior to the first day of the applicable Interest Period for a period equal to such Interest Period.

(b)                                 for any interest rate calculation with respect to a Base Rate Loan, the rate of interest per annum determined on the basis of the rate for deposits in Dollars for an Interest Period equal to one month (commencing on the date of determination of such interest rate) which appears on the Reuters Screen LIBOR01 Page (or any applicable successor page) at approximately 11:00 a.m. (London time) on such date of determination, or, if such date is not a Business Day, then the immediately preceding Business Day.  If, for any reason, such rate does not appear on Reuters Screen LIBOR01 Page (or any applicable successor page) then “LIBOR” for such Base Rate Loan shall be determined by the Administrative Agent to be the arithmetic average of the rate per annum at which deposits in Dollars would be offered by first class banks in the London interbank market to the Administrative Agent at approximately 11:00 a.m. (London time) on such date of determination for a period equal to one month commencing on such date of determination.

Each calculation by the Administrative Agent of LIBOR shall be conclusive and binding for all purposes, absent manifest error.

Notwithstanding the foregoing, in no event shall LIBOR be less than 1%.

“LIBOR Rate” means a rate per annum determined by the Administrative Agent pursuant to the following formula:

LIBOR Rate =	LIBOR
1.00-Eurodollar Reserve Percentage

“LIBOR Rate Loan” means any Term Loan bearing interest at a rate based upon the LIBOR Rate as provided in Section 5.1(a).

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“Liquid Securities” means securities (i) of an issuer  that is not an Affiliate of the Borrower, (ii) that are publicly traded on the New York Stock Exchange or the Nasdaq Global Select Market with a minimum market capitalization of $500,000,000 at the time of acquisition and (iii) as to which the Borrower is not subject to any restrictions on sale or transfer (including any volume restrictions under Rule 144 under the Securities Act or any other restrictions imposed by the Securities Act) or as to which a registration statement under the Securities Act covering the resale thereof is in effect for as long as the securities are held; provided that securities meeting the requirements of clauses (i), (ii) and (iii) above shall be treated as Liquid Securities from the date of receipt thereof until and only until the earlier of (a) the date on which such securities are sold or exchanged for cash or Cash Equivalents and (b) 180 days following the date of receipt of such securities.  If such securities are not sold or exchanged for cash or Cash Equivalents within 180 days of receipt thereof, for purposes of determining whether the transaction pursuant to which the Borrower or a Restricted Subsidiary received the securities was in compliance with Section 4.4(b)(ii) such securities shall be deemed not to have been Liquid Securities at any time.

“Loan Documents” means, collectively, this Agreement, each Term Loan Note, the Security Documents and the Fee Letter.

“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank Eurodollar market.

“Master Frac Services Agreement” means that certain Master Frac Services Agreement, dated April 20, 2011 between FTS International Services, LLC and Chesapeake Operating, Inc.

“Material Adverse Effect” means (a) a material adverse effect on the business, assets, results of operations or financial condition of the Borrower and its Restricted Subsidiaries taken as a whole or that would materially adversely affect the ability of the Credit Parties, taken as a whole, to perform their material obligations under the Loan Documents, (b) a material adverse effect on the rights and remedies of the Administrative Agent or any Lender under the Loan Documents, taken as a whole, or (c) a material adverse effect on the legality, validity, binding effect or enforceability against any Credit Party of any material Loan Document to which it is a party.

“MNPI” means material non-public information within the meaning of the United States federal securities laws.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which any Credit Party or any ERISA Affiliate is making, or is accruing an obligation to make, or has accrued an obligation to make contributions within the preceding seven (7) years.

“Net Available Cash” means the aggregate proceeds, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not the interest component, thereof), received in Cash Equivalents by the Borrower or any Restricted Subsidiary in respect of any Asset Sale (including, without limitation, any Cash Equivalents received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of (1) the direct costs relating to such Asset Sale, including, without limitation, legal, accounting, investment banking and brokerage fees, and sales commissions, and any relocation expenses incurred as a result thereof, (2) taxes paid or reasonably estimated to be payable as a result thereof, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, (3) in the case of any Asset Sale by a Restricted Subsidiary, payments to holders of Equity Interests in such Restricted Subsidiary in such capacity (other than such Equity Interests held by the Borrower or any Restricted Subsidiary) to the extent that such payment is required to permit the distribution of such proceeds in respect of the Equity Interests in such Restricted Subsidiary held by the Borrower or any Restricted Subsidiary and (4) appropriate amounts to be provided by the Borrower or the Restricted Subsidiaries as a reserve against liabilities associated with such Asset Sale, including, without limitation, pension and other post employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as determined in accordance with GAAP; provided that (a) excess amounts set aside for payment of taxes pursuant to clause (2) above remaining after such taxes have been paid in full or the statute of limitations therefor has expired and (b) amounts initially held in reserve pursuant to clause (4) no longer so held, will, in the case of each of subclause (a) and (b), at that time become Net Available Cash.

“Net Cash Proceeds” means, with respect to any Debt Issuance, the gross cash proceeds received by any Credit Party or any of its Restricted Subsidiaries therefrom less all reasonable and customary out-of-pocket legal, underwriting and other fees and expenses incurred in connection therewith.

“Non-Collateral Prepayment” has the meaning assigned thereto in Section 4.4(b)(iii)(C).

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver, amendment, modification or termination that (i) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 12.2 and (ii) has been approved by the Required Lenders.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Extending Lenders” has the meaning assigned thereto in Section 4.6(c).

“Non-Guarantor Subsidiary” means any Subsidiary of the Borrower that is not a Guarantor.

“Notes/Term Collateral” means 100% of the Capital Stock of all Domestic Subsidiaries of the Borrower and each Guarantor (other than Domestic Subsidiaries that are Foreign Subsidiary Holdcos), 65% of the voting Capital Stock and 100% of the non-voting Capital Stock, if any, of all First Tier Foreign Subsidiaries and all Foreign Subsidiary Holdcos owned by the Borrower and each Guarantor along with proceeds therefrom, in each case excluding Excluded Assets; provided, however, that, in no event will such collateral (including any Capital Stock of Domestic Subsidiaries) include or be deemed to include any rights in respect of (1) voting Equity Interests in excess of 65% of all outstanding voting Equity Interests of any Foreign Subsidiary or of any Foreign Subsidiary Holdco, or (2) any assets of any Foreign Subsidiary.

“Notice of Borrowing” means irrevocable prior written notice substantially in the form of Exhibit B given by the Borrower to the Administrative Agent in accordance with Section 4.2.

“Notice of Conversion/Continuation” has the meaning assigned thereto in Section 5.2.

“Notice of Prepayment” means a written notice substantially in the form of Exhibit D given by the Borrower to the Administrative Agent in accordance with Section 4.4.

“Obligations” means, in each case, whether now in existence or hereafter arising:  (a) the principal of and interest on (including interest accruing after the filing of any bankruptcy or similar petition) the Term Loans and (b) all other fees and commissions (including attorneys’ fees), charges, indebtedness, loans, liabilities, financial accommodations, obligations, covenants and duties owing by the Credit Parties to the Lenders or the Administrative Agent, in each case under any Loan Document, with respect to any Term Loan of every kind, nature and description, direct or indirect, absolute or contingent, due or to become due, contractual or tortious, liquidated or unliquidated, and whether or not evidenced by any note and including interest and fees that accrue after the commencement by or against any Credit Party of any proceeding under any Debtor Relief Laws, naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Officers’ Certificate” means a certificate signed by two officers of the Borrower or a Guarantor, as applicable, one of whom must be the principal executive officer, the principal financial officer or the principal accounting officer of the Borrower or such Guarantor, as applicable.

“Officer’s Compliance Certificate” means a certificate of a Responsible Officer of the Borrower substantially in the form attached as Exhibit F.

“Opinion of Counsel” means an opinion from legal counsel who is reasonably acceptable to the Administrative Agent (who may be counsel to or an employee of the Borrower) that meets the requirements of this Agreement.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Term Loan or Loan Document).

“Other Taxes” means all present or future stamp, court, documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 5.12).

“Pari Passu Collateral Agents” mean the Administrative Agent, the Senior Notes Indenture Collateral Agent and any Additional Pari Passu Collateral Agent.

“Pari Passu Indebtedness” means (1) any Indebtedness of the Borrower that ranks equally in right of payment with the Obligations or (2) any Indebtedness of a Guarantor that ranks equally in right of payment with such Guarantor’s Guaranty.

“Pari Passu Intercreditor Agreement” means that certain pari passu intercreditor agreement dated as of even date herewith, among the Administrative Agent as collateral agent on its own behalf and on behalf of the Lenders, the Senior Notes Indenture Collateral Agent its own behalf and on behalf of the trustee and holders of the Senior Notes under the Senior Notes Indenture (as amended, supplemented, modified, extended, restructured, renewed, restated or replaced in whole or in part from time to time) with respect to the Common Collateral (as such term is defined in the Pari Passu Intercreditor Agreement), which may be amended from time to time without the consent of the Lenders to add other parties holding Pari Passu Lien Obligations permitted to be Incurred under this Agreement, the Senior Notes Indenture and the Pari Passu Intercreditor Agreement.

“Pari Passu Lien Obligations” means (i) all Obligations under this Agreement and all Indebtedness under any other Credit Facilities (other than the ABL Revolver and any other ABL Credit Facility Incurred pursuant to Section 9.1(1) secured by the Common Collateral (as such term is defined in the Pari Passu Intercreditor Agreement) and subject to the Pari Passu Intercreditor Agreement, (ii) all Indebtedness  under the Senior Notes and the Obligations in respect of any refunding, refinancing or defeasement of the Senior Notes, and (3) Additional Pari Passu Lien Obligations, if any, permitted to be Incurred under Section 9.1.

“Pari Passu Secured Parties” means (1) the Secured Parties, (2) the “Secured Parties,” as defined in the Senior Notes Indenture and (3) any Additional Pari Passu Secured Parties.

“Participant” has the meaning assigned thereto in Section 12.9(d).

“Participant Register” has the meaning assigned thereto in Section 12.9(d).

“PATRIOT Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“PBGC” means the Pension Benefit Guaranty Corporation or any successor agency.

“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to the provisions of Title IV of ERISA or Section 412 of the Code and which (a) is maintained, funded or administered for the employees of any Credit Party or any ERISA Affiliate or (b) has at any time within the preceding seven (7) years been maintained, funded or administered for the employees of any Credit Party or any current or former ERISA Affiliates.

“Permitted Acquisition” means any Acquisition that constitutes a Restricted Payment that is permitted under Section 9.5 or a Permitted Investment.

“Permitted Affiliated Assignee” means any directly or indirectly Wholly Owned Subsidiary of a Permitted Holder that is either (i) controlled by a Permitted Holder or (ii) a special purpose investment vehicle for a Permitted Holder.  For purposes of this definition, “control,” as used with respect to any Person, will mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.  For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” will have correlative meanings.

“Permitted Business” means any business conducted or proposed to be conducted by the Borrower and the Restricted Subsidiaries on the Closing Date, any other business or businesses in the oilfield services industry and other businesses reasonably related or ancillary thereto or that are reasonable extensions thereof.

“Permitted Holder” means Temasek and Chesapeake.

“Permitted Investments” means:

(1)                                 any Investment in the Borrower or in a Restricted Subsidiary;

(2)                                 any Investment in Cash Equivalents;

(3)                                 any Investment by the Borrower or any Restricted Subsidiary in a Person, if as a result of such Investment:

(a)                                 such Person becomes a Restricted Subsidiary; or

(b)                                 such Person is merged, consolidated or amalgamated with or into, or transfers or conveys all or substantially all of its assets to, or is liquidated into, the Borrower or a Restricted Subsidiary;

(4)                                 any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to Section 9.3;

(5)                                 Hedging Obligations that are designed solely to protect the Borrower or its Restricted Subsidiaries against fluctuations in interest rates, commodity prices or foreign currency exchange rates (or to reverse or amend any such agreements previously made for such purposes), and not for speculative purposes, and that do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in interest rates, commodity prices or foreign currency exchange rates or by reason of fees, indemnifies and compensation payable thereunder;

(6)                                 (i) Investments received in satisfaction of judgments, foreclosure of Liens or settlement of Indebtedness and (ii) any Investments received in compromise or resolution of (A) obligations of any trade creditor or customer that were incurred in the ordinary course of business, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any such Person, or (B) litigation, arbitration or other disputes with Persons that are not Affiliates;

(7)                                 advances or deposits in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable, prepaid expenses or deposits on the balance sheet of the Borrower or the Restricted Subsidiaries and endorsements for collection or deposit arising in the ordinary course of business;

(8)                                 commission, payroll, travel and similar advances to officers and employees of the Borrower or any Restricted Subsidiary that are made in the ordinary course of business and expected, at the time of such advance, ultimately to be recorded as an expense in conformity with GAAP;

(9)                                 Permitted Joint Venture Investments and Joint Marketing Arrangements entered into by the Borrower and its Restricted Subsidiaries in an aggregate amount (measured on the date on which each such Investment was made and without giving effect to subsequent changes of value) that, when taken together with all other Investments pursuant to this clause (9), do not exceed $50,000,000 outstanding at any time;

(10)                          Any Investment existing on the Closing Date and any Investment that replaces, refinances or refunds any existing Investment; provided that the new Investment is in an amount that does not exceed the amount replaced, refinanced or refunded, and is made in the same Person as the Investment being replaced, financed or refunded;

(11)                          repurchases of, or other Investments in, the Senior Notes, the Term Loans or any other Pari Passu Lien Obligations;

(12)                          advances, deposits and prepayments for purchases of any assets, other than Equity Interests;

(13)                          Investments acquired in exchange for, or out of the proceeds from the issuance or sale of, Equity Interests in the Borrower (excluding Disqualified Stock); and

(14)                          other Investments by the Borrower or any Restricted Subsidiary, having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (14) since the Closing Date, not to exceed the greater of $50,000,000 and 5.0% of Consolidated Tangible Assets of the Closing Date outstanding at any one time; provided, however, if any Investment made pursuant to this clause (14) is made to a Person that is not a Restricted Subsidiary on the date of such Investment and such Person subsequently becomes a Restricted Subsidiary, such Investment shall be deemed made pursuant to clause (1) above and shall cease to have been made under this clause (14) for so long as such Person continues to be a Restricted Subsidiary.

“Permitted Joint Venture Investment” means a direct or indirect Investment by the Borrower or a Restricted Subsidiary in any other Person engaged in a Permitted Business (a) over which the Borrower or a Restricted Subsidiary is responsible (either directly or indirectly through Unrestricted Subsidiaries or a services agreement) for day-to-day operations or otherwise has operational and managerial control of such Permitted Business, or veto power over significant management decisions affecting such Permitted Business, and (b) of which at least 30% of the outstanding Equity Interests of such other Person are at the time owned directly or indirectly by the Borrower or a Restricted Subsidiary.

“Permitted Liens” means:

(1)                                 (x) Liens securing Credit Facilities Indebtedness Incurred under clause (1) of the definition of “Permitted Indebtedness;” provided that any Liens on Notes/Term Collateral securing any ABL Credit Facility must be expressly subject to the terms of the Junior Lien Intercreditor Agreement; provided, further, that any such Indebtedness Incurred in the form of term loans is Incurred as Incremental Term Loans in accordance with the requirements of Section 5.13, and (y) Liens securing indebtedness borrowed under the Loan Documents pursuant to Section 9.1(4)(C);

(2)                                 Liens on Collateral securing Indebtedness representing Pari Passu Lien Obligations permitted to be incurred under the Fixed Charge Coverage Ratio in the first paragraph of Section 9.1; provided, that any such Indebtedness Incurred in the form of term loans is Incurred as Incremental Term Loans in accordance with the requirements of Section 5.13;

(3)                                 Liens existing on the Closing Date (provided that Liens securing Indebtedness Incurred under clause (1) and (4)(C) of the definition of “Permitted Indebtedness” set forth in Section 9.1 shall be permitted only to the extent permitted under clause (1)(x) and (y), respectively, of this definition);

(4)                                 Liens imposed by law or contract (other than contracts for Indebtedness), including carriers’, warehousemen’s, mechanics’, materialmen’s and repairmen’s Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings if a reserve or other appropriate provisions, if any, as shall be required by GAAP shall have been made in respect thereof;

(5)                                 Liens for taxes, assessments or other governmental charges not yet subject to penalties for non-payment or which are being contested in good faith by appropriate proceedings and for which that appropriate reserves required pursuant to GAAP have been made in respect thereof;

(6)                                 Liens in favor of issuers of surety or performance bonds or letters of credit or bankers’ acceptances issued pursuant to the request of and for the account of such Person in the ordinary course of its business, and Liens to secure appeal bonds or letters of credit or similar instruments that themselves secure appeal bonds;

(7)                                 survey exceptions, encumbrances, ground leases, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning, building codes or other restrictions (including, without limitation, minor defects or irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which do not individually or in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(8)                                 Liens securing Hedging Obligations permitted under this Agreement;

(9)                                 leases, licenses, subleases and sublicenses of assets (including, without limitation, real property, mineral rights and intellectual property rights) which do not materially interfere with the ordinary conduct of the business of the Borrower or any of its Restricted Subsidiaries, and Liens created by Persons who are lessors of property to the Borrower or any of its Restricted Subsidiaries;

(10)                          Liens for the purpose of securing Indebtedness represented by Capital Lease Obligations, mortgage financings, purchase money obligations or other payments Incurred to finance all or any part of the purchase price or cost of construction or improvement of assets or property (other than Capital Stock or other Investments) acquired, constructed or improved in the ordinary course of business of the Borrower and its Restricted Subsidiaries; provided that

(a)                                 the aggregate principal amount of Indebtedness secured by such Liens pursuant to this clause (10) is otherwise permitted to be Incurred under clause (6) of the definition of Permitted Indebtedness; and

(b)                                 such Liens are created within 180 days of construction, acquisition or improvement of such assets or property and do not encumber any other assets or property of the Borrower or any Restricted Subsidiary other than such assets or property and assets affixed or appurtenant thereto;

(11)                          Liens that are part of normal depository and cash-management arrangements with banks and financial institutions, excluding arrangements for dedicated cash collateral accounts or arrangements otherwise intended to provide collateral securing Indebtedness owing to banks or financial institutions;

(12)                          Liens arising from Uniform Commercial Code financing statement filings regarding operating leases, bailments and other transactions that do not involve security interests or that are not intended to perfect a security interest securing any Indebtedness;

(13)                          Liens on property or shares of stock of a Person at the time such Person becomes a Restricted Subsidiary; provided, however, that such Liens are not created, Incurred or assumed in connection with, or in contemplation of, such other Person becoming a Restricted Subsidiary; provided further, however, that any such Lien may not extend to any other property owned by the Borrower or any Restricted Subsidiary;

(14)                          Liens on property at the time the Borrower or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into the Borrower or any Restricted Subsidiary; provided, however, that such Liens are not created, Incurred or assumed in connection with, or in contemplation of, such acquisition; provided further, however, that such Liens may not extend to any other property owned by the Borrower or any Restricted Subsidiary;

(15)                          Liens securing Indebtedness or other obligations of the Borrower or a Restricted Subsidiary owing to the Borrower or a Guarantor;

(16)                          Liens securing Permitted Refinancing Indebtedness Incurred to refinance, refund, replace, amend, extend or modify, as a whole or in part, Indebtedness that was previously so secured pursuant to clauses (1), (2), (3), (8), (10), (13), (14), (18), (24) and (26) of this definition; provided that (a) any such Lien is limited to all or part of the same property or assets that secured

(or, under the written arrangements under which the original Lien arose, could secure) the Indebtedness being refinanced or is in respect of property that is the security for a Permitted Lien hereunder and (b) any such Lien is no less favorable in any material respect to the Secured Parties than the Lien in respect of the Indebtedness being refinanced; provided, further, however, that in the case of any Liens to secure any refinancing, refunding, extension or renewal of Indebtedness secured by a Lien referred to in clause (1) or (2), the principal amount of any Indebtedness Incurred for such refinancing, refunding, extension or renewal shall be deemed secured by a Lien under clause (1) or (2), as applicable, and not this clause (16) for purposes of determining the principal amount of Indebtedness outstanding under clause (1) or (2), as applicable;

(17)                          Liens securing Indebtedness in an aggregate principal amount outstanding at any one time not to exceed the greater of (a) $50,000,000 and (b) 5.0% of Consolidated Tangible Assets of the Borrower (with the Fair Market Value of each item of designated non-cash consideration being measured at the time received and without giving effect to subsequent changes in value);

(18)                          Liens on the Capital Stock of Unrestricted Subsidiaries;

(19)                          judgment and attachment Liens not giving rise to an Event of Default and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made;

(20)                          Liens on property or assets securing Indebtedness used to defease or to satisfy and discharge the Senior Notes; provided that (a) the Incurrence of such Indebtedness was not prohibited by this Agreement or the Senior Notes Indenture and (b) such defeasance or satisfaction and discharge is not prohibited by this Agreement or the Senior Notes Indenture;

(21)                          any encumbrance or restriction (including put and call arrangements) with respect to Capital Stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(22)                          pledges or deposits by such Person under workers’ compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or United States government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import or customs duties or for the payment of rent, in each case Incurred in the ordinary course of business, and pledges or deposits to secure bonds or letters of credit provided by third parties for any of the foregoing purposes;

(23)                          Liens contained in purchase and sale agreements limiting the transfer of assets pending the closing of the transactions contemplated thereby or that may be deemed to exist by virtue of contractual provisions that restrict the Borrower or any of its Subsidiaries from granting or permitting to exist Liens on their respective assets;

(24)                          Liens upon specific items of inventory, accounts receivable or other goods and proceeds thereof securing obligations in respect of bankers’ acceptances or receivables securitizations issued or created for the account of the Borrower or a Restricted Subsidiary to facilitate the purchase, shipment or storage of such inventory, accounts receivable or other goods and proceeds and permitted to be incurred under Section 9.1;

(25)                          Liens securing reimbursement obligations with respect to commercial letters of credit that encumber documents and other property or assets relating to such letters of credit and products and proceeds thereof;

(26)                          Liens on assets not constituting Collateral securing Indebtedness Incurred pursuant to clause (15) or (17) of Section 9.1; and

(27)                          Liens existing on the date hereof and listed on Schedule 9.2.

Provisions of this Agreement allowing Permitted Liens or other Liens on assets and property shall be construed to allow such Permitted Liens or other Liens on all improvements, fixtures, accessions and proceeds with respect to such property or assets.

“Permitted Refinancing Indebtedness” means any Indebtedness of the Borrower or any Restricted Subsidiary issued in exchange for, or the net cash proceeds of which are used to Refinance other Indebtedness of the Borrower or any Restricted Subsidiary (other than Indebtedness owed to the Borrower or to any Subsidiary of the Borrower); provided that:

(1)                                 the amount of such Permitted Refinancing Indebtedness does not exceed the amount of the Indebtedness so Refinanced (plus all accrued and unpaid interest thereon and the amount of any reasonably determined premium necessary to accomplish such Refinancing and such reasonable expenses incurred in connection therewith);

(2)                                 such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being Refinanced;

(3)                                 if the Indebtedness being Refinanced is subordinated in right of payment to the Obligations and the Guaranties, such Permitted Refinancing Indebtedness is subordinated in right of payment to the Obligations and the Guaranties, as applicable, on terms at least as favorable, taken as a whole, to the Secured Parties as those contained in the documentation governing the Indebtedness being Refinanced;

(4)                                 if the Indebtedness being Refinanced is Pari Passu Indebtedness, such Permitted Refinancing Indebtedness ranks equally in right of payment with, or is subordinated in right of payment to, the Obligations and the Guaranties;

(5)                                 such Indebtedness is Incurred by either (a) the Restricted Subsidiary that is the obligor on the Indebtedness being Refinanced or (b) the Borrower or a Guarantor; and

(6)                                 if the Indebtedness being Refinanced is secured by a Lien on the Collateral, such Permitted Refinancing Indebtedness is secured by a Lien that is equal to or junior in priority to the Lien on the Collateral securing the Indebtedness being Refinanced.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, trust, unincorporated organization or other business entity or government or any agency or political subdivision thereof.

“Platform” has the meaning assigned thereto in Section 8.2.

“Preferred Stock” means, with respect to any Person, any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions upon liquidation.

“Prime Rate” means, at any time, the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime rate.  Each change in the Prime Rate shall be effective as of the opening of business on the day such change in such prime rate occurs.  The parties hereto acknowledge that the rate announced publicly by the Administrative Agent as its prime rate is an index or base rate and shall not necessarily be its lowest or best rate charged to its customers or other banks.

“Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, without limitation, Equity Interests.

“Public Lender” has the meaning assigned thereto in Section 8.2.

“Ratable Share” means, at any time, (a) for the purposes of Section 4.4(b)(iii)(B), the aggregate principal amount of Term Loans outstanding at such time as a percentage of the sum of (i) the aggregate principal amount of Term Loans outstanding at such time plus (ii) the aggregate principal amount outstanding at such time in respect of any Pari Passu Lien Obligations and Indebtedness secured by a Permitted Lien (which Lien is not subordinate to the Lien securing the Obligations with respect to the Collateral), to the extent a prepayment is required under the terms of such other Pari Passu Lien Obligations and Indebtedness secured by a Permitted Lien and a prepayment, repayment or repurchase (or an offer related thereto) will be made by the Borrower and (b) for the purposes of Section 4.4(b)(iii)(C),the aggregate principal amount of Term Loans outstanding at such time as a percentage of the sum of (i) the aggregate principal amount of Term Loans outstanding at such time plus (ii) the aggregate principal amount outstanding at such time in respect of Pari Passu Indebtedness, to the extent a prepayment is required under the terms of such other Pari Passu Indebtedness and a prepayment, repayment or repurchase (or an offer related thereto) will be made by the Borrower.

“Rating Agencies” means (a) S&P and Moody’s or, (b) if S&P or Moody’s or both of them are not making ratings of the Term Loans publicly available, a nationally recognized U.S. rating agency or agencies, as the case may be, selected by the Borrower, which will be substituted for S&P or Moody’s or both, as the case may be.

“Recipient” means (a) the Administrative Agent and (b) any Lender, as applicable.

“Refinance” means, in respect of any Indebtedness, to refinance, extend, renew, refund, replace, repay, prepay, purchase, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for, such Indebtedness.  “Refinanced” and “Refinancing” shall have correlative meanings.

“Refinancing Amendment” means an amendment to this Agreement (which may, at the option of the Administrative Agent and the Borrower, be in the form of an amendment and restatement of this Agreement) providing for any Extended Term Loans pursuant to Section 4.6 or Refinancing Term Loans pursuant to Section 4.7, which shall be consistent with the applicable provisions of this Agreement and otherwise reasonably satisfactory to the parties thereto.  Each Refinancing Amendment shall be executed by the Administrative Agent, the Credit Parties and the other parties specified in Section 4.6 or 4.7, as applicable, of this Agreement (but not any other Lender not specified in Section 4.6 or 4.7, as applicable, of this Agreement), but shall not affect any amendments that would require the consent of each affected Lender or all Lenders pursuant to the first proviso in the first paragraph of Section 12.2.  Any Refinancing Amendment may include conditions for delivery of opinions of counsel and other documentation consistent with the conditions in Section 6.1 of this Agreement, all to the extent reasonably requested by the Administrative Agent or the other parties to such Refinancing Amendment.

“Refinancing Term Loans” has the meaning assigned thereto in Section 4.7(a).

“Refinancing Notes” has the meaning assigned thereto in Section 4.7(a).

“Refinancing Effective Date” has the meaning assigned thereto in Section 4.7(b).

“Refinancing Term Lender” has the meaning assigned thereto in Section 4.7(b).

“Refinancing Note Holder” has the meaning assigned thereto in Section 4.7(b).

“Register” has the meaning assigned thereto in Section 12.9(c).

“Rejection Notice” has the meaning assigned thereto in Section 4.4(b)(iii).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Replacement Assets” means (1) assets (other than Cash Equivalents and securities) that will be used or useful in a Permitted Business, (2) substantially all the assets of a Permitted Business, or (3) a majority of the Voting Stock of any Person engaged in a Permitted Business that will become on the date of acquisition thereof a Restricted Subsidiary.

“Required Lenders” means, at any time, Lenders having Total Credit Exposures representing more than fifty percent (50)% of the Total Credit Exposures of all Lenders.  The Total Credit Exposure of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.

“Responsible Officer” means, as to any Person, the chief executive officer, president, any vice president, chief financial officer, secretary or assistant secretary, controller, treasurer or assistant treasurer of such Person or any other officer of such Person designated in writing by the Borrower and reasonably acceptable to the Administrative Agent.  Any document delivered hereunder or under any other Loan Document that is signed by a Responsible Officer of a Person shall be conclusively presumed to have been authorized by all necessary corporate, limited liability company, partnership and/or other action on the part of such Person and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Person.

“Restricted Subsidiary” means any Subsidiary of the Borrower that has not been designated as an “Unrestricted Subsidiary” in accordance with this Agreement.

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of McGraw-Hill Financial, Inc. and any successor thereto.

“Sanctioned Country” means a country subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treasury.gov/resource-center/sanctions/Programs/Pages/Programs.aspx, or as otherwise published from time to time.

“Sanctioned Person” means (a) a Person named on the list of “Specially Designated Nationals and Blocked Persons” maintained by OFAC available at http://www.treasury.gov/resource-center/sanctions/SDN-List/Pages/default.aspx, or as otherwise published from time to time, (b) a Person named on the lists maintained by the United Nations Security Council available at http://www.un.org/sc/committees/list_compend.shtml, or as otherwise published from time to time, (c) a Person named on the lists maintained by the European Union available at http://eeas.europa.eu/cfsp/sanctions/consol-list_en.htm, or as otherwise published from time to time, (d) a Person named on the lists maintained by Her Majesty’s Treasury available at http://www.hm-treasury.gov.uk/fin_sanctions_index.htm, or as otherwise published from time to time, or (e) to the extent subject to a sanctions program administered by OFAC, (i) an agency of the government of a Sanctioned Country, (ii) an organization controlled by a Sanctioned Country, or (iii) a person resident in a Sanctioned Country.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Securities Account” means a securities account (as that term is defined in the UCC).

“Securities Act” means the Securities Act of 1933, as amended.

“Secured Obligations” has the meaning assigned to such term in the Guaranty and Security Agreement.

“Secured Parties” means, collectively, the Administrative Agent, the Lenders, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 11.5, any other holder from time to time of any of any Obligations and, in each case, their respective successors and permitted assigns.

“Security Documents” means the collective reference to the Guaranty and Security Agreement and each other agreement or writing pursuant to which any Credit Party pledges or grants a security interest in any Property or assets securing the Obligations.

“Senior Notes” means the 6.250% Senior Notes due 2022 issued by the Borrower pursuant to the Senior Notes Indenture or any supplemental indenture thereto.

“Senior Notes Indenture” means the Indenture dated as of April 16, 2014 among the Borrower, as issuer, the guarantors party thereto, and US Bank National, as indenture trustee.

“Senior Notes Indenture Collateral Agent” means Wells Fargo Bank, National Association, as the collateral agent under the Senior Notes Indenture, or its successors.

“Senior Secured Net Leverage Ratio” means, with respect to any Person, as of the date of any determination, the ratio of (i)(a) senior Indebtedness of such Person and its Restricted Subsidiaries that is secured by a Lien as of such date of determination (determined in accordance with GAAP) minus (b) cash and cash equivalents of such Person and its Restricted Subsidiaries up to a maximum of $50,000,000 to (ii) Consolidated Cash Flow of such Person for the four full fiscal quarters for which internal financial statements are available immediately preceding such date of determination.  In the event that the Borrower or any of its Restricted Subsidiaries Incurs, repays, repurchases or redeems any senior Indebtedness that is secured by a Lien subsequent to the commencement of the period for which the Senior Secured Net Leverage Ratio is being calculated but prior to the event for which the calculation of the Senior Secured Net Leverage Ratio is made, then the Senior Secured Net Leverage Ratio shall be calculated giving pro forma effect to such Incurrence, repayment, repurchase or redemption of senior Indebtedness secured by a Lien.

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business.  The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified ABL Facility Assets” means any ABL Collateral, the net proceeds of an Asset Sale of which are required to be applied, and are actually applied, as a prepayment of any ABL Credit Facility.

“Specified Representations” means (a) the representations made by the Borrower in the purchase agreement or equivalent agreement with respect to the applicable Investment as are material to the interests of the Lenders, but only to the extent that the Borrower has a right to terminate its obligations thereunder as a result of a breach of such representations in such agreement and (b) the representations and warranties made by the Borrower in Sections 7.1, 7.3 and 7.4(b) (in each case, to the extent applicable to the Borrower only), 7.10, 7.11, 7.17 and 7.20.

“Stated Maturity” when used with respect to (1) any Senior Note or any installment of interest thereon, means the date specified in such Senior Note as the fixed date on which the principal amount of such Senior Note or such installment of interest is due and payable and (2) any other Indebtedness or any installment of interest thereon or principal thereof, means the date specified in the instrument governing such Indebtedness as the fixed date on which the principal of such Indebtedness or such installment is due and payable.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned by such Person.  Unless otherwise indicated, when used herein the term “Subsidiary” shall refer to a Subsidiary of the Borrower.

“Swap Contract” means (a) any and all interest rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including, without limitation, any fuel price caps and fuel price collar or floor agreements and similar agreements or arrangements designed to protect against or manage fluctuations in fuel prices and any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, fines, additions to tax or penalties applicable thereto.

“Temasek” means Temasek Holdings (Private) Limited and each of its Affiliates but not including any of its portfolio companies.

“Term Loan Commitment” means (a) as to any Lender, the obligation of such Lender to make a portion of the Initial Term Loan, Incremental Term Loans and/or Refinancing Term

Loans, as applicable, to the Borrower hereunder on the Closing Date (in the case of the Initial Term Loan) or the applicable borrowing date (in the case of any Incremental Term Loan or any Refinancing Term Loan) in an aggregate principal amount not to exceed the amount set forth opposite such Lender’s name on Schedule 1 hereto (or, in the case of any Incremental Term Loan or any Refinancing Term Loan, on the applicable Lender Joinder Agreement or Refinancing Amendment, as applicable, as such amount may be increased, reduced or otherwise modified at any time or from time to time pursuant to the terms hereof and (b) as to all Lenders, the aggregate commitment of all Lenders to make such Term Loans.  The aggregate Term Loan Commitment of all Lenders on the Closing Date shall be $550,000,000.

“Term Loan Facility” means the term loan facility established pursuant to Article IV (including any new term loan facility established pursuant to Section 4.6, 4.7 or 5.13).

“Term Loan Maturity Date” means, on any date, the latest date on which any Term Loan then outstanding is scheduled to mature.

“Term Loan Note” means a promissory note made by the Borrower in favor of a Lender evidencing the portion of the Term Loans made by such Lender, substantially in the form attached as Exhibit A-3, and any substitutes therefor, and any replacements, restatements, renewals or extension thereof, in whole or in part.

“Term Loan Percentage” means, with respect to any Lender at any time, the percentage of the total outstanding principal balance of the Term Loans represented by the outstanding principal balance of such Lender’s Term Loans.

“Term Loans” means the Initial Term Loans and, if applicable, the Incremental Term Loans and “Term Loan” means any of such Term Loans.

“Total Credit Exposure” means, as to any Lender at any time, the unused Term Loan Commitments and outstanding Term Loans of such Lender at such time.

“Transaction” means any transaction; provided that if such transaction is part of a series of related transactions, “Transaction” refers to such related transactions as a whole.

“Transfer” has the meaning set forth in the definition of “Asset Sale.”

“UCC” means the Uniform Commercial Code as in effect in the State of New York.

“United States” means the United States of America.

“Unrestricted Subsidiary” means any Subsidiary of the Borrower that is designated as such in accordance with Section 8.12 and each Subsidiary of such designated Subsidiary, in each case, until such Person ceases to be an Unrestricted Subsidiary of the Borrower in accordance with Section 8.12 or ceases to be a Subsidiary of the Borrower.  As of the Closing Date, notwithstanding the provisions above of this definition, FTS International Ventures I, LLC, FTS International Ventures II, LLC and their respective Subsidiaries are hereby designated as Unrestricted Subsidiaries.

“U.S. Dollar Equivalent” means with respect to any monetary amount in a currency other than U.S. dollars, at any time for determination thereof, the amount of U.S. dollars obtained by converting such foreign currency involved in such computation into U.S. dollars at the spot rate for the purchase of U.S. dollars with the applicable foreign currency as published in The Wall Street Journal in the “Exchange Rates” column under the heading “Currency Trading” on the date two business days prior to such determination.

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning assigned thereto in Section 5.11(g).

“Voting Stock” means, with respect to any Person, securities of any class or classes of Capital Stock in such Person entitling the holders thereof generally to vote on the election of members of the Board of Directors or comparable body of such Person.

“Waivable Mandatory Prepayment” has the meaning assigned thereto in Section 4.4(b)(iii)(C).

“Wells Fargo” means Wells Fargo Bank, National Association, a national banking association.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:  (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.

“Wholly Owned Subsidiary” means, with respect to any specified Person, a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) are owned by such Person or by one or more Wholly Owned Subsidiaries of such Person.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” means any Credit Party and the Administrative Agent.

SECTION 1.2                                             Other Definitions and Provisions.  With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:  (a) the definitions of terms herein shall apply equally to the singular and plural forms of the terms defined, (b) whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms, (c) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (d) the word “will” shall be construed to have the same meaning and effect as the word “shall”, (e) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (f) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (g) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (h) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, (i) the term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form, (j) in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including” and (k) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

SECTION 1.3                                             Accounting Terms. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with GAAP, applied on a consistent basis, as in effect from time to time and in a manner consistent with that used in preparing the audited financial statements required by Section 8.1(a), except as otherwise specifically prescribed herein.

SECTION 1.4                                             UCC Terms.  Terms defined in the UCC in effect on the Closing Date and not otherwise defined herein shall, unless the context otherwise indicates, have the meanings provided by those definitions.  Subject to the foregoing, the term “UCC” refers, as of any date of determination, to the UCC then in effect.

SECTION 1.5                                             References to Agreement and Laws.  Unless otherwise expressly provided herein, (a) any definition or reference to formation documents, governing documents, agreements (including the Loan Documents) and other contractual documents or instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) any definition or reference to any Applicable Law, including, without limitation, the Code, the Commodity Exchange Act, ERISA, the Exchange Act, the PATRIOT Act, the Securities Act of 1933, the UCC, the Investment Company Act of 1940, the Interstate Commerce Act, the Trading with the Enemy Act of the United States or any of the foreign assets control regulations of the United States Treasury Department, shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Applicable Law.

SECTION 1.6                                             Times of Day.  Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

SECTION 1.7                                             Guarantees.  Unless otherwise specified, the amount of any Guarantee shall be the lesser of the principal amount of the obligations guaranteed and still outstanding and the maximum amount for which the guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Guarantee.

SECTION 1.8                                             Rounding.  Any financial ratios required to be determined pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio or percentage is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

SECTION 1.9                                             Financial Statements.  Any action of the Borrower or a Restricted Subsidiary that would be permitted based on delivery of financial statements to the Administrative Agent, will be permitted following the Closing Date and prior to the delivery of four full fiscal quarters of financial statements under this Agreement based on the consolidated financial statements of the Borrower for the most recently ended four fiscal quarters for which internal financial statements are available.

ARTICLE II

[Reserved]

ARTICLE III

[Reserved]

ARTICLE IV

TERM LOAN FACILITY

SECTION 4.1                                             Initial Term Loan.  Subject to the terms and conditions of this Agreement and the other Loan Documents, and in reliance upon the representations and warranties set forth in this Agreement and the other Loan Documents, each Lender severally agrees to make the Initial Term Loan to the Borrower on the Closing Date in a principal amount equal to such Lender’s Term Loan Commitment as of the Closing Date.  Notwithstanding the foregoing, if the total Term Loan Commitment as of the Closing Date is not drawn on the Closing Date, the undrawn amount shall automatically be cancelled.

SECTION 4.2                                             Procedure for Advance of Term Loan.

(a)                                 Initial Term Loan.  The Borrower shall give the Administrative Agent an irrevocable Notice of Borrowing prior to 12:00 p.m. on the Closing Date requesting that the Lenders make the Initial Term Loan as a Base Rate Loan on such date (provided that the Borrower may request, no later than three (3) Business Days prior to the Closing Date, that the Lenders make the Initial Term Loan as a LIBOR Rate Loan if the Borrower has delivered to the Administrative Agent a letter in form and substance reasonably satisfactory to the Administrative Agent indemnifying the Lenders in the manner set forth in Section 5.9 of this Agreement); notwithstanding the foregoing, the Borrower may give such irrevocable notice to the Administrative Agent by telephone, provided, that, such telephonic notice by the Borrower must be promptly confirmed by delivery to the Administrative Agent of a Notice of Borrowing.  Upon

receipt of such Notice of Borrowing from the Borrower, the Administrative Agent shall promptly notify each Lender thereof.  Not later than 2:00 p.m. on the Closing Date, each Lender will make available to the Administrative Agent for the account of the Borrower, at the Administrative Agent’s Office in immediately available funds, the amount of such Initial Term Loan to be made by such Lender on the Closing Date.  The Borrower hereby irrevocably authorizes the Administrative Agent to disburse the proceeds of the Initial Term Loan in immediately available funds by wire transfer to such Person or Persons as may be designated by the Borrower in writing.

(b)                                 Incremental Term Loans.  Any Incremental Term Loans shall be borrowed pursuant to, and in accordance with Section 5.13.

SECTION 4.3                                             Repayment of Term Loans.

(a)                                 Initial Term Loan.  The Borrower shall repay the aggregate outstanding principal amount of the Initial Term Loan in consecutive quarterly installments on the last Business Day of each of March, June, September and December commencing September 30, 2014 as set forth below, except as the amounts of individual installments may be adjusted pursuant to Section 4.4 hereof:

YEAR	PAYMENT DATE	PRINCIPAL INSTALLMENT ($)
2014	September 30	$1,375,000
	December 31	$1,375,000
2015	March 31	$1,375,000
	June 30	$1,375,000
	September 30	$1,375,000
	December 31	$1,375,000
2016	March 31	$1,375,000
	June 30	$1,375,000
	September 30	$1,375,000
	December 31	$1,375,000
2017	March 31	$1,375,000
	June 30	$1,375,000
	September 30	$1,375,000
	December 31	$1,375,000
2018	March 31	$1,375,000
	June 30	$1,375,000
	September 30	$1,375,000
	December 31	$1,375,000
2019	March 31	$1,375,000
	June 30	$1,375,000
	September 30	$1,375,000
	December 31	$1,375,000
2020	March 31	$1,375,000
	June 30	$1,375,000
	September 30	$1,375,000
	December 31	$1,375,000
2021	March 31	$1,375,000
	Initial Term Loan Maturity Date	Remaining principal amount of Initial Term Loans

If not sooner paid, the Initial Term Loan shall be paid in full, together with accrued interest thereon, on the Initial Term Loan Maturity Date.

(b)                                 Incremental Term Loans.  The Borrower shall repay the aggregate outstanding principal amount of each Incremental Term Loan (if any) as determined pursuant to, and in accordance with, Section 5.13.

SECTION 4.4                                             Prepayments of Term Loans.

(a)                                 Optional Prepayments.  The Borrower shall have the right at any time and from time to time, without premium or penalty, to prepay the Term Loans, in whole or in part, upon delivery to the Administrative Agent of a Notice of Prepayment not later than 12:00 p.m. (i) on the same Business Day as the prepayment of a Base Rate Loan and (ii) at least three (3) Business Days before the prepayment of a LIBOR Rate Loan, specifying the date and amount of repayment, whether the repayment is of LIBOR Rate Loans or Base Rate Loans or a combination thereof, and if a combination thereof, the amount allocable to each and the Class or Classes of Term Loan being prepaid, and if a combination thereof, the amount allocable to each.  Each optional prepayment of the Term Loans hereunder shall be in an aggregate principal amount of at least $1,000,000 or any whole multiple of $500,000 in excess thereof and shall be applied, on a pro rata basis, to the outstanding principal installments of the Initial Term Loan and, if applicable, any Incremental Term Loans, as directed by the Borrower.  Each repayment shall be accompanied by any amount required to be paid pursuant to Sections 4.4(c) and 5.9 hereof.  A Notice of Prepayment received after 12:00 p.m. shall be deemed received on the next Business Day.  Each prepayment of the outstanding Term Loans pursuant to this Section shall be applied in direct order of maturities to the principal repayment installments (or proportional fractions thereof) applicable to each such Term Loan pursuant to Section 4.3, or as otherwise directed by the Borrower.  The Administrative Agent shall promptly notify the applicable Lenders of each Notice of Prepayment.  Notwithstanding the foregoing, any Notice of Prepayment delivered in connection with any refinancing of all or any portion of the Term Loan Facility with the proceeds of such refinancing or of any other incurrence of Indebtedness or the receipt of net cash proceeds of any equity issuance or Asset Sale may be, if expressly so stated to be, contingent upon the consummation of such refinancing, incurrence or receipt and may be revoked by the Borrower in the event such refinancing is not consummated or such net cash proceeds are not received; provided that the delay or failure of such contingency shall not relieve the Borrower from its obligations in respect thereof under Section 5.9.

(b)                                 Mandatory Prepayments.

(i)                                     Debt Issuances.  The Borrower shall make mandatory principal prepayments of the Term Loans in the manner set forth in clause (iii)(A) below in an amount equal to one hundred percent (100%) of the aggregate Net Cash Proceeds from any Debt Issuance not otherwise permitted pursuant to Section 9.1 or any Refinancing Term Loans or Refinancing Notes.  Such prepayment shall be made within five (5) Business Days after the date of receipt of the Net Cash Proceeds of any such Debt Issuance.

(ii)                                  Asset Sales.  During the 365 days after the receipt of any Net Available Cash from an Asset Sale (other than Specified ABL Facility Assets) the Borrower or a Restricted Subsidiary, as the case may be, shall make mandatory prepayments of the Term Loans.  The Borrower may apply such mandatory prepayment, at its option:

(A)                               to repay (a) Indebtedness constituting Pari Passu Lien Obligations (and, if the Indebtedness repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto); provided that if the Borrower shall so reduce Pari Passu Lien Obligations, the Borrower will equally and ratably reduce the aggregate principal amount of Term Loans then outstanding in the manner set forth in clause (iii) below at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest and additional interest, if any, (b) Indebtedness constituting Pari Passu Indebtedness other than Pari Passu Lien Obligations so long as the Asset Sale proceeds are with respect to non-Collateral (provided that if the Borrower shall so reduce Pari Passu Indebtedness, the Borrower will equally and ratably reduce the aggregate principal amount of Term Loans then outstanding in the manner set forth in clause (iii) below), or (c) Indebtedness of a Restricted Subsidiary that is not a Guarantor;

(B)                               to purchase Replacement Assets (or enter into a binding agreement to purchase such Replacement Assets); provided that (a) such purchase is consummated no later than the later of (i) the 360th day after such Asset Sale or (ii) 180 days after the date of such binding agreement entered into within 360 days after such Asset Sale, (b) if such purchase is not consummated within the period set forth in subclause (c), an amount equal to the Net Available Cash not so applied will be deemed to be Excess Proceeds (as defined below) and (d) if such Net Available Cash is received in respect of Collateral, the Replacement Assets, to the extent constituting Notes/Term Collateral or ABL Collateral and not an Excluded Asset, shall be pledged as Collateral;

(C)                               to make a  Collateral Waivable Mandatory Prepayment pursuant to sub-clause (iii)(B) below; or

(D)                               to make a Waivable Mandatory Prepayment pursuant to sub-clause (iii)(C) below.

Pending the final application of any Net Available Cash, the Borrower may temporarily reduce Indebtedness under any Credit Facility or otherwise expend or invest such Net Available Cash in any manner that is not prohibited by this Agreement.

An amount equal to any Net Available Cash from Asset Sales of Collateral (other than Specified ABL Facility Assets) that is not invested or applied as provided and within the time period set forth in clause (b)(ii) above  will be deemed to constitute “Collateral Excess Proceeds.”

An amount equal to any Net Available Cash from Asset Sales of non-Collateral (other than Specified ABL Facility Assets) that is not invested or applied as provided and within the time period set forth in clause (b)(ii) above  will be deemed to constitute “Excess Proceeds.”

(iii)                               Notice; Manner of Payment.

(A)                               Upon the occurrence of any event triggering the prepayment requirement under clauses (i) or (ii) above, the Borrower shall promptly deliver a Notice of Prepayment to the Administrative Agent and upon receipt of such notice, the Administrative Agent shall promptly so notify the Lenders.  Each prepayment of the Initial Term Loans under this Section shall be applied to reduce on a pro rata basis the next twelve scheduled principal installments thereof in direct order of maturity and then to the remaining scheduled principal installments of the Initial Term Loans pursuant to Section 4.3.  Proceeds of any Refinancing Term Loans shall be applied solely to prepay each applicable Class of Term Loans so refinanced.  Notwithstanding the foregoing, to the extent any Incremental Term Loans, Extended Term Loans or Refinancing Term Loans are made, the application of prepayments of Term Loans pursuant to this clause (iii) shall be made on a pro rata basis among the Initial Term Loans, Incremental Term Loans, Extended Term Loans and Refinancing Term Loans (except to the extent that any applicable Refinancing Amendment provides that the Class of Term Loans made thereunder shall be entitled to less than pro rata treatment).

(B)                               If and when the aggregate amount of Collateral Excess Proceeds exceeds $35,000,000, the Borrower shall make a prepayment (a “Collateral Waivable Mandatory Prepayment”) in an amount equal to 100% of the Ratable Share of the Collateral Excess Proceeds (such amount, the “Collateral Prepayment Amount”).  The Borrower shall notify the Administrative Agent in writing at least five Business Days prior to any such prepayment specifying the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid and a reasonably detailed calculation of the amount of such Collateral Prepayment Amount. Promptly following receipt of any such notice, the Administrative Agent shall thereafter notify each Lender of the amount of such Lender’s pro rata share of such Collateral Prepayment Amount and Lender’s option to decline such amount.  Each Lender may reject all or a portion of its pro rata share, or other applicable share of any Waivable Mandatory Prepayment required to be made pursuant to this Section 4.4(b) (such declined amounts, the “Collateral Declined Proceeds”) by providing written notice (each, a “Rejection Notice”) to the Administrative Agent and the Borrower no later than 5:00 p.m., New York time, two (2) Business Days after the date of such Lender’s receipt of Notice of Prepayment.  Each Rejection Notice from a given Lender shall specify the principal amount of the Collateral Prepayment Amount rejected by such Lender.  If a Lender fails to deliver a Rejection Notice within the time frame specified above or such Rejection Notice fails to specify the principal amount of rejected Term Loans, any such failure shall be deemed an acceptance of the total amount of the Lender’s pro rata share of such Collateral Prepayment Amount.  Subject to the terms of the agreements governing any other Pari Passu Lien Obligations or Indebtedness secured by a Permitted Lien, any Collateral Prepayment Amount not actually applied to repay, prepay or redeem Pari Passu Lien Obligations or obligations secured by a Permitted Lien (other than any Lien that is junior or subordinated to the Lien securing the Obligations) shall be re-offered to the non-rejecting Lenders. In the event of such a re-offer, the non-rejecting Lenders may elect, by written notice to the Administrative Agent within one Business Day of receiving notification of such re-offer, to decline all of the amount of such prepayment that is re-offered to them, in which case the aggregate amount of the prepayment that would have been applied to such Term Loans pursuant to such re-offer but was so declined shall be retained by the Borrower to be used for any other purpose not prohibited by this Agreement.  Prepayments shall be accompanied by accrued interest to the extent required by Section 5.1.

(C)                               If and when the aggregate amount of Excess Proceeds exceeds $35,000,000, the Borrower shall make a prepayment (a “Waivable Mandatory Prepayment”) in an amount equal to 100% of the Ratable Share of the Excess Proceeds (such amount, the “Non-Collateral Prepayment Amount”).  The Borrower shall notify the Administrative Agent in writing at least five Business Days prior to any such prepayment specifying the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid and a reasonably detailed calculation of the amount of such Non-Collateral Prepayment Amount. Promptly following receipt of any such notice, the Administrative Agent shall thereafter notify each Lender of the amount of such Lender’s pro rata share of such Non-Collateral Prepayment Amount and Lender’s option to decline such amount.  Each Lender may reject all or a portion of its pro rata share, or other applicable share of any Waivable Mandatory Prepayment required to be made pursuant to this Section 4.4(b) (such declined amounts, the “Declined Proceeds”) by providing written notice (each, a “Rejection Notice”) to the Administrative Agent and the Borrower no later than 5:00 p.m., New York time, two (2) Business Days after the date of such Lender’s receipt of Notice of Prepayment.  Each Rejection Notice from a given Lender shall specify the principal amount of the Non-Collateral Prepayment Amount rejected by such Lender.  If a Lender fails to deliver a Rejection Notice within the time frame specified above or such Rejection Notice fails to specify the principal amount of rejected Term Loans, any such failure shall be deemed an acceptance of the total amount of the Lender’s pro rata share of such Non-Collateral Prepayment Amount.  Subject to the terms of the agreements governing any other Pari Passu Indebtedness, any Non-Collateral Prepayment Amount not actually applied to repay, prepay or redeem Pari Passu Indebtedness shall be re-offered to the non-rejecting Lenders. In the event of such a re-offer, the non-rejecting Lenders may elect, by written notice to the Administrative Agent within one Business Day of receiving notification of such re-offer, to decline all of the amount of such prepayment that is re-offered to them, in which case the aggregate amount of the prepayment that would have been applied to such Term Loans pursuant to such re-offer but was so declined shall be retained by the Borrower to be used for any other purpose not prohibited by this Agreement.  Prepayments shall be accompanied by accrued interest to the extent required by Section 5.1.

(iv)                              No Reborrowings.  Amounts prepaid under the Term Loans pursuant to this Section may not be reborrowed.  Each prepayment shall be accompanied by any amount required to be paid pursuant to Section 5.9.

(c)                                  Call Premium.  In the event that, on or prior to the six-month anniversary of the Closing Date, the Borrower (i) makes any prepayment of the Initial Term Loans in connection with any Repricing Transaction (as defined below) or (ii) effects any amendment of this Agreement resulting in a Repricing Transaction, the Borrower shall pay to the Administrative Agent, for the ratable account of each applicable Lender, a fee in an amount equal to, (x) in the case of clause (i), a prepayment premium of 1.0% of the amount of the Initial Term Loans being prepaid and (y) in the case of clause (ii), a payment equal to 1.0% of the aggregate amount of the applicable Initial Term Loans outstanding immediately prior to such amendment that are affected by such Repricing Transaction.  Such fees shall be due and payable within five (5) Business Days of the date of the effectiveness of such Repricing Transaction.  For the purpose of this clause (c), “Repricing Transaction” means (a) any prepayment or repayment of the Initial Term Loans with the proceeds of, or any conversion of the Initial Term Loans into, any new or replacement tranche of term loans or Indebtedness bearing interest with an “effective yield” (taking into account upfront fees, interest rate spreads, interest rate benchmark floors and original issue discount, but excluding the effect of any arrangement, structuring, syndication or other fees payable in connection therewith that are not shared with all lenders or holders of such new or replacement loans) less than the “effective yield” applicable to the Initial Term Loans (as such comparative yields are determined in the reasonable judgment of the Administrative Agent consistent with generally accepted financial practices) and (b) any amendment to the pricing terms of the Initial Term Loans which reduces the “effective yield” applicable to the Initial Term Loans.

(d)                                 Change of Control.

(a)                                 Upon the occurrence of a Change of Control, each Lender will have the right to require the Borrower to repay all or any part of such Lender’s Term Loans in an amount equal to 101% of the principal amount thereof, plus accrued and unpaid interest (if any) to but not including the repayment date, except to the extent the Borrower has previously or concurrently elected to prepay the Term Loans in accordance with Section 4.4(a).

(b)                                 Within 30 days following any Change of Control, except to the extent that the Borrower has exercised its right to prepay the Term Loans in accordance with Section 4.4(a), the Borrower shall notify the Administrative Agent in writing, and the Administrative Agent shall promptly deliver notice to each Lender to the address of such Lender appearing in the Register or otherwise in accordance with Section 12.1 of the following (such notification, a “Change of Control Offer”):

(i)                                     that a Change of Control has occurred and that such Lender has the right to require the Borrower to repay such Lender’s Term Loans in an amount equal to 101% of the principal amount thereof, plus accrued and unpaid interest to but not including the repayment date;

(ii)                                  the circumstances and relevant facts and financial information regarding such Change of Control;

(iii)                               the repayment date (which shall be no earlier than thirty (30) days nor later than sixty (60) days from the date on which the Administrative Agent is notified) (the “Change of Control Payment Date”);

(iv)                              that unless the Borrower defaults in making the payment, all Term Loans accepted for payment pursuant to the Change of Control Offer will cease to accrue interest on the Change of Control Payment Date;

(v)                                 that Lenders electing to have any Term Loans repaid pursuant to a Change of Control Offer will be required to notify the Administrative Agent prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

(vi)                              that Lenders will be entitled to withdraw their election to require the Borrower to repay such Term Loans; provided that the Administrative Agent receives, not later than the close of business on the expiration date of the Change of Control Offer, a facsimile transmission, electronic mail or letter setting forth the name of such Lender, the principal amount of Term Loans to be repaid, and a statement that such Lender is withdrawing its election to have such Term Loans repaid; and

(vii)                           the other instructions determined by the Borrower or as reasonably requested by the Administrative Agent, consistent with this Section 4.4(d), that a Lender must follow in order to have its Term Loans repaid.

The notice, if delivered in a manner herein provided, shall be conclusively presumed to have been given, whether or not the Lender receives such notice.  If (x) the notice is delivered in a manner herein provided and (y) any Lender fails to receive such notice or a Lender receives such notice but it is defective, such Lender’s failure to receive such notice or such defect shall not affect the validity of the proceedings for the repayment of the Term Loans as to all other Lenders that properly received such notice without defect.

(c)                                  On the repayment date, the Borrower shall repay the Term Loans in an amount equal to 101% of the principal amount thereof, plus accrued and unpaid interest (if any) to but not including the repayment date to the Lenders electing such repayment.

(d)                                 A Change of Control Offer may be made in advance of a Change of Control, and conditioned upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

The Borrower will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Agreement and repays all Term Loans properly elected to be repaid and not withdrawn under such Change of Control Offer and the Borrower shall instruct the Administrative Agent to accept repayments made by such third party

SECTION 4.5                                             Reverse Dutch Auction Prepayments.

(a)                                 Notwithstanding anything to the contrary contained in this Agreement, the Borrower may at any time and from time to time after the Closing Date conduct reverse Dutch auctions in order to prepay Term Loans below par value on a non-pro rata basis (each, an “Auction”, and each such Auction to be managed exclusively by the Administrative Agent or another investment bank of recognized standing selected by the Borrower and reasonably acceptable to the Administrative Agent (in such capacity, the “Auction Manager”)), so long as the following conditions are satisfied:

(a)                                 each Auction shall be conducted in accordance with the procedures, terms and conditions set forth in this Section and such procedures as are either (A) set forth in Exhibit I or (B) otherwise agreed to by the applicable Auction Manager, the Administrative Agent and the Borrower (the “Alternate Auction Procedures”);

(b)                                 no Default or Event of Default shall have occurred and be continuing or would result therefrom on the date of the delivery of each notice of any Auction and at the time of prepayment of any Term Loans in connection with any Auction and after giving effect to any Indebtedness incurred in connection therewith;

(c)                                  the principal amount (calculated on the face amount thereof) of all Term Loans that the Borrower offers to repay in any such Auction shall be no less than $5,000,000 and whole increments of $100,000 in excess thereof (unless another amount is agreed to by the Administrative Agent and Auction Manager);

(d)                                 the aggregate principal amount (calculated on the face amount thereof) of all Term Loans so prepaid by the Borrower shall automatically be cancelled and retired by the Borrower on the settlement date of the relevant prepayment;

(e)                                  no more than one Auction may be ongoing at any one time;

(f)                                   the Borrower represents and warrants that, at the time of any prepayment of Term Loans pursuant to such Auction, neither the Borrower nor any of its Restricted Subsidiaries shall have any MNPI with respect to the Borrower or any of its Restricted Subsidiaries or Affiliates, any assets of the Borrower or any of its Restricted Subsidiaries, any Credit Party’s ability to perform any obligations under this Agreement or any other Loan Document or any other matter that may be material to a decision by any Lender to participate in any such prepayment of Term Loans pursuant to this Section, in any case, that has not been previously disclosed in writing to the Administrative Agent and the Lenders (other than because such Lender does not wish to receive MNPI) prior to such time;

(g)                                  at the time of each prepayment of Term Loans through the Auction, the Borrower shall have delivered to the Administrative Agent and the Auction Manager an officer’s certificate executed by a Responsible Officer of the Borrower certifying as to compliance with the preceding clauses (b) and (f) and Exhibit I or the Alternate Auction Procedures, as the case may be; and

(h)                                 any Auction shall be offered ratably to all Lenders with outstanding Term Loans of the applicable tranche that are to be prepaid on a pro rata basis.

(b)                                 The Borrower must terminate an Auction if it fails to satisfy one or more of the conditions set forth above or in Exhibit I or the Alternate Auction Procedures, as the case may be, which are required to be met at the time which otherwise would have been the time of prepayment of Term Loans pursuant to the respective Auction.  If the Borrower commences any Auction (and all relevant requirements set forth above which are required to be satisfied at the time of the commencement of the respective Auction have in fact been satisfied), and if at such time of commencement the Borrower reasonably believes that all required conditions set forth above which are required to be satisfied at the time of the prepayment of Term Loans pursuant to such Auction shall be satisfied, then the Borrower shall have no liability to any Lender for any termination of the respective Auction as a result of its failure to satisfy one or more of the conditions set forth above which are required to be met at the time which otherwise would have been the time of prepayment of Term Loans pursuant to the respective Auction, and any such failure shall not result in any Default or Event of Default hereunder. With respect to all prepayments of Term Loans made by the Borrower pursuant to this Section, (i) the Borrower shall pay on the settlement date of each such prepayment all accrued and unpaid interest and fees (except to the extent otherwise set forth in the relevant offering documents), if any, on the prepaid Term Loans up to the settlement date of such prepayment and (ii) such prepayments shall not constitute voluntary or mandatory payments or prepayments for purposes of this Agreement, including, without limitation, Section 4.4.

(c)                                  The Administrative Agent and the Lenders hereby consent to any Auction and the other transactions contemplated by this Section (provided that no Lender shall have an obligation to participate in any Auction) and hereby waive the requirements of any provision of this Agreement (including, without limitation, Sections 4.4 and 5.6) that may otherwise prohibit any Auction or any other transaction contemplated by this Section.  The parties hereto understand and acknowledge that prepayments of the Term Loans by the Borrower contemplated by this Section shall not constitute Investments by the Borrower.  The Auction Manager acting in its capacity as such hereunder shall be entitled to the benefits of the provisions of Article XI and Section 12.3 mutatis mutandis as if each reference therein to the “Administrative Agent” were a reference to the Auction Manager, and the Administrative Agent shall cooperate with the Auction Manager as reasonably requested by the Auction Manager in order to enable it to perform its responsibilities and duties in connection with each Auction.

SECTION 4.6                                             Extension of Maturity Date.

(a)                                 The Borrower may, upon written notice to the Administrative Agent (an “Extension Request”), which shall promptly notify the applicable Class of Lenders, request one or more extensions of the maturity date applicable to the Term Loans of a given Class (each, an “Existing Term Loan Tranche” and the extended loans of such Class, the “Extended Term Loans”) then in effect (such existing maturity date applicable to any Class of Term Loans being the “Existing Term Loan Maturity Date”) to a date specified in such Extension Request.

(b)                                 Each Extension Request shall specify the date on which the Borrower proposes that the extension shall be effective, which shall be a date reasonably satisfactory to the Administrative Agent.  Within the time period specified in such Extension Request, each applicable Lender shall notify the Administrative Agent whether it consents to such extension (which consent may be given or withheld in such Lender’s sole and absolute discretion).  Any

Lender not responding within the above time period shall be deemed not to have consented to such extension.  The Administrative Agent shall promptly notify the Borrower and the applicable Lenders of such Lenders’ responses.

(c)                                  The maturity date applicable to any Class of Term Loans shall be extended only with respect to such Existing Term Loan Tranche held by such Lenders that have consented thereto (the Lenders providing term loans that so consent being the “Extending Term Lenders” and the Lenders providing term loans that declined being the “Non-Extending Lenders”) (it being understood and agreed that, except for the consents of Extending Term Lenders no other consents shall be required hereunder for such extensions).  If so extended, the scheduled maturity date with respect to the Term Loans of the relevant Class held by the Extending Term Lenders shall be extended to the date specified in the Extension Request, which shall become the new maturity date of the applicable Class of Term Loans (such maturity date for the Term Loans so affected, the “Extended Term Loan Maturity Date”).  The Administrative Agent shall promptly confirm to the applicable Extending Term Lenders and Non-Extending Lenders such extension, specifying the effective date of such extension (the “Extension Effective Date”), the Existing Term Loan Maturity Date applicable to the Non-Extending Lenders, and the Extended Term Loan Maturity Date (after giving effect to such extension) applicable to the Extending Term Lenders.

(d)                                 The proposed terms of the Extended Term Loans to be established shall (x) be identical as offered to each Lender under the applicable tranche of Term Loan and (y) be identical to the Term Loans under the Existing Term Loan Tranche from which such Extended Term Loans are to be amended, except that:

(i)                                     the maturity date of the Extended Term Loans shall be later than the maturity date of the applicable Existing Term Loan Tranche;

(ii)                                  all or any of the scheduled amortization payments of principal of the Extended Term Loans may be delayed to later dates than the scheduled amortization payments of principal of the Term Loans of such Existing Term Loan Tranche, to the extent provided in the applicable Extension Amendment ;

(iii)                               the “effective yield” with respect to the Extended Term Loans (whether in the form of interest rate margin, upfront fees, original issue discount or otherwise) may be different than the “effective yield” for the Term Loans of such Existing Term Loan Tranche, in each case, to the extent provided in the applicable Extension Amendment;

(iv)                              additional fees and/or premiums may be payable to the Lenders providing such Extended Term Loan Loans in addition to any of the items contemplated by the preceding clause (iii).

(v)                                 the Extension Amendment may provide for other covenants and terms that apply solely to any period after the final maturity date of the Term Loans held by the Non-Extending Lenders that is in effect on the effective date of the Extension Amendment (immediately prior to the establishment of such Extended Term Loans); and

(vi)                              Extended Term Loans may have call protection as may be agreed by the Borrower and the Extending Lenders; provided that no Extended Term Loans may be optionally prepaid prior to the date on which all Term Loans with an earlier final stated maturity (including Term Loans under the Existing Term Loan Tranche from which they were amended) are repaid in full, unless such optional prepayment is accompanied by a pro rata optional prepayment of such other Term Loans.

(e)                                  As a condition precedent to such extension, the Borrower shall deliver to the Administrative Agent a certificate of the Borrower dated as of the Extension Effective Date, signed by a Responsible Officer of the Borrower certifying that, before and after giving effect to such extension, the representations and warranties contained in Article VII made by it that are qualified by materiality or Material Adverse Effect shall be true and correct, and the representations that are not so qualified shall be true and correct in all material respects, in each case on and as of the Extension Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case any such representation and warranty that is qualified by materiality or Material Adverse Effect shall be true and correct as of such earlier date and any such representation and warranty that is not so qualified shall be true and correct in all material respects as of such earlier date, and no Default or Event of Default exists or will exist as of the Extension Effective Date.

(f)                                   Notwithstanding anything to the contrary herein, the Borrower shall have the right, at any time after any applicable Extension Effective Date and prior to any applicable Existing Term Loan Maturity Date, at the Borrower’s sole expense and effort, upon notice to such Non-Extending Lender and the Administrative Agent, to require each such Non-Extending Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 12.9), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent (to the extent such consent is required pursuant to Section 12.9), which consent(s) shall not unreasonably be withheld or delayed, (ii) each Non-Extending Lender shall have received payment of an amount equal to the outstanding principal of its Term Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), (iii) the Borrower or such assignee shall have paid to the Administrative Agent the processing and recordation fee specified in Section 12.9(b)(iv) and (iv) in no event shall the Borrower be entitled to exercise its replacement right under this subclause (f) with respect to a Non-Extending Lender that is also acting as the Administrative Agent.  Any such replacement Lender shall for all purposes constitute an Extending Term Lender.

(g)                                  Notwithstanding the terms of Section 12.2, the Borrower and the Administrative Agent shall be entitled (without the consent of any other Lenders except to the extent required under subsection (c) above) to enter into any amendments (an “Extension Amendment”) to this Agreement that the Administrative Agent believes are necessary to appropriately reflect, or provide for the integration of, any extension of the maturity date and other amendments applicable to any Class of Term Loans pursuant to this Section 4.6.

(h)                                 At no time shall there be Classes of Term Loans hereunder which have more than three (3) different maturity dates.

SECTION 4.7                                             Refinancing Term Loans.

(a)                                 The Borrower may at any time and from time to time, by written notice to the Administrative Agent, request the establishment of one or more additional Classes of term loans under this Agreement (“Refinancing Term Loans”) or one or more series of debt securities (“Refinancing Notes”) to refinance all or a portion of any Class of Term Loans; provided that:

(i)                                     the proceeds of such Refinancing Term Loans and/or Refinancing Notes shall be applied, concurrently or substantially concurrently with the incurrence thereof, solely to the pro rata repayment of the outstanding Class of Term Loans being so refinanced;

(ii)                                  each Class of Refinancing Term Loans shall be in an aggregate amount of $5,000,000 or any whole multiple of $1,000,000 in excess thereof (or such other amount necessary to repay any Class of outstanding Term Loans in full);

(iii)                               such Refinancing Term Loans and/or Refinancing Notes shall be in an aggregate principal amount not greater than the aggregate principal amount of Term Loans to be refinanced or replaced, plus any accrued interest, premium, fees and expenses related thereto (including any original issue discount or upfront fees);

(iv)                              the final maturity date of such Refinancing Term Loans and/or Refinancing Notes shall be later than the maturity date of the Term Loans being refinanced (or, in the case of any unsecured Refinancing Term Loans or Refinancing Notes, later than the date 91 days after the latest final maturity date of the Term Loans existing at the time of such refinancing or replacement), and the Weighted Average Life to Maturity of such Refinancing Term Loans and/or Refinancing Notes shall be longer than the then remaining Weighted Average Life to Maturity of each Class of Term Loans being refinanced;

(v)                                 (A) the pricing, rate floors, discounts, fees and optional and mandatory prepayment or redemption provisions applicable to such Refinancing Term Loans and/or Refinancing Notes shall be as agreed between the Borrower and the Refinancing Term Lenders and/or Refinancing Note Holders so long as, in the case of any mandatory prepayment or redemption provisions, such Refinancing Term Lenders and/or Refinancing Note Holders do not participate on a greater than pro rata basis in any such prepayments as compared to the Lenders and (B) the covenants, other terms and security documents applicable to such Refinancing Term Loans (excluding those terms described in the immediately preceding clause (A)), shall be substantially identical to, or (taken as a whole) no more favorable (as reasonably determined by the Borrower) to the Refinancing Term Lenders and/or Refinancing Note Holders than those applicable to the Class of Term Loans being refinanced or replaced, except to the extent such covenants and other terms apply solely to any period after the latest final maturity date of the Term Loans existing at the time of such refinancing or replacement (or, in the case of any unsecured lien Refinancing Term Loans or Refinancing Notes, after the date 91 days after such latest final maturity date) as certified by the chief financial officer of the Borrower prior to such incurrence or issuance;

(vi)                              additional fees and/or premiums may be payable to the Lenders providing such Refinancing Loans in addition to any of the items contemplated by the preceding clause (v);

(vii)                           no Restricted Subsidiary is a borrower or a guarantor with respect to such Refinancing Term Loans or Refinancing Notes unless such Restricted Subsidiary is a Guarantor which shall have previously or substantially concurrently guaranteed the Secured Obligations;

(viii)                        any Unrestricted Subsidiary shall be an “unrestricted subsidiary” under the terms of any Refinancing Term Loans or Refinancing Notes;

(ix)                              no existing Lender shall be required to provide any Refinancing Term Loans and/or Refinancing Notes;

(x)                                 the Refinancing Term Loans and/or Refinancing Notes may rank pari passu or junior in right of payment with the remaining Term Loans or may be unsecured so long as the holders of any Refinancing Term Loans or Refinancing Notes (or a duly authorized agent on their behalf) that are subordinated in right of payment are subject to a subordination agreement in form and substance reasonably acceptable to the Administrative Agent and the Borrower;

(xi)                              the Refinancing Term Loans and/or Refinancing Notes may be secured by the Collateral on a pari passu basis so long as (A) the holders of any Refinancing Notes (or a duly authorized agent on their behalf) that are secured on a pari passu basis are subject to the Pari Passu Intercreditor Agreement and the Junior Lien Intercreditor Agreement and (B) any Refinancing Notes are (x) not secured by any assets that do not also constitute Collateral and (y) secured pursuant to security documentation that is, taken as a whole, not materially more restrictive to the Credit Parties than the Security Documents.

(b)                                 Each such notice shall specify (x) the date (each, a “Refinancing Effective Date”) on which the Borrower proposes that the Refinancing Term Loans and/or Refinancing Notes be made, which shall be a date reasonably acceptable to the Administrative Agent and (y) in the case of Refinancing Term Loans, the identity of the Persons (each of which shall be a Person that would be an Eligible Assignee (for this purpose treating a Lender of Refinancing Term Loans as if it were an assignee)) whom the Borrower proposes would provide the Refinancing Term Loans and the portion of the Refinancing Term Loans to be provided by each such Person.  On each Refinancing Effective Date, each Person with a commitment for a Refinancing Term Loan (each such Person, a “Refinancing Term Lender”) or Refinancing Notes (each such Person, a “Refinancing Note Holder”) shall make a Refinancing Term Loan to the Borrower, and/or purchase Refinancing Notes from the Borrower, in a principal amount equal to such Person’s commitment therefor.

(c)                                  This Section 4.7 shall supersede any provisions in Section 5.6 or Section 12.2 to the contrary (but shall be in addition to and not in lieu of the second paragraph of Section 12.2).  The Refinancing Term Loans shall be documented by a Refinancing Amendment executed by the Persons providing the Refinancing Term Loans (and the other Persons specified in the definition of Refinancing Amendment but no other existing Lender), and the Refinancing Amendment may provide for such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 4.7.  The Refinancing Notes shall be established pursuant to documentation which shall be consistent with the provisions set forth in Section 4.7(a).  The effectiveness of any Refinancing Amendment shall be subject to the satisfaction on the date thereof of conditions consistent with the conditions in Section 6.1 and, to the extent reasonably requested by the Administrative Agent, receipt by the Administrative Agent of (i) customary legal opinions, board resolutions and officers’ certificates consistent with those delivered on the Closing Date (conformed as appropriate) other than changes to such legal opinions resulting from a change in law, change in fact or change to counsel’s form of opinion reasonably satisfactory to the Administrative Agent and (ii) reaffirmation agreements and/or such amendments to the Security Documents as may be reasonably requested by the Administrative Agent in order to ensure that such Refinancing Term Loan is provided with the benefit of the applicable Loan Documents.

ARTICLE V

GENERAL LOAN PROVISIONS

SECTION 5.1                                             Interest.

(a)                                 Interest Rate Options.  Subject to the provisions of this Section, at the election of the Borrower, the Term Loans shall bear interest at (A) the Base Rate plus the Applicable Margin or (B) the LIBOR Rate plus the Applicable Margin (provided that the LIBOR Rate shall not be available until three (3) Business Days (or four (4) Business Days with respect to a LIBOR Rate based on a twelve month Interest Period) after the Closing Date unless the Borrower has delivered to the Administrative Agent a letter in form and substance reasonably satisfactory to the Administrative Agent indemnifying the Lenders in the manner set forth in Section 5.9 of this Agreement).  The Borrower shall select the rate of interest and Interest Period, if any, applicable to any Term Loan at the time a Notice of Borrowing is given or at the time a Notice of Conversion/Continuation is given pursuant to Section 5.2.

(b)                                 Default Rate.  Subject to Section 10.3, (i) immediately upon the occurrence and during the continuance of an Event of Default under Section 10.1(a), (b), (g) or (h), (A) all outstanding LIBOR Rate Loans shall bear interest at a rate per annum of two percent (2%) in excess of the rate (including the Applicable Margin) then applicable to LIBOR Rate Loans until the end of the applicable Interest Period, (B) all outstanding Base Rate Loans and other Obligations arising hereunder or under any other Loan Document shall bear interest at a rate per annum equal to two percent (2%) in excess of the rate (including the Applicable Margin) then applicable to Base Rate Loans or such other Obligations arising hereunder or under any other Loan Document and (C) all accrued and unpaid interest shall be due and payable on demand of the Administrative Agent.  Interest shall continue to accrue on the Obligations after the filing by or against the Borrower of any petition seeking any relief in bankruptcy or under any Debtor Relief Law.

(c)                                  Interest Payment and Computation.  Interest on each Base Rate Loan shall be due and payable in arrears on the last Business Day of each calendar quarter commencing on June 30, 2014; and interest on each LIBOR Rate Loan shall be due and payable on the last day of each Interest Period applicable thereto, and if such Interest Period extends over three (3) months, at the end of each three (3) month interval during such Interest Period.  All computations of interest for Base Rate Loans when the Base Rate is determined by the Prime Rate shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed.  All other computations of fees and interest provided hereunder shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365/366-day year).

(d)                                 Maximum Rate.  In no contingency or event whatsoever shall the aggregate of all amounts deemed interest under this Agreement charged or collected pursuant to the terms of this Agreement exceed the highest rate permissible under any Applicable Law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto.  In the event that such a court determines that the Lenders have charged or received interest hereunder in excess of the highest applicable rate, the rate in effect hereunder shall automatically be reduced to the maximum rate permitted by Applicable Law and the Lenders shall at the Administrative Agent’s option (i) promptly refund to the Borrower any interest received by the Lenders in excess of the maximum lawful rate or (ii) apply such excess to the principal balance of the Obligations.  It is the intent hereof that the Borrower not pay or contract to pay, and that neither the Administrative Agent nor any Lender receive or contract to receive, directly or indirectly in any manner whatsoever, interest in excess of that which may be paid by the Borrower under Applicable Law.

SECTION 5.2                                             Notice and Manner of Conversion or Continuation of Term Loans.  Provided that no Default or Event of Default has occurred and is then continuing, the Borrower shall have the option to (a) convert at any time all or any portion of any outstanding Base Rate Loans in a principal amount equal to $5,000,000 or any whole multiple of $1,000,000 in excess thereof into one or more LIBOR Rate Loans and (b) upon the expiration of any Interest Period, (i) convert all or any part of its outstanding LIBOR Rate Loans in a principal amount equal to $3,000,000 or a whole multiple of $1,000,000 in excess thereof into Base Rate Loans or (ii) continue such LIBOR Rate Loans as LIBOR Rate Loans.  Whenever the Borrower desires to convert or continue Term Loans as provided above, the Borrower shall give the Administrative Agent irrevocable prior written notice in the form attached as Exhibit E (a “Notice of Conversion/Continuation” ; however, such irrevocable notice may be given to the Administrative Agent by telephone, provided, that, such telephonic notice by the Borrower must be promptly confirmed by delivery to the Administrative Agent of a Notice of Conversion/Continuation)  not later than 12:00 p.m. three (3) Business Days before the day on which a proposed conversion or continuation of such Term Loan is to be effective specifying (A) the Term Loans to be converted or continued, and, in the case of any LIBOR Rate Loan to be converted or continued, the last day of the Interest Period therefor, (B) the effective date of such conversion or continuation (which shall be a Business Day), (C) the principal amount of such Term Loans to be converted or continued, and (D) the Interest Period to be applicable to such converted or continued LIBOR Rate Loan; provided that if the Borrower wishes to request LIBOR Rate Loans having an Interest

Period of twelve months in duration, such notice must be received by the Administrative Agent not later than 12:00 p.m. four (4) Business Days prior to the requested date of such conversion or continuation, whereupon the Administrative Agent shall give prompt notice to the applicable Lenders of such request and determine whether the requested Interest Period is acceptable to all of them.  If the Borrower fails to give a timely Notice of Conversion/Continuation prior to the end of the Interest Period for any LIBOR Rate Loan, or if the Borrower requests a conversion to, or continuation of, LIBOR Rate Loans, but fails to specify an Interest Period, then the applicable LIBOR Rate Loan shall be continued as a LIBOR Rate Loan with an Interest Period equal to the immediately preceding Interest Period or, if none, an Interest Period of one month.  Any such automatic conversion or continuation shall be effective as of the last day of the Interest Period then in effect with respect to the applicable LIBOR Rate Loan.  The Administrative Agent shall promptly notify the affected Lenders of such Notice of Conversion/Continuation.

SECTION 5.3                                             Fees.  The Borrower shall pay to the Arrangers, the Administrative Agent and the Lenders such other fees, if any, as shall have been separately agreed upon in writing in the amounts and at the times so specified.

SECTION 5.4                                             Manner of Payment.  Each payment by the Borrower on account of the principal of or interest on the Term Loans or of any fee, commission or other amounts payable to the Lenders under this Agreement shall be made not later than 2:00 p.m. on the date specified for payment under this Agreement to the Administrative Agent at the Administrative Agent’s Office for the account of the Lenders entitled to such payment in Dollars, in immediately available funds and shall be made without any set off, counterclaim or deduction whatsoever.  Any payment received after such time but before 3:00 p.m. on such day shall be deemed a payment on such date for the purposes of Section 10.1, but for all other purposes shall be deemed to have been made on the next succeeding Business Day.  Any payment received after 3:00 p.m. shall be deemed to have been made on the next succeeding Business Day for all purposes.  Upon receipt by the Administrative Agent of each such payment, the Administrative Agent shall distribute to each such Lender at its address for notices set forth herein its Term Loan Percentage in respect of the Term Loans (or other applicable share as provided herein) of such payment and shall wire advice of the amount of such credit to each Lender.  Each payment to the Administrative Agent of Administrative Agent’s fees or expenses shall be made for the account of the Administrative Agent and any amount payable to any Lender under Sections 5.9, 5.10, 5.11 or 12.3 shall be paid to the Administrative Agent for the account of the applicable Lender.  Subject to the definition of Interest Period, if any payment under this Agreement shall be specified to be made upon a day which is not a Business Day, it shall be made on the next succeeding day which is a Business Day and such extension of time shall in such case be included in computing any interest if payable along with such payment.  Notwithstanding the foregoing, if there exists a Defaulting Lender each payment by the Borrower to such Defaulting Lender hereunder shall be applied in accordance with Section 5.15(a)(ii).

SECTION 5.5                                             Evidence of Indebtedness.  The Extensions of Credit made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business.  The accounts or records maintained by the Administrative Agent (including the Register maintained pursuant to Section 12.9(c)) and each Lender shall be conclusive absent manifest error of the amount of the Extensions of Credit made by the Lenders to the Borrower and the interest and payments thereon.  Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations.  In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the Register and the corresponding accounts and records of the Administrative Agent (including the Register maintained pursuant to Section 12.9(c)) shall control in the absence of manifest error.  Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Term Loan Note which shall evidence such Lender’s Term Loans in addition to such accounts or records.  Each Lender may attach schedules to its Term Loan Notes with respect to the date, amount and maturity of its Term Loans and payments with respect thereto.

SECTION 5.6                                             Sharing of Payments by Lenders.  If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Term Loans or other obligations hereunder resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Term Loans and accrued interest thereon or other such obligations (other than pursuant to Sections 5.9, 5.10, 5.11 or 12.3) greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Term Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Term Loans and other amounts owing them; provided that:

(i)                                     if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and

(ii)                                  the provisions of this paragraph shall not be construed to apply to (A) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Term Loans to any assignee or participant, other than to the Borrower or any of its Subsidiaries or Affiliates (as to which the provisions of this paragraph shall apply).

Each Credit Party consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Credit Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Credit Party in the amount of such participation.

SECTION 5.7                                             Administrative Agent’s Clawback.

(a)                                 Funding by Lenders; Presumption by Administrative Agent.  Unless the Administrative Agent shall have received notice from a Lender (i) in the case of Base Rate Loans, not later than 12:00 noon on the date of any proposed borrowing and (ii) otherwise, prior to the proposed date of any borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 4.2 and may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the daily average Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans.  If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period.  If such Lender pays its share of the applicable borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Term Loan included in such borrowing.  Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(b)                                 Payments by the Borrower; Presumptions by Administrative Agent.  Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(c)                                  Nature of Obligations of Lenders Regarding Extensions of Credit.  The obligations of the Lenders under this Agreement to make the Term Loans are several and are not joint or joint and several.  The failure of any Lender to make available its Term Loan Percentage of any Term Loan requested by the Borrower shall not relieve it or any other Lender of its obligation, if any, hereunder to make its Term Loan Percentage of such Term Loan available on the borrowing date, but no Lender shall be responsible for the failure of any other Lender to make its Term Loan Percentage of such Term Loan available on the borrowing date.

SECTION 5.8                                             Changed Circumstances.

(a)                                 Circumstances Affecting LIBOR Rate Availability.  In connection with any request for a LIBOR Rate Loan or a conversion to or continuation thereof, if for any reason (i) the Administrative Agent shall determine (which determination shall be conclusive and binding absent manifest error) that Dollar deposits are not being offered to banks in the London interbank Eurodollar market for the applicable amount and Interest Period of such Term Loan, (ii) the Administrative Agent shall determine in good faith (which determination shall be conclusive and binding absent manifest error) that reasonable and adequate means do not exist for the ascertaining the LIBOR Rate for such Interest Period with respect to a proposed LIBOR Rate Loan or (iii) the Required Lenders shall determine (which determination shall be conclusive and binding absent manifest error) that the LIBOR Rate does not adequately and fairly reflect the cost to such Lenders of making or maintaining such Term Loans during such Interest Period, then the Administrative Agent shall promptly give written notice thereof to the Borrower as to such determination and the basis therefor.  Thereafter the obligation of the Lenders to make LIBOR Rate Loans and the right of the Borrower to convert any Term Loan to or continue any Term Loan as a LIBOR Rate Loan shall be suspended (until such time as the conditions or events described in clauses (i) through (iii) of the preceding sentence and specified in the written notice described in the preceding sentence shall no longer exist or shall have otherwise been remedied, at which time, the Administrative Agent shall revoke the foregoing written notice), and the Borrower shall upon receipt of such written notice and for so long as the same has not been revoked by the Administrative Agent either (A) repay in full (or cause to be repaid in full) the then outstanding principal amount of each such LIBOR Rate Loan together with accrued interest thereon (subject to Section 5.1(d)), on the last day of the then current Interest Period applicable to such LIBOR Rate Loan; or (B) convert the then outstanding principal amount of each such LIBOR Rate Loan to a Base Rate Loan as of the last day of such Interest Period.

(b)                                 Laws Affecting LIBOR Rate Availability.  If, after the date hereof, the introduction of, or any change in, any Applicable Law or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any of the Lenders (or any of their respective Lending Offices) with any request or directive (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, shall make it unlawful or impossible for any of the Lenders (or any of their respective Lending Offices) to honor its obligations hereunder to make or maintain any LIBOR Rate Loan, such Lender shall promptly give notice thereof to the Administrative Agent and the Administrative Agent shall promptly give written notice to the Borrower and the other Lenders as to such circumstances and the basis therefor.  Thereafter, until the Administrative Agent notifies the Borrower that such circumstances specified in the written notice described in the preceding sentence no longer exist or have otherwise been remedied, (i) the obligations of the Lenders to make LIBOR Rate Loans, and the right of the Borrower to convert any Term Loan to a LIBOR Rate Loan or continue any Term Loan as a LIBOR Rate Loan shall be suspended and thereafter the Borrower may select only Base Rate Loans and (ii) if any of the Lenders may not lawfully continue to maintain a LIBOR Rate Loan to the end of the then current Interest Period applicable thereto, the applicable Term Loan shall immediately be converted to a Base Rate Loan for the remainder of such Interest Period.

SECTION 5.9                                             Indemnity.  Upon demand from time to time of any Lender and receipt by the Borrower of written notice thereof from the Administrative Agent, the Borrower shall indemnify each of the Lenders against any actual loss or expense (including any actual loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain a LIBOR Rate Loan or from fees payable to terminate the deposits from which such funds were obtained, but not any loss of anticipated profits) which may arise or be attributable to each Lender’s obtaining, liquidating or employing deposits or other funds acquired to effect, fund or maintain any Term Loan (a) as a consequence of any failure by the Borrower to make any payment when due of any amount due hereunder in connection with a LIBOR Rate Loan, (b) due to any failure of the Borrower (for a reason other than the failure of such Lender to make a Term Loan) to borrow, continue or convert on a date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation or (c) due to any payment, prepayment or conversion of any LIBOR Rate Loan on a date other than the last day of the Interest Period therefor.  A certificate of such Lender setting forth in reasonable detail the factual basis for, and calculations used in, determining such amount or amounts necessary to compensate such Lender shall be forwarded to the Borrower through the Administrative Agent and shall be presumed to be correct save for manifest error.

SECTION 5.10                                      Increased Costs.

(a)                                 Increased Costs Generally.  If any Change in Law shall:

(i)                                     impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or advances, loans or other credit extended by, any Lender (except any reserve requirement reflected in the LIBOR Rate);

(ii)                                  subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)                               impose on any Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or LIBOR Rate Loans made by such Lender;

and the result of any of the foregoing shall be to (i) increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Term Loan (or of maintaining its obligation to make any such Term Loan) or (ii) to reduce the amount of any sum received or receivable by such Lender or such other Recipient hereunder (whether of principal, interest or any other amount) then, in each case, upon written request of such Lender or other Recipient, the Borrower shall promptly pay to any such Lender or other Recipient, as the case may be, such additional amount or amounts necessary to compensate such Lender or other Recipient, as the case may be, for such additional costs incurred or reduction suffered, as set forth in such certificate (absent manifest error).

(b)                                 Capital Requirements.  If any Lender determines that any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Term Loan Commitment of such Lender or the Term Loans made by such Lender to a level below that which such Lender or such Lender’s holding company would have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time upon written request of such Lender the Borrower shall promptly pay to such Lender such additional amount or amounts necessary to compensate such Lender or such Lender’s holding company for any such reduction suffered, as set forth in such certificate (absent manifest error).

(c)                                  Certificates for Reimbursement.  A certificate of a Lender or such other Recipient setting forth in reasonable detail the factual basis for, and calculations used in, determining such amount or amounts necessary to compensate such Lender or such other Recipient or any of their respective holding companies, as the case may be, as specified in paragraph (a) or (b) of this Section and delivered to the Borrower, shall be conclusive absent manifest error.

(d)                                 Delay in Requests.  Failure or delay on the part of any Lender or such other Recipient to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or such other Recipient’s right to demand such compensation; provided that the Borrower shall not be required to compensate any Lender or any other Recipient pursuant to this Section for any increased costs incurred or reductions suffered more than 90 days prior to the date that such Lender or such other Recipient, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s or such other Recipient’s intention to claim compensation therefor (except that if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 90-day period referred to above shall be extended to include the period of retroactive effect thereof).

SECTION 5.11                                      Taxes.

(a)                                 Defined Terms.  For purposes of this Section 5.11, the term “Applicable Law” includes FATCA.

(b)                                 Payments Free of Taxes.  Any and all payments by or on account of any obligation of any Credit Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law.  If any Applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Credit Party shall be increased as necessary so that, after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section), the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c)                                  Payment of Other Taxes by the Credit Parties.  The Credit Parties shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d)                                 Indemnification by the Credit Parties.  The Credit Parties shall jointly and severally indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto (other than those incurred as a result of the bad faith, gross negligence or willful misconduct of such Recipient), whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided, however, that the Credit Parties shall not be obligated to make payment to a Recipient pursuant to this Section 5.11(d) in respect of penalties, interest and other similar liabilities attributable to any Indemnified Taxes required to be withheld or deducted from a payment to such Recipient or payable or paid by such Recipient, if written demand therefor has not been made by such Recipient within 90 days from the date on which it received written notice of the imposition of Indemnified Taxes by the relevant Governmental Authority (but only to the extent that making such demand after such 90-day period gave rise to such penalties, interest and other similar liabilities); provided further that, if the Indemnified Taxes imposed or asserted giving rise to such claims are retroactive, then the 90-day period referred to above shall be extended to include the period of retroactive effect thereof.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Recipient (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Recipient, shall be conclusive absent manifest error.

(e)                                  Indemnification of the Administrative Agent by the Lenders.  Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Credit Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Credit Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.9(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f)                                   Evidence of Payments.  As soon as practicable after any payment of Taxes by any Credit Party to a Governmental Authority pursuant to this Section 5.11, such Credit Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g)                                  Status of Lenders.

(i)                                     Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times prescribed by law and at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 5.11(g)(ii)(A), (ii)(B), (ii)(C) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)                                  Without limiting the generality of the foregoing:

(A)                               Any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from United States federal backup withholding tax;

(B)                               any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1)                                 in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, United States federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, United States federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)                                 executed originals of IRS Form W-8ECI;

(3)                                 in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit H-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable,; or

(4)                                 to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-2 or Exhibit H-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-4 on behalf of each such direct and indirect partner;

(C)                               any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in United States federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)                               if a payment made to a Lender under any Loan Document would be subject to United States federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (D),

“FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(h)                                 Treatment of Certain Refunds.  If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 5.11 (including by the payment of additional amounts pursuant to this Section 5.11), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).  Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i)                                     [Reserved]

(j)                                    Survival.  Each party’s obligations under this Section 5.11 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Term Loan Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

SECTION 5.12                                      Mitigation Obligations; Replacement of Lenders.

(a)                                 Designation of a Different Lending Office.  If any Lender requests compensation under Section 5.10, or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.11, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Term Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 5.10 or Section 5.11, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such

Lender.  The Borrower hereby agrees to pay all reasonable out-of-pocket costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)                                 Replacement of Lenders.  If any Lender requests compensation under Section 5.10, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.11, and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 5.12(a), or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 12.9), all of its interests, rights (other than its existing rights to payments pursuant to Section 5.10 or Section 5.11) and obligations under, and interests in, as applicable, its outstanding Term Loans and this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i)                                     the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 12.9;

(ii)                                  such Lender shall have received payment of an amount equal to the outstanding principal of its Term Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 5.9) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts, including any amounts under Section 4.4(c));

(iii)                               in the case of any such assignment resulting from a claim for compensation under Section 5.10 or payments required to be made pursuant to Section 5.11, such assignment will result in a reduction in such compensation or payments thereafter;

(iv)                              such assignment does not conflict with Applicable Law; and

(v)                                 in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply and such Lender has notified the Borrower thereof in writing.  Each Lender hereby grants to the Administrative Agent an irrevocable power of attorney (which power is coupled with an interest) to execute and deliver, on behalf of such Lender as assignor, any Assignment and Assumption necessary to effectuate any assignment of such Lender’s interests hereunder in the circumstances contemplated by this Section 5.12(b).

SECTION 5.13                                      Incremental Term Loans.

(a)                                 At any time following the Closing Date, the Borrower may by written notice to the Administrative Agent elect to request the establishment of one or more incremental term loan commitments (any such incremental term loan commitment, an “Incremental Term Loan Commitment”) to make one or more additional term loans under this Agreement (any such additional term loan, an “Incremental Term Loan”); provided that (1) the total aggregate principal amount for all such Incremental Term Loan Commitments shall not (as of any date of incurrence thereof) exceed the sum of (i) $300,000,000 and (ii) an unlimited amount so long as after giving pro forma effect thereto (assuming that any such Incremental Term Loan Commitment is fully drawn) the Senior Secured Net Leverage Ratio would not exceed 4.00 to 1.00 and (2) the total aggregate amount for each Incremental Term Loan Commitment (and the Incremental Term Loans made thereunder) shall not be less than a minimum principal amount of $50,000,000 or, if less, the remaining amount permitted pursuant to the foregoing clause (1).  Each such notice shall specify the date (each, an “Increased Amount Date”) on which the Borrower proposes that any Incremental Term Loan Commitment shall be effective, which shall be a date not less than five (5) Business Days after the date on which such notice is delivered to Administrative Agent.  The Borrower may invite any Lender, any Affiliate of any Lender and/or any Approved Fund, and/or any other Person reasonably satisfactory to the Administrative Agent, to provide an Incremental Term Loan Commitment (any such Person, an “Incremental Lender”).  Any proposed Incremental Lender offered or approached to provide all or a portion of any Incremental Term Loan Commitment may elect or decline, in its sole discretion, to provide such Incremental Term Loan Commitment.  Any Incremental Term Loan Commitment shall become effective as of such Increased Amount Date; provided that:

(A)                               no Default or Event of Default shall exist on such Increased Amount Date immediately before or immediately after giving effect to (1) any Incremental Term Loan Commitment, (2) the making of any Incremental Term Loans pursuant thereto and (3) any transaction consummated in connection therewith; provided, that, solely with respect to any Incremental Term Loan Commitment incurred in connection with a Permitted Acquisition, no Default or Event of Default shall exist at the time of delivering notice of electing to establish the Incremental Term Loan Commitment and no Event of Default under Section 10.1(a), (b), (g) or (h) shall have occurred and be continuing immediately after giving effect to the Incremental Term Loans provided on such date;

(B)                               [Reserved];

(C)                               each of the representations and warranties contained in Article VII shall be true and correct in all material respects, except to the extent any such representation and warranty is qualified by materiality or reference to Material Adverse Effect, in which case, such representation and warranty shall be true, correct and complete in all respects, on such Increased Amount Date with the same effect as if made on and as of such date (except for any such representation and warranty that by its terms is made only as of an earlier date, which representation and warranty shall remain true and correct as of such earlier date) ; provided, that, solely with respect to any Incremental Term Loan Commitment incurred in connection with a Permitted Acquisition; only the Specified

Representations shall be required to be true and correct in all material respects (without duplication of any materiality qualifiers set forth therein);

(D)                               the proceeds of any Incremental Term Loans shall be used for general corporate purposes of the Borrower and its Subsidiaries (including acquisitions and investments); and

(E)                                each Incremental Term Loan Commitment (and the Incremental Term Loans made thereunder) shall constitute Obligations of the Borrower and shall be secured and guaranteed with the other Extensions of Credit on a pari passu basis.

(b)                                 The terms of each Incremental Term Loan shall be set forth in the relevant Lender Joinder Agreement and shall reflect the following:

(i)                                     such Incremental Term Loan will not have a shorter weighted average life to maturity than the remaining weighted average life to maturity of the Initial Term Loan or a maturity date (such incremental maturity date, the “Incremental Term Loan Maturity Date”) earlier than the Initial Term Loan Maturity Date;

(ii)                                  the Applicable Margin and pricing grid, if applicable, for such Incremental Term Loan shall be determined by the applicable Incremental Lenders and the Borrower on the applicable Increased Amount Date; provided that if the Applicable Margin in respect of any Incremental Term Loan incurred within twelve (12) months following the Closing Date exceeds the Applicable Margin for the Initial Term Loan by more than 0.50%, then the Applicable Margin for the Initial Term Loan shall be increased so that the Applicable Margin in respect of such Initial Term Loan is equal to the Applicable Margin for the Incremental Term Loan minus 0.50%; provided further in determining the Applicable Margin(s) applicable to each Incremental Term Loan and the Applicable Margin(s) for the Initial Term Loan, (AA) original issue discount (“OID”) or upfront fees (which shall be deemed to constitute like amounts of OID) payable by the Borrower to the Lenders under such Incremental Term Loan or the Initial Term Loan in the initial primary syndication thereof shall be included (with OID being equated to interest based on assumed four-year life to maturity) and (BB) customary arrangement or commitment fees payable to any Lead Arranger (or its affiliates) in connection with the Initial Term Loan or to one or more arrangers (or their affiliates) of any Incremental Term Loan shall be excluded (it being understood that the effects of any and all interest rate floors shall be included in determining Applicable Margin(s) under this provision); and

(iii)                               except as provided above, the other terms and documentation in respect of any Incremental Term Loans shall be (A) substantially consistent (taken as a whole) with the Term Loan Facility existing as such time, (B) no more favorable (taken as a whole) to the Lenders providing such Incremental Term Loans than those applicable to the Term Loans existing at such time, as reasonably determined by the Borrower, or (C) otherwise, will be reasonably satisfactory to the Administrative Agent and the Borrower;

(A)                               any Incremental Lender making any Incremental Term Loan shall be entitled to the same voting rights as the existing Lenders under the Term Loan Facility and each Incremental Term Loan shall receive proceeds of prepayments on the same basis as the Initial Term Loan (such prepayments to be shared pro rata on the basis of the original aggregate funded amount thereof among the Initial Term Loan and the Incremental Term Loans); and

(B)                               such Incremental Term Loan Commitments shall be effected pursuant to one or more Lender Joinder Agreements executed and delivered by the Borrower, the Administrative Agent and the applicable Incremental Lenders (which Lender Joinder Agreement may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provisions of this Section 5.13); and

(C)                               the Borrower shall deliver or cause to be delivered any customary legal opinions or other documents (including, without limitation, a resolution duly adopted by the board of directors (or equivalent governing body) of each Credit Party authorizing such Incremental Term Loan and/or Incremental Term Loan Commitment) reasonably requested by Administrative Agent in connection with any such transaction.

(c)

(i)                                     The Incremental Term Loans shall be deemed to be Term Loans; provided that such Incremental Term Loan shall be designated as a separate tranche of Term Loans for all purposes of this Agreement.

(ii)                                  The Incremental Lenders shall be included in any determination of the Required Lenders and, unless otherwise agreed, the Incremental Lenders will not constitute a separate voting class for any purposes under this Agreement.

(d)                                 On any date on which any Incremental Term Loan Commitment becomes effective, subject to the foregoing terms and conditions, each Incremental Lender with an Incremental Term Loan Commitment shall make, or be obligated to make, an Incremental Term Loan to the Borrower in an amount equal to its Incremental Term Loan Commitment and shall become a Lender hereunder with respect to such Incremental Term Loan Commitment and the Incremental Term Loan made pursuant thereto.

SECTION 5.14                                      [Reserved].

SECTION 5.15                                      Defaulting Lenders.

(a)                                 Defaulting Lender Adjustments.  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:

(i)                                     Waivers and Amendments.  Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders and Section 12.2.

(ii)                                  Defaulting Lender Waterfall.  Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article X or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 12.4 shall be applied at such time or times as may be determined by the Administrative Agent as follows:  first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Term Loan or funded participation in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Term Loans and funded participations under this Agreement and; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (1) such payment is a payment of the principal amount of any Term Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (2) such Term Loans were made at a time when the conditions set forth in Section 6.1, 4.7 or 5.13, as applicable,  were satisfied or waived, such payment shall be applied solely to pay the Term Loans of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Term Loans of such Defaulting Lender until such time as all Term Loans are held by the Lenders pro rata in accordance with the Term Loan Commitments under the applicable Term Loan Facility.  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section 5.15(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

ARTICLE VI

CONDITIONS OF CLOSING AND BORROWING

SECTION 6.1                                             Conditions to Closing and Initial Extensions of Credit.  The obligation of the Lenders to close this Agreement and to make the initial Term Loans or is subject to the satisfaction of each of the following conditions:

(a)                                 Executed Loan Documents.  This Agreement, a Term Loan Note in favor of each Lender requesting a Term Loan Note, the Security Documents and the Guaranty and Security Agreement, together with any other applicable Loan Documents, shall have been duly authorized, executed and delivered to the Administrative Agent by the parties thereto, shall be in full force and effect and no Default or Event of Default shall exist hereunder or thereunder.

(b)                                 Closing Certificates; Etc.  The Administrative Agent shall have received each of the following in form and substance reasonably satisfactory to the Administrative Agent:

(i)                                     Officer’s Certificate.  A certificate from a Responsible Officer of the Borrower to the effect that (A) all representations and warranties of the Credit Parties contained in this Agreement and the other Loan Documents are true, correct and complete in all material respects (except to the extent any such representation and warranty is qualified by materiality or reference to Material Adverse Effect, in which case, such representation and warranty shall be true, correct and complete in all respects); and (B) after giving effect to the Closing Date Transactions, no Default or Event of Default has occurred and is continuing.

(ii)                                  Certificate of Secretary of each Credit Party.  A certificate of a Responsible Officer of each Credit Party certifying as to the incumbency and genuineness of the signature of each officer of such Credit Party executing Loan Documents to which it is a party and certifying that attached thereto is a true, correct and complete copy of (A) the articles or certificate of incorporation or formation (or equivalent), as applicable, of such Credit Party and all amendments thereto, certified as of a recent date by the appropriate Governmental Authority in its jurisdiction of incorporation, organization or formation (or equivalent), as applicable, (B) the bylaws or other governing document of such Credit Party as in effect on the Closing Date, (C) resolutions duly adopted by the board of directors (or other governing body) of such Credit Party authorizing and approving the transactions contemplated hereunder and the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party, and (D) each certificate required to be delivered pursuant to Section 6.1(b)(iii).

(iii)                               Certificates of Good Standing.  Certificates as of a recent date of the good standing (to the extent such concept exists in the applicable jurisdiction) of each Credit Party under the laws of its jurisdiction of incorporation, organization or formation (or equivalent), as applicable.

(iv)                              Opinions of Counsel.  Opinions of counsel to the Credit Parties addressed to the Administrative Agent and the Lenders with respect to the Credit Parties, the Loan Documents and such other matters as the Administrative Agent shall reasonably request (which such opinions shall expressly permit reliance by permitted successors and assigns of the Administrative Agent and the Lenders on customary terms).

(c)                                  Personal Property Collateral.

(i)                                     Filings and Recordings.  The Administrative Agent shall have received all documents to be filed or recorded in the United States that are necessary to perfect the security interests of the Administrative Agent, on behalf of the Secured Parties, in the Collateral and the Administrative Agent shall have received evidence reasonably satisfactory to the Administrative Agent that upon such filings and recordations such security interests constitute valid and perfected (i) first priority Liens thereon (subject to Permitted Liens) in the case of Notes/Term Collateral and (ii) second priority Liens thereon (subject to Permitted Liens) in the case of ABL Collateral.

(ii)                                  Pledged Collateral.  The Administrative Agent shall have received original stock certificates or other certificates evidencing the certificated Equity Interests pledged pursuant to the Security Documents, together with an undated stock power for each such certificate duly executed in blank by the registered owner thereof, but excluding any documentation relative to foreign laws.

(iii)                               Lien Search.  The Administrative Agent shall have received the results of a Lien search (including a search as to bankruptcy, tax and intellectual property matters), in form and substance reasonably satisfactory thereto, made against the Credit Parties under the Uniform Commercial Code (or applicable judicial docket) as in effect in each jurisdiction in which filings or recordations under the Uniform Commercial Code should be made to evidence or perfect security interests in all assets of such Credit Party, indicating among other things that the assets of each such Credit Party are free and clear of any Lien (except for Permitted Liens).

(iv)                              Property and Liability Insurance.  The Administrative Agent shall have received, in each case in form and substance reasonably satisfactory to the Administrative Agent, evidence of property hazard, business interruption and liability insurance covering each Credit Party (with appropriate endorsements naming the Administrative Agent as lender’s loss payee on all certificates for property hazard insurance and as additional insured on all certificates for liability insurance), and, if requested by the Administrative Agent, copies of such insurance policies.

(d)                                 [Reserved]

(e)                                  Governmental and Third Party Approvals.  The Credit Parties shall have received all material governmental, shareholder and third party consents and approvals necessary in connection with the transactions contemplated by this Agreement and the other Loan Documents.

(f)                                   [Reserved]

(g)                                  Financial Matters.

(i)                                     Financial Statements.  The Administrative Agent shall have received the audited Consolidated balance sheet of the Borrower and its Subsidiaries as of December 31, 2013, and the related audited statements of income and retained earnings and cash flows for the Fiscal Year then ended.

(ii)                                  Financial Projections.  The Administrative Agent shall have received projections prepared by management of the Borrower, of balance sheets, income statements and cash flow statements on a quarterly basis for the first year following the Closing Date and on an annual basis for each year thereafter through 2018.

(iii)                               Solvency Certificate.  The Borrower shall have delivered to the Administrative Agent a certificate, in form and substance reasonably satisfactory to the Administrative Agent, and certified as accurate by a Responsible Officer of the Borrower, that after giving effect to the Closing Date Transactions, the Borrower and its Restricted Subsidiaries, on a Consolidated basis, are Solvent.

(iv)                              Payment at Closing.  The Borrower shall have paid or made arrangements to pay contemporaneously with closing (A) to the Administrative Agent, the Arrangers and the Lenders the fees set forth or referenced in Section 5.3 and any other accrued and unpaid fees or commissions due hereunder, (B) all fees, charges and disbursements of counsel to the Administrative Agent (directly to such counsel if requested by the Administrative Agent) to the extent accrued and unpaid prior to or on the Closing Date and required to be paid pursuant to the Fee Letter and (C) the Administrative Agent and any Lender such amount as may be due pursuant to this Agreement, in each case to the extent invoiced at least one Business Day prior to the Closing Date.

(h)                                 Miscellaneous.

(i)                                     Existing Indebtedness.  All existing Indebtedness of the Borrower and its Subsidiaries (including Indebtedness under the Existing Credit Agreement but excluding Indebtedness permitted pursuant to Section 9.1) shall be repaid in full, all commitments (if any) in respect thereof shall have been terminated and all guarantees therefor and security therefor shall be released (in each case, other than with respect to any cash collateral for outstanding letters of credit and ongoing indemnity obligations), and the Administrative Agent shall have received pay-off letters in form and substance reasonably satisfactory to it evidencing such repayment, termination and release.

(ii)                                  PATRIOT Act, etc.  The Borrower and each of the Guarantors shall have provided to the Administrative Agent and the Lenders the documentation and other information reasonably requested by the Administrative Agent at least three Business Days prior to the Closing Date in order to comply with requirements of the PATRIOT Act, applicable “know your customer” and anti-money laundering rules and regulations.

SECTION 6.2                                             Conditions to All Extensions of Credit.  The obligations of the Lenders to make or participate in any Extensions of Credit (including the initial Extension of Credit, but excluding any Extension of Credit pursuant to Section 5.13), are subject to the satisfaction of the following conditions precedent on the relevant borrowing date:

(a)                                 Continuation of Representations and Warranties.  The representations and warranties contained in Article VII shall be true and correct in all material respects, except for any representation and warranty that is qualified by materiality or reference to Material Adverse Effect, which such representation and warranty shall be true and correct in all respects, on and as of such borrowing date with the same effect as if made on and as of such date (except for any such representation and warranty that by its terms is made only as of an earlier date, which representation and warranty shall remain true and correct in all material respects as of such earlier date, except for any representation and warranty that is qualified by materiality or reference to Material Adverse Effect, which such representation and warranty shall be true and correct in all respects as of such earlier date).

(b)                                 No Existing Default.  No Default or Event of Default shall have occurred and be continuing on the borrowing date with respect to such Term Loan or after giving effect to the Term Loans to be made on such date.

(c)                                  Notices.  The Administrative Agent shall have received a Notice of Borrowing from the Borrower in accordance with Section 4.2.

Without limiting the generality of the provisions of the last paragraph of Section 11.3, for purposes of determining compliance with the conditions specified in Section 6.1 and Section 6.2, the Administrative Agent and each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES OF THE CREDIT PARTIES

To induce the Administrative Agent and Lenders to enter into this Agreement and to induce the Lenders to make Extensions of Credit, the Borrower hereby represents and warrants to the Administrative Agent and the Lenders both before and after giving effect to the transactions contemplated hereunder, which representations and warranties shall be deemed made on the Closing Date and as otherwise set forth in this Agreement, that:

SECTION 7.1                                             Organization; Power; Qualification.  Each Credit Party and each Subsidiary thereof (a) is duly organized, validly existing and in good standing (to the extent such concept is applicable in the relevant jurisdiction) under the laws of the jurisdiction of its incorporation or formation, (b) has the power and authority to own its Properties and to carry on its business as now being and hereafter proposed to be conducted and (c) is duly qualified and authorized to do business in each jurisdiction in which the character of its Properties or the nature of its business requires such qualification and authorization except in jurisdictions where the failure to be so qualified or in good standing could not reasonably be expected to result in a Material Adverse Effect.  The jurisdictions in which each Credit Party and each Subsidiary thereof are organized and qualified to do business as of the Closing Date are described on Schedule 7.1.

SECTION 7.2                                             Ownership.  Schedule 7.2 hereto identifies each Subsidiary as of the Closing Date, noting whether such Subsidiary is a Material Subsidiary and a Restricted Subsidiary or Unrestricted Subsidiary, the jurisdiction of its incorporation or organization, as the case may be, the percentage of issued and outstanding shares of each class of its capital stock or other equity interests owned by the Borrower and the other Subsidiaries and, if such percentage is not 100% (excluding directors’ qualifying shares as required by law), a description of each class issued and outstanding.  All of the outstanding shares of capital stock and other equity interests of each Subsidiary are validly issued and outstanding and fully paid and nonassessable (to the extent such concepts are applicable in the relevant jurisdiction) and all such shares and other equity interests indicated on Schedule 7.2 as owned by the Borrower or another Subsidiary are owned, beneficially and of record, by the Borrower or any Subsidiary free and clear of all Liens, other than Permitted Liens and Liens created under the Loan Documents.  There are no outstanding commitments or other obligations of any Subsidiary to issue, and no options, warrants or other rights of any Person to acquire, any shares of any class of capital stock or other equity interests of any Subsidiary.

SECTION 7.3                                             Authorization; Enforceability.  Each Credit Party has the right, power and authority and has taken all necessary organizational action to authorize the execution, delivery and performance of this Agreement and each of the other Loan Documents to which it is a party in accordance with their respective terms.  This Agreement and each of the other Loan Documents have been duly executed and delivered by the duly authorized officers of each Credit Party party thereto, and each such document constitutes the legal, valid and binding obligation of each Credit Party that is a party thereto, enforceable against such Credit Party in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar state or federal Debtor Relief Laws from time to time in effect which affect the enforcement of creditors’ rights in general and the availability of equitable remedies and requirements of reasonableness, good faith and fair dealing.

SECTION 7.4                                             Compliance of Agreement, Loan Documents and Borrowing with Laws, Etc.  The execution, delivery and performance by each Credit Party thereof of the Loan Documents to which each such Person is a party, in accordance with their respective terms, the Extensions of Credit hereunder and the transactions contemplated hereby or thereby do not and will not, by the passage of time, the giving of notice or otherwise, (a) require any Governmental Approval that have not been obtained or violate any Applicable Law relating to any Credit Party or any Restricted Subsidiary thereof where the failure to obtain such Governmental Approval or such violation could reasonably be expected to have a Material Adverse Effect, (b) conflict with, result in a breach of or constitute a default under the articles of incorporation, bylaws or other organizational documents of any Credit Party, (c) conflict with, result in a breach of or constitute a default under any indenture, agreement or other instrument to which such Person is a party or by which any of its properties may be bound or any Governmental Approval relating to such Person, which could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (d) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by such Person other than Permitted Liens or (e) require any consent or authorization of, filing with, or other act in respect of, an arbitrator or Governmental Authority and no consent of any other Person is required in connection with the execution, delivery, performance, validity or enforceability of this Agreement other than (i) consents, authorizations, filings or other acts or consents for which the failure to obtain or make could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (ii) consents or filings under the UCC.

SECTION 7.5                                             Compliance with Law; Governmental Approvals.  Each Credit Party and each Restricted Subsidiary thereof (a) has all Governmental Approvals required by any Applicable Law for it to conduct its business, (b) is in compliance with each Governmental Approval applicable to it and in compliance with all other Applicable Laws relating to it or any of its properties and (c) has timely filed all material reports, documents and other materials required to be filed by it under all Applicable Laws with any Governmental Authority and has retained all material records and documents required to be retained by it under Applicable Law, except in each case of clauses (a), (b) and (c), where the failure to have, comply or file would not reasonably be expected to result in a Material Adverse Effect.

SECTION 7.6                                             Taxes.  Each Credit Party and each Subsidiary has timely filed or caused to be timely filed all federal, state, local and other Tax returns required by Applicable Law to have been filed (except for extensions duly obtained) and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which such Credit Party or such Restricted Subsidiary, as applicable, has set aside on its books adequate reserves in accordance with GAAP applicable to it or (b) to the extent that the failure to do so would not reasonably be expected to result in a Material Adverse Effect.

SECTION 7.7                                             [Reserved].

SECTION 7.8                                             Environmental Matters.  Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect:

(a)                                 to its knowledge, the properties owned, leased or operated by each Credit Party and each Subsidiary thereof now or in the past do not contain, and have not previously contained, any Hazardous Materials in amounts or concentrations which constitute or constituted a violation of applicable Environmental Laws;

(b)                                 to its knowledge, each Credit Party and each Subsidiary thereof and such properties and all operations conducted in connection therewith are in compliance, and have been in compliance, with all applicable Environmental Laws, and there is no contamination by Hazardous Materials at, under or about such properties or such operations which could interfere with the continued operation of such properties or impair the fair saleable value thereof;

(c)                                  no Credit Party nor any Subsidiary thereof has received any unresolved notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters, Hazardous Materials, or compliance with Environmental Laws;

(d)                                 to its knowledge, Hazardous Materials have not been transported or disposed of to or from the properties owned, leased or operated by any Credit Party or any Subsidiary thereof in violation of, or in a manner or to a location which would reasonably be expected to give rise to liability under, Environmental Laws, nor have any Hazardous Materials been generated, treated, stored or disposed of at, on or under any of such properties in violation of, or in a manner that would reasonably be expected to give rise to liability under, any applicable Environmental Laws;

(e)                                  no judicial proceedings or governmental or administrative action is pending, or, to the knowledge of the Borrower, threatened, under any Environmental Law to which any Credit

Party or any Subsidiary thereof is or, to the knowledge of the Borrower, will be named as a potentially responsible party, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any applicable Environmental Law with respect to any Credit Party or any Subsidiary thereof; and

(f)                                   to its knowledge, there has been no release or threat of release, of Hazardous Materials at or from properties owned, leased or operated by any Credit Party or any Subsidiary, now or in the past, in violation of or in amounts or in a manner that could give rise to liability under applicable Environmental Laws.

SECTION 7.9                                             Employee Benefit Matters.  No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.

SECTION 7.10                                      Margin Stock.  The Credit Parties are not engaged principally or as one of its activities in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” (as each such term is defined or used, directly or indirectly, in Regulation U of the Board of Governors of the Federal Reserve System).  No part of the proceeds of any of the Term Loans will be used for any purpose that violates the provisions of Regulation U or X of such Board of Governors.

SECTION 7.11                                      Government Regulation.  No Credit Party is an “investment company” (as defined or used in the Investment Company Act of 1940).

SECTION 7.12                                      [Reserved].

SECTION 7.13                                      [Reserved].

SECTION 7.14                                      [Reserved].

SECTION 7.15                                      Financial Statements.  The audited and unaudited financial statements delivered pursuant to Section 6.1(f)(i) fairly present, in all material respects, on a Consolidated basis the financial position of the Borrower and its Subsidiaries as at such dates, and the results of the operations and cash flows for the periods then ended (other than customary year-end adjustments for unaudited financial statements and the absence of footnotes from unaudited financial statements).  All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP (other than the absence of footnotes from unaudited financial statements).  The projections delivered pursuant to Section 6.1(g)(ii) and were prepared in good faith on the basis of the assumptions stated therein, which assumptions are believed to be reasonable in light of then existing conditions except that such financial projections and statements shall be subject to normal year end closing and audit adjustments (it being recognized by the Lenders that projections are not to be viewed as facts and that the actual results during the period or periods covered by such projections may vary from such projections).

SECTION 7.16                                      No Material Adverse Change.  Since the date of the most recent audited financial statements delivered pursuant to Article VI or Section 8.1(a), there has been no material adverse change in the properties, business, operations, or financial condition of the Borrower and its Restricted Subsidiaries, taken as a whole, and no event has occurred or circumstance arisen, either individually or in the aggregate, that would reasonably be expected to have a Material Adverse Effect.

SECTION 7.17                                      Solvency.  The Credit Parties, on a Consolidated basis, are Solvent.

SECTION 7.18                                      [Reserved].

SECTION 7.19                                      Litigation.  There are no material actions, suits or proceedings pending nor, to its knowledge, threatened against or in any other way relating adversely to or affecting any Credit Party or any Subsidiary thereof or any of their respective properties in any court or before any arbitrator of any kind or before or by any Governmental Authority that could reasonably be expected to have a Material Adverse Effect.

SECTION 7.20                                      Anti-Terrorism; Anti-Money Laundering.  No Credit Party nor any of its Subsidiaries or, to their knowledge, any of their Related Parties (i) is an “enemy” or an “ally of the enemy” within the meaning of Section 2 of the Trading with the Enemy Act of the United States (50 U.S.C. App. §§ 1 et seq.), (ii) is in violation of (A) the Trading with the Enemy Act, (B) any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V) or any enabling legislation or executive order relating thereto or (C) the PATRIOT Act (collectively, the “Anti-Terrorism Laws”) or (iii) is a Sanctioned Person.  No part of the proceeds of any Extension of Credit hereunder will be used by any Credit Party or any Subsidiary thereof unlawfully directly or indirectly to fund any operations in, finance any investments or activities in or make any payments to, a Sanctioned Person or a Sanctioned Country, or in any other manner that will result in any violation by any Credit Party or any Subsidiary thereof of any Anti-Terrorism Laws.

SECTION 7.21                                      Absence of Defaults.  No Default or Event of Default has occurred and is continuing.

SECTION 7.22                                      Disclosure.  The written information furnished in writing to the Administrative Agent and the Lenders by or on behalf of any Credit Party or any Subsidiary thereof to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) (excluding projected financial information, pro forma financial information, estimated financial information and other projected or estimated information contained in such information), taken as a whole and after giving effect to any updates provided, does not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements contained therein, in the light of the circumstances under which they were made, not misleading; provided that (x) it is understood that financial statements only contain such disclosures as are required by GAAP and (y) with respect to projected financial information, pro forma financial information, estimated financial information and other projected or estimated information (including those delivered subsequent to the Closing Date), the Borrower only represents that such information was prepared in good faith based upon assumptions believed to be reasonable at the time (it being recognized by the Administrative Agent and the Lenders that projections are not to be viewed as facts and that the actual results during the period or periods covered by such projections may vary from such projections and such differences may be material).

ARTICLE VIII

AFFIRMATIVE COVENANTS

Until all of the Obligations (other than contingent indemnification obligations not then due) have been paid and satisfied in full in cash and the Term Loan Commitments terminated, the Borrower will, and will cause each of its Restricted Subsidiaries to:

SECTION 8.1                                             Financial Statements and Budgets.  Deliver to the Administrative Agent (which shall promptly make such information available to the Lenders in accordance with its customary practice):

(a)                                 Annual Financial Statements.  Within ninety (90) days after the end of each Fiscal Year (commencing with the Fiscal Year ended December 31, 2014), an audited Consolidated balance sheet of the Borrower and its Subsidiaries as of the close of such Fiscal Year and audited Consolidated statements of income, retained earnings and cash flows for such Fiscal Year and a report containing management’s discussion and analysis of such financial statements for such Fiscal Year, including the notes thereto, all in reasonable detail setting forth in comparative form the corresponding figures as of the end of and for the preceding Fiscal Year and prepared in accordance with GAAP and, if applicable, containing disclosure of the effect on the financial position or results of operations of any change in the application of accounting principles and practices during the year.  Such annual financial statements shall be audited by Ernst & Young LLP or any other independent certified public accounting firm of recognized national standing reasonably acceptable to the Administrative Agent, and accompanied by a report and opinion thereon by such certified public accountants prepared in accordance with generally accepted auditing standards that is not subject to any “going concern” or similar qualification or exception or any qualification as to the scope of such audit.

(b)                                 Quarterly Financial Statements.  Within forty-five (45) days after the end of the first three fiscal quarters of each Fiscal Year (commencing with the fiscal quarter ended March 31, 2014, an unaudited Consolidated balance sheet of the Borrower and its Subsidiaries as of the close of such fiscal quarter and unaudited Consolidated statements of income, retained earnings and cash flows for such fiscal quarter and a report containing management’s discussion and analysis of such financial statements for such fiscal quarter and that portion of the Fiscal Year then ended, including the notes thereto, all in reasonable detail setting forth in comparative form the corresponding figures as of the end of and for the corresponding period in the preceding Fiscal Year and prepared by the Borrower in accordance with GAAP and, if applicable, containing disclosure of the effect on the financial position or results of operations of any change in the application of accounting principles and practices during the period, and certified by a Responsible Officer of the Borrower to present fairly in all material respects the financial condition of the Borrower and its Subsidiaries on a Consolidated basis as of their respective dates and the results of operations of the Borrower and its Subsidiaries for the respective periods then ended, subject to normal year-end adjustments and the absence of footnotes;

provided that to the extent any non-Guarantor Subsidiaries do not collectively meet the definition of “minor” under Rule 3-10 of Regulation S-X, using 6% instead of 3%, any such annual and quarterly information provided pursuant to Sections 8.1(a) and (b) shall include consolidated financial information for the Borrower and the Guarantors, separate from any non-Guarantor Subsidiaries, with respect to revenue, net income, Consolidated Cash Flow, total assets and total liabilities.

(c)           Annual Business Plan and Budget.  Within sixty (60) days after the end of each Fiscal Year, a projected Consolidated income statement, balance sheet and statement of cash flows of the Borrower and its Restricted Subsidiaries on a quarterly basis for the upcoming Fiscal Year.

SECTION 8.2               Certificates; Other Reports.  Deliver to the Administrative Agent (which shall promptly make such information available to the Lenders in accordance with its customary practice):

(a)           at each time financial statements are delivered pursuant to Sections 8.1(a) or (b), a duly completed Officer’s Compliance Certificate signed by a Responsible Officer of the Borrower to the effect that no Default or Event of Default exists or, if any Default or Event of Default does exist, specifying the nature and extent thereof; and

(b)           promptly upon the request thereof, such other information and documentation required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations (including, without limitation, the PATRIOT Act), as from time to time reasonably requested by the Administrative Agent or any Lender; and

(c)           such other information regarding the operations, business affairs and financial condition of any Credit Party or any Restricted Subsidiary thereof as the Administrative Agent or any Lender may reasonably request.

Documents required to be delivered pursuant to Section 8.1(a) or (b) or Section 8.2(c) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed in Section 12.1; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that the Borrower shall notify the Administrative Agent (by facsimile or electronic mail), which upon receipt shall notify each Lender, of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions of such documents.  Except for such Officer’s Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arrangers will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on Debt Domain, IntraLinks, SyndTrak Online or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”).  The Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, means that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arrangers, and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 12.10); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) the Administrative Agent and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”  Notwithstanding the foregoing, the Borrower shall be under no obligation to mark any Borrower Materials “PUBLIC”.

SECTION 8.3               Notice of Litigation and Other Matters.  Promptly notify the Administrative Agent in writing of (which shall promptly make such information available to the Lenders in accordance with its customary practice):

(a)           the occurrence of any Default or Event of Default;

(b)           the filing or commencement of any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority, against the Borrower that would reasonably be expected to result in a Material Adverse Effect; and

(c)           any notice of any violation received by any Credit Party or any Restricted Subsidiary thereof from any Governmental Authority including, without limitation, any notice of violation of Environmental Laws which in any such case would reasonably be expected to have a Material Adverse Effect

(d)           any development that has resulted in, or would reasonably be expected to result in, a Material Adverse Effect.

Each notice pursuant to Section 8.3 shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto.

SECTION 8.4               Preservation of Corporate Existence and Related Matters.  Except as permitted by Section 9.7, preserve and maintain its separate legal existence and all rights, franchises, licenses and privileges necessary to the conduct of the business of the Borrower and its Subsidiaries taken as a whole in the ordinary course of business in all material respects, and qualify and remain qualified as a foreign corporation or other entity and authorized to do business in each jurisdiction in which the failure to so qualify could reasonably be expected to have a Material Adverse Effect.

SECTION 8.5               Maintenance of Property and Licenses.

(a)           Protect and preserve all Properties necessary in and material to the conduct of its business, including copyrights, patents, trade names, service marks and trademarks; maintain in good working order and condition, ordinary wear and tear excepted, all buildings, equipment and other tangible real and personal property; and from time to time make or cause to be made all repairs, renewals and replacements thereof and additions to such Property necessary for the conduct of its business, in each case except as such action or inaction would not reasonably be expected to result in a Material Adverse Effect.

(b)           Maintain, in full force and effect in all material respects, each license, permit, certification, qualification, approval or franchise issued by any Governmental Authority (each a “License”) required for each of them to conduct their respective businesses as presently conducted, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

SECTION 8.6               Insurance.  Maintain insurance with financially sound and reputable insurance companies against at least such risks and in at least such amounts as are customarily maintained by similar businesses and as may be required by Applicable Law and as are required by any Security Documents (including, without limitation, hazard and business interruption insurance).  All such insurance shall, (a) name the Administrative Agent as an additional insured party thereunder and (b) in the case of each casualty insurance policy, name the Administrative Agent as lender’s loss payee.  On the Closing Date and from time to time thereafter deliver to the Administrative Agent upon its reasonable request information in reasonable detail as to the insurance then in effect, stating the names of the insurance companies, the amounts and rates of the insurance, the dates of the expiration thereof and the properties and risks covered thereby.  Notwithstanding the foregoing, any Credit Party or any Restricted Subsidiary may self-insure against such risks and in such amounts as are customary in the Borrower’s industry.

SECTION 8.7               Accounting Methods and Financial Records.  Maintain a system of accounting, and keep in all material respects proper books of record and account in which true and correct entries in all material respects in conformity, in all material respects, with GAAP and Applicable Law are made of all material dealings and material transactions in relation to its business and activities.

SECTION 8.8               Payment of Taxes and Other Obligations.  Pay and perform (a) all taxes, assessments and other governmental charges that may be levied or assessed upon it or any of its Property and (b) all other Indebtedness, obligations and liabilities in accordance with customary trade practices, except where the failure to pay or perform such items described in clauses (a) or (b) of this Section would not reasonably be expected to have a Material Adverse Effect; provided, that the Borrower or such Restricted Subsidiary may contest any item described in clause (a) of this Section in good faith so long as adequate reserves are maintained with respect thereto in accordance with GAAP.

SECTION 8.9               Compliance with Laws and Approvals.  Remain in compliance with all Applicable Laws (including Environmental Laws and ERISA) and maintain in full force and effect all Governmental Approvals, in each case applicable to the conduct of its business except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

SECTION 8.10             [Reserved].

SECTION 8.11             Compliance with ERISA.  In addition to and without limiting the generality of Section 8.9, (a) except where the failure to so comply could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) comply with applicable provisions of ERISA, the Code and the regulations and published interpretations thereunder with respect to all Employee Benefit Plans, (ii) not take any action or fail to take action the result of which could reasonably be expected to result in a liability to the PBGC or to a Multiemployer Plan, (iii) not participate in any prohibited transaction that could result in any civil penalty under ERISA or tax under the Code and (iv) operate each employee welfare benefit plan (as defined in Section 3(1) of ERISA) in such a manner that will not incur any tax liability under Section 4980B of the Code or any liability to any qualified beneficiary as defined in Section 4980B of the Code and (b) furnish to the Administrative Agent upon the Administrative Agent’s request such additional information about any Employee Benefit Plan as may be reasonably requested by the Administrative Agent

SECTION 8.12             Designation of Restricted and Unrestricted Subsidiaries. The Board of Directors of the Borrower may designate any Restricted Subsidiary to be an Unrestricted Subsidiary; provided that:

(1)     any Guarantee by the Borrower or any Restricted Subsidiary of any Indebtedness of the Subsidiary being so designated will be deemed to be an Incurrence of Indebtedness by the Borrower or such Restricted Subsidiary, as the case may be, at the time of such designation, and such Incurrence of Indebtedness would be permitted under Section 9.1;

(2)     the aggregate Fair Market Value of all outstanding Investments owned by the Borrower and other Restricted Subsidiaries in the Subsidiary being so designated (including any Guarantee by the Borrower or any Restricted Subsidiary of any Indebtedness of such Subsidiary) will be deemed to be an Investment made as of the time of such designation, and such Investment would be permitted under Section 9.5;

(3)     such Subsidiary does not hold any Capital Stock or Indebtedness of, or own or hold any Lien on any property or assets of, or have any Investment in, the Borrower or any Restricted Subsidiary that is not simultaneously being designated an Unrestricted Subsidiary;

(4)     the Subsidiary being so designated:

(a)     is not party to any agreement, contract, arrangement or understanding with the Borrower or any Restricted Subsidiary unless the terms of any such agreement,

contract, arrangement or understanding are no less favorable to the Borrower or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Borrower (or, if this condition is not satisfied, the value of such agreement, contract, arrangement or understanding to such Unrestricted Subsidiary shall be deemed to be, and must be permitted as, a Restricted Payment); and

(b)     is a Person with respect to which neither the Borrower nor any Restricted Subsidiary has any direct or indirect obligation (i) to subscribe for additional Equity Interests or (ii) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(c)     has not Guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Borrower or any Restricted Subsidiary, except to the extent such Guarantee or credit support would be released upon such designation; and

(5)     no Default or Event of Default would be in existence following such designation.

Any designation of a Restricted Subsidiary as an Unrestricted Subsidiary will be evidenced to the Administrative Agent by filing with the Administration Agent the resolution of the Board of Directors giving effect to such designation and an Officers’ Certificate certifying that such designation complied with this Section 8.12 and is permitted under this Agreement.

For purposes of the foregoing, the designation of a Subsidiary of the Borrower as an Unrestricted Subsidiary shall be deemed to be the designation of all of the Subsidiaries of such Subsidiary as Unrestricted Subsidiaries. Unless so designated as an Unrestricted Subsidiary, any Person that becomes a Subsidiary of the Borrower will be classified as a Restricted Subsidiary.

The Board of Directors of the Borrower may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that:

(A)     such designation will be deemed to be an Incurrence of Indebtedness by a Restricted Subsidiary of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation will only be permitted if the Incurrence of such Indebtedness is permitted under Section 9.1 at the date when such Unrestricted Subsidiary is designated as a Restricted Subsidiary;

(B)     all outstanding Investments owned by such Unrestricted Subsidiary will be deemed to be made as of the time of such designation and such designation will only be permitted if such Investments would be permitted under Section 9.5 at the date when such Unrestricted Subsidiary is designated as a Restricted Subsidiary;

(C)     all Liens upon property or assets of such Unrestricted Subsidiary existing at the time of such designation shall be deemed to be incurred at the date of such designation and at such date would be a Permitted Lien; and

(D)     no Default or Event of Default would be in existence immediately following such designation.

SECTION 8.13             Visits and Inspections.  Permit representatives of the Administrative Agent, who may be accompanied by a Lender, from time to time upon no less than five (5) Business Days’ prior written notice and at such times during normal business hours, all at the expense of the Borrower, to visit and inspect its properties; inspect, audit and make extracts from its books, records and files, including, but not limited to, management letters prepared by independent accountants; and discuss with its principal officers, and its independent accountants, its business, assets, liabilities, financial condition, results of operations and business prospects; provided that excluding any such visits and inspections during the continuation of an Event of Default, the Administrative Agent shall not exercise such rights more often than one (1) time during any calendar year at the Borrower’s expense; provided, further, that upon the occurrence and during the continuance of an Event of Default, the Administrative Agent may do any of the foregoing during normal business hours at the expense of the Borrower.  The Borrower acknowledges that the Administrative Agent, after exercising its rights of inspection, may prepare and distribute to the Lenders certain reports pertaining to the Borrower and its Subsidiaries’ assets for internal use by the Administrative Agent and the Lenders; provided that if any such report contains MNPI, it shall not be distributed to a Public Lender.  The Borrower and its Subsidiaries shall have no obligation to discuss or disclose to Administrative Agent, any Lender, or any of their officers, directors, employees or agents, materials protected by attorney-client privilege (including any attorney work product) and materials that the Borrower or any of its Subsidiaries may not disclose without violation of a confidentiality obligation binding upon it.

SECTION 8.14             Additional Domestic Subsidiaries.  Promptly after the creation or acquisition of any (i) Wholly Owned Subsidiary that is a Domestic Subsidiary (other than an Excluded Subsidiary) or upon a wholly owned domestic Unrestricted Subsidiary (other than an Excluded Subsidiary) being designated as a Restricted Subsidiary and (ii) Restricted Subsidiary that is not already a Guarantor that Guarantees or becomes an obligor of any other Indebtedness of the Borrower or any Guarantor with an aggregate principal amount of $5,000,000 or more, in each case, cause such Subsidiary to (i) become a Guarantor by delivering to the Administrative Agent a duly executed supplement to the Guaranty and Security Agreement or such other document as the Administrative Agent shall deem appropriate for such purpose, (ii) grant a security interest in all Collateral specified in the Guaranty and Security Agreement (subject to the exceptions specified in the Guaranty and Security Agreement, including with respect to Excluded Assets) owned by such Subsidiary by delivering to the Administrative Agent a duly executed supplement to each applicable Security Document or such other document as the Administrative Agent shall deem appropriate for such purpose and comply with the terms of each applicable Security Document, (iii) deliver to the Administrative Agent such opinions, documents and certificates referred to in Section 6.1 as may be reasonably requested by the Administrative Agent, (iv) if the Equity Interests of such Subsidiary are certificated, deliver to the Administrative Agent such original certificated Equity Interests or other certificates and stock or other transfer powers evidencing the Equity Interests of such Subsidiary, (v) deliver to the Administrative Agent a duly executed joinder to each of the Junior Lien Intercreditor Agreement and Pari Passu Intercreditor Agreement and (vi) deliver to the Administrative Agent such updated Schedules to the Loan Documents as requested by the Administrative Agent with respect to such Person.  For purposes of this Section 8.14, compliance with applicable foreign law with respect to the grant, creation and perfection of Liens on and security interests in the Collateral will not be required.

SECTION 8.15             Additional Foreign Subsidiaries.  Notify the Administrative Agent promptly after the Borrower or any Guarantor creates or acquires a First Tier Foreign Subsidiary, and promptly thereafter (and, in any event, within forty five (45) days after such notification, as such time period may be extended by the Administrative Agent in its sole discretion), cause (i) the applicable Credit Party to deliver to the Administrative Agent Security Documents pledging, to the extent that the following does not constitute Excluded Assets, sixty-five percent (65%) of the total outstanding voting Equity Interests (and one hundred percent (100%) of the non-voting Equity Interests, if any) of any such new First Tier Foreign Subsidiary and, if reasonably requested by the Administrative Agent, a consent thereto executed by such new First Tier Foreign Subsidiary (including, without limitation, if applicable, original certificated Equity Interests (or the equivalent thereof pursuant to the Applicable Laws and practices of any relevant foreign jurisdiction) evidencing the Equity Interests to be pledged of such new First Tier Foreign Subsidiary, together with an appropriate undated stock or other transfer power for each certificate duly executed in blank by the registered owner thereof), (ii) such Person to deliver to the Administrative Agent such opinions, documents and certificates referred to in Section 6.1 as may be reasonably requested by the Administrative Agent, (iii) such Person to deliver to the Administrative Agent such updated Schedules to the Loan Documents as requested by the Administrative Agent with regard to such Person, (iv) deliver to the Administrative Agent a duly executed joinder to each of the Junior Lien Intercreditor Agreement and Pari Passu Intercreditor Agreement and (v) such Person to deliver to the Administrative Agent such other documents as may be reasonably requested by the Administrative Agent, all in form, content and scope reasonably satisfactory to the Administrative Agent.  For purposes of this Section 8.15, compliance with applicable foreign law with respect to the grant, creation and perfection of Liens on and security interests in the Collateral will not be required.

SECTION 8.16             Use of Proceeds.

(a)           The Borrower shall use the proceeds of the Initial Term Loans, together with the proceeds of the ABL Facility and the Senior Notes, to refinance the Existing Credit Agreement, to pay fees, commissions and expenses in connection with the Closing Date Transactions and for the general corporate purposes of the Borrower and its Subsidiaries.

(b)           The Borrower shall use the proceeds of any Incremental Term Loan as permitted pursuant to Section 5.13, as applicable.

SECTION 8.17             Maintenance of Debt Ratings.  Use commercially reasonable efforts to maintain Debt Ratings from both Moody’s and S&P (but not to maintain any particular Debt Rating).

SECTION 8.18             Further Assurances.  Execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements and other documents), which may be required under any Applicable Law, or which the Administrative Agent or the Required Lenders may reasonably request, to effectuate the transactions contemplated by the Loan Documents or to grant, preserve, protect or perfect the Liens created or intended to be created by the Security Documents (subject to the Pari Passu Intercreditor Agreement and the Junior Lien Intercreditor Agreement) or the validity or priority of any such Lien, all at the expense of the Credit Parties.  The Borrower also agrees to provide to the Administrative Agent, from time to time upon the reasonable request by the Administrative Agent, evidence reasonably satisfactory to the Administrative Agent as to the perfection and priority of the Liens created or intended to be created by the Security Documents. For purposes of this Section 8.18, compliance with applicable foreign law with respect to the grant, creation and perfection of Liens on and security interests in the Collateral will not be required.

SECTION 8.19             Lender Meetings.  Borrower will, within 90 days after the close of each fiscal year of Borrower, at the request of the Administrative Agent or of the Required Lenders and upon reasonable prior notice, hold a meeting (at a mutually agreeable location and time or, at the option of Administrative Agent, by conference call) with all Lenders who choose to attend such meeting at which meeting shall be reviewed the financial results of the previous fiscal year and the financial condition of Borrower and its Restricted Subsidiaries and the projections presented for the current fiscal year of Borrower.

SECTION 8.20             Post-Closing Deliveries.  Following the Closing Date, within 90 days (or such longer period as may be agreed by the ABL Collateral Agent in its sole discretion), the Credit Parties shall, with respect to all Deposit Accounts of each Credit Party (other than with respect to Excluded Assets), obtain and deliver to the Administrative Agent, Control Agreements in form and substance reasonably satisfactory to the Administrative Agent..  All representations and warranties contained in this Agreement and the other Loan Documents shall be deemed modified to the extent necessary to effect the foregoing (and to permit the taking of the actions described in this Section 8.20 within the time periods required by this Section 8.20, rather than as elsewhere provided in the Loan Documents), provided that (x) to the extent any representation and warranty would not be true because the foregoing actions were not taken on the Closing Date, the respective representation and warranty shall be required to be true and correct in all material respects at the time the respective action is taken (or was required to be taken) in accordance with this this Section 8.20 and (y) all representations and warranties relating to the Security Documents shall be required to be true in all material respects immediately after the actions required to be taken by this Section 8.20 have been taken (or were required to be taken).

ARTICLE IX

NEGATIVE COVENANTS

Until all of the Obligations (other than contingent, indemnification obligations not then due) have been paid and satisfied in full in cash and the Term Loan Commitments terminated, the Borrower will not, and will not permit any of its Restricted Subsidiaries to:

SECTION 9.1               Indebtedness.  Incur any Indebtedness (including acquired Indebtedness); provided, however, that the Borrower  and the Guarantors may Incur Indebtedness (including acquired Indebtedness) if, after giving effect to the Incurrence of such Indebtedness and the receipt and application of the proceeds therefrom, the Fixed Charge Coverage Ratio for the Borrower’s most recently ended four full fiscal quarters for which financial statements have been delivered to the Administrative Agent pursuant to Section 8.1(a) or (b), would be at least 2.0 to 1.0.

The first paragraph of this Section 9.1 shall not prohibit the Incurrence of any Indebtedness existing on the date hereof and listed on Schedule 9.1 and any of the following items of Indebtedness (collectively, “Permitted Indebtedness”):

(1)                                 Indebtedness Incurred pursuant to Credit Facilities in an aggregate principal amount at any one time outstanding not to exceed the greatest of (a) $300,000,000 less (i) any prepayments of term loans under Credit Facilities (other than the Term Loans incurred on the Closing Date or any refinancing, refunding, replacement, extension, modification or renewal with aggregate borrowings or principal amount not to exceed that of the Term Loans on the Closing Date) and (ii) any prepayments under any revolving Credit Facility accompanied by permanent commitment reductions thereof, in the case of each (i) and (ii) with the proceeds of an Asset Sale (other than any Asset Sale in respect of ABL Collateral), (b) 30% of Consolidated Tangible Assets and (c) the sum of 85% of the net book value of the accounts receivable of the Borrower  and its Restricted Subsidiaries and 65% of the net book value of the inventory of the Borrower  and its Restricted Subsidiaries (the “Borrowing Base”);

(2)                                 (a) the Guaranties and other Guarantees by the Borrower and Guarantors of Indebtedness Incurred by the Borrower or a Guarantor in accordance with this Agreement; provided that in the event such Indebtedness that is being Guaranteed is Indebtedness that is by its terms subordinated in right of payment to the Term Loans or any Guaranty, then the related Guarantee shall be subordinated in right of payment to the Term Loans or the Guaranty, as the case may be, and (b) other Guarantees by non-Guarantor Restricted Subsidiaries of Indebtedness Incurred by non-Guarantor Restricted Subsidiaries in accordance with this Agreement;

(3)                                 Indebtedness of the Borrower owing to and held by any Restricted Subsidiary or Indebtedness of a Restricted Subsidiary owing to and held by the Borrower  or any other Restricted Subsidiary; provided, however, that:

(a)                                 if the Borrower  is the obligor on such Indebtedness, such Indebtedness is unsecured and expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Loan Documents;

(b)                                 if a Guarantor is the obligor on such Indebtedness and the Borrower  or a Guarantor is not the obligee, such Indebtedness is unsecured and subordinated in right of payment to the prior payment in full in cash of all Obligations with respect to the Guaranty of such Guarantor; and

(c)                                  any event that results in any such Indebtedness being held by a Person other than the Borrower or a Restricted Subsidiary (except for any pledgee of Indebtedness whose Lien is a Permitted Lien until the pledgee commences action to foreclose on such Indebtedness) will be deemed to constitute an Incurrence of such Indebtedness by the Borrower or such

Restricted Subsidiary, as the case may be, that is not permitted by this clause (3).

(4)                                 Indebtedness represented by (a) any Indebtedness (other than the Indebtedness described in clause (1)) outstanding on the Closing Date after giving effect to the application of the proceeds of the Senior Notes and any borrowings made under the Credit Facilities on the Closing Date, (b) the Senior Notes issued under the Senior Notes Indenture and the related Guarantees thereof and (c) Indebtedness borrowed under the Loan Documents;

(5)                                 Indebtedness for Hedging Obligations that are entered into for the purpose of fixing, hedging or swapping interest rate risk, commodity price or basis risk, or foreign currency exchange rate risk (or to reverse or amend any such agreements previously made for such purpose) and not for speculative purposes; provided that in the case of Hedging Obligations relating to interest rates, (a) such Hedging Obligations relate to payment obligations on Indebtedness otherwise permitted to be incurred under this Section 9.1, and (b) the notional principal amount of such Hedging Obligations at the time incurred does not exceed the principal amount of the Indebtedness to which such Hedging Obligations relate;

(6)                                 Indebtedness represented by Capital Lease Obligations, mortgage financings, purchase money obligations or other payments, in each case Incurred to finance all or any part of the purchase price, lease or cost of construction or improvement of assets or property (other than Equity Interests or other Investments) acquired, constructed or improved, including all Permitted Refinancing Indebtedness Incurred to Refinance any Indebtedness Incurred pursuant to this clause (6), not to exceed the greater of (a) $50,000,000 and (b) 5.0% of Consolidated Tangible Assets of the Borrower, determined as of the date of incurrence of such Indebtedness;

(7)                                 Indebtedness in respect of workers’ compensation claims, self-insurance obligations or the financing of insurance premiums or participation in insurance pools, or in respect of performance, surety, completion, and similar bonds and guarantees in the ordinary course of business, and appeal and similar bonds and guarantees provided or obtained by the Borrower or a Restricted Subsidiary in connection with its business;

(8)                                 Indebtedness arising from agreements of the Borrower  or a Restricted Subsidiary providing for indemnification, earn-outs, adjustment of purchase price or similar obligations (including Indebtedness in respect of letters of credit or bonds securing the foregoing), in each case, Incurred or assumed in connection with the acquisition or disposition of any business, assets or Capital Stock of a Restricted Subsidiary (other than Guarantees of Indebtedness Incurred by any person acquiring all or any portion of such business, assets or capital stock of a Restricted Subsidiary for the purpose of financing such acquisition); provided that, in the case of a disposition, the maximum aggregate liability in respect of all such Indebtedness shall at no time exceed the gross proceeds actually received by the Borrower  and its Restricted Subsidiaries in connection with such disposition;

(9)                                 Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five business days after Incurrence;

(10)                          Indebtedness arising in connection with endorsement of instruments for deposit in the ordinary course of business;

(11)                          Indebtedness constituting reimbursement obligations with respect to letters of credit; provided that such obligations under any letter of credit are reimbursed within 30 days after the drawing of such letter of credit;

(12)                          Indebtedness of any Person outstanding on the date on which such Person became a Restricted Subsidiary of the Borrower  or was acquired by, or merged into or amalgamated, arranged or consolidated with, the Borrower  or any of its Restricted Subsidiaries (other than Indebtedness Incurred in contemplation of, as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate the transaction or series of transactions pursuant to which such Person became a Restricted Subsidiary of the Borrower  or was otherwise acquired by the Borrower ); provided, however, that at the time such Person is acquired, either:

(a)                                 the Borrower  would have been able to Incur at least $1.00 of additional Indebtedness pursuant to the first paragraph of this Section 9.1 after giving effect to the Incurrence of such Indebtedness pursuant to this Section 9.1(12); or

(b)                                 after giving effect to the Incurrence of such Indebtedness pursuant to this Section 9.1(12), the Fixed Charge Coverage Ratio for the Borrower’s most recently ended four fiscal quarters for which financial statements have been delivered to the Administrative Agent  pursuant to Section 8.1(a) or (b) would have been higher than such ratio immediately prior to such acquisition, merger, amalgamation, arrangement or consolidation;

(13)                          Indebtedness, sufficient net cash proceeds of which are promptly deposited to defease or to satisfy and discharge all of the Senior Notes in accordance with the Senior Notes Indenture;

(14)                          Contingent Obligations of the Borrower and the Guarantors in respect of Indebtedness otherwise permitted under this Section 9.1;

(15)                          Indebtedness, including Guarantees, Incurred by Foreign Subsidiaries to fund working capital requirements in an aggregate principal amount that when taken together with the principal amount of all other Indebtedness, including all Permitted Refinancing Indebtedness Incurred to Refinance any Indebtedness Incurred pursuant to this clause (15), not to exceed 10.0% of Consolidated Tangible Assets attributable to Foreign Subsidiaries;

(16)                          Permitted Refinancing Indebtedness of the Borrower  or any Guarantor issued in exchange for, or the net proceeds of which are used to Refinance, any Indebtedness, including any Disqualified Stock, incurred pursuant to the first paragraph of this Section 9.1 and Sections 9.1(2), (4), (12), and (16); and

(17)                          in addition to the items referred to in Sections 9.1(1) through (16) above, Indebtedness of the Borrower  and its Restricted Subsidiaries in an aggregate outstanding principal amount which, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this Section 9.1 (17), including all Permitted Refinancing Indebtedness Incurred to Refinance any Indebtedness Incurred pursuant to this Section 9.1(17), and then outstanding, shall not exceed the greater of (a) $50,000,000 or (b) 5.0% of Consolidated Tangible Assets of the Borrower  at the time of the incurrence of such Indebtedness; provided, that the aggregate outstanding principal amount of all such Indebtedness Incurred by any non-Guarantor Restricted Subsidiary shall not exceed $25,000,000.

For purposes of determining compliance with this Section 9.1, in the event that any proposed Indebtedness meets the criteria of more than one of the categories described in Section 9.1(1) through (17) above, or is entitled to be Incurred pursuant to the first paragraph of this Section 9.1, the Borrower will be permitted to classify, and may later reclassify, such item of Indebtedness or a part thereof in any manner that complies with this Section 9.1.  Notwithstanding the foregoing, any Term Loans incurred on the Closing Date will be deemed to have been incurred on such date in reliance on Section 9.1(4)(c) and cannot be reclassified.

For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Indebtedness, the U.S. Dollar Equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred (or first committed, in the case of revolving credit Indebtedness); provided that if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced.

The principal amount of any Indebtedness Incurred to Refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such Refinancing.

The Borrower shall not Incur any Indebtedness that is subordinated in right of payment to any other Indebtedness of the Borrower unless it is subordinated in right of payment to the Term Loans at least to the same extent.  The Borrower shall not permit any Guarantor to Incur any Indebtedness that is subordinated in right of payment to any other Indebtedness of such Guarantor unless it is subordinated in right of payment to such Guarantor’s Guaranty at least to the same extent.  For purposes of this Agreement, no Indebtedness will be deemed to be subordinated in right of payment to any other Indebtedness of the Borrower or any Guarantor, as applicable, solely by reason of any Liens or Guarantees arising or created in respect thereof or by virtue of the fact that the holders of any secured Indebtedness have entered into intercreditor agreements giving one or more of such holders priority over the other holders in the collateral held by them.

Indebtedness permitted by this Section 9.1 need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this Section 9.1 permitting such Indebtedness.

Accrual of interest, accretion or amortization of original issue discount and the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the accretion or payment of dividends on any Disqualified Stock or Preferred Stock in the form of additional shares of the same class of Disqualified Stock or Preferred Stock will not be deemed to be an incurrence of Indebtedness for purposes of this Section 9.1; provided, in each such case, that the amount thereof as accrued shall be included as required in the calculation of the Consolidated Fixed Charge Coverage Ratio of the Borrower.

If Indebtedness is secured by a letter of credit that serves only to secure such Indebtedness, then the total amount deemed incurred shall be equal to the greater of (a) the principal of such Indebtedness and (b) the amount that may be drawn under such letter of credit.

SECTION 9.2                                             Liens.  Create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind (other than Permitted Liens) upon any Collateral securing the Term Loans, now owned or hereafter acquired.

The Borrower shall not, and shall not permit any Restricted Subsidiary to, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind (other than Permitted Liens) upon any of their property or assets (other than Collateral securing the Term Loans) now owned or hereafter acquired, in order to secure any Indebtedness, unless all payments due under the Loan Documents are secured by a Lien on such property or assets on an equal and ratable basis with the Indebtedness so secured (or, in the case of Indebtedness subordinated to the Term Loans and the Guaranties, senior in priority thereto, with the same relative priority as the Term Loans will have with respect to such subordinated Indebtedness) until such time as such Indebtedness is no longer secured by a Lien.

Notwithstanding the foregoing, any Lien securing the Term Loans and the Guaranties granted pursuant to the immediately preceding paragraph shall be automatically and unconditionally released and discharged upon:  (i) the release of all other Liens that require the grant of Liens to secure the Term Loans and the Guaranties pursuant to the preceding paragraph, (ii) any sale, exchange or transfer to any Person not an Affiliate of the Borrower  of the property or assets secured by such Lien (provided that such Lien will be released only with respect to such property or assets), (iii) any sale, exchange or transfer, in compliance with this Agreement, to any Person not an Affiliate of the Borrower of all of the Capital Stock held by the Borrower  or any Restricted Subsidiary in, or all or substantially all the assets of, any Restricted Subsidiary creating such Lien (provided that such Lien will be released only with respect to the Capital

Stock and the assets of such Restricted Subsidiary sold, exchanged or transferred), or (iv) with respect to any Lien securing a Guaranty, the release of such Guaranty in accordance with the this Agreement and the Guaranty and Security Agreement.

SECTION 9.3                                             Asset Sales.  Consummate an Asset Sale unless:

(1)                                 the Borrower (or Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of; and

(2)                                 at least 75% of the consideration therefor received by the Borrower  or such Restricted Subsidiary is in the form of:

(a)                                 Cash Equivalents (including any Cash Equivalents received from the conversion within 60 days of such Asset Sale of any securities, notes or other obligations received in consideration of such Asset Sale) or Liquid Securities;

(b)                                 Replacement Assets;

(c)                                  any liabilities of the Borrower  or any Restricted Subsidiary as shown on the most recent balance sheet of the Borrower  or such Restricted Subsidiary (other than contingent liabilities, Indebtedness that is by its terms subordinated in right of payment to the Term Loans or any Guaranty and liabilities to the extent owed to the Borrower or any Affiliate of the Borrower) that are assumed by the transferee of any such assets or Equity Interests and for which the Borrower  and all of the Restricted Subsidiaries have been validly released by all creditors in writing;

(d)                                 any Designated Non-cash Consideration received by the Borrower  or any of its Restricted Subsidiaries in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (d) since the Closing Date, not to exceed 10.0% of Consolidated Tangible Assets at the time of the receipt of such Designated Non-cash Consideration (with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value); or

(e)                                  any combination of the consideration specified in clauses (a) to (d) (the foregoing collectively being “Permitted Consideration”).

Any Asset Sale pursuant to a condemnation, appropriation or other similar taking, including by deed in lieu of condemnation, or pursuant to the foreclosure or other enforcement of a Permitted Lien or exercise by the related lienholder of rights with respect thereto, including by deed of assignment in lieu of foreclosure, shall not be required to satisfy the conditions set forth in clauses (1) and (2) above.

The Net Available Proceeds of any Asset Sale shall be applied in the manner as set forth in Section 4.4(b).

SECTION 9.4                                             [Reserved].

SECTION 9.5                                             Restricted Payments.

(A) Take any of the following actions (each, a “Restricted Payment”):

(a)                                 declare or pay any dividend or make any other payment or distribution with respect to any of the Equity Interests of the Borrower or the Restricted Subsidiaries (including, without limitation, any payment in connection with any merger or consolidation involving the Borrower or any Restricted Subsidiary) or to the direct or indirect holders of the Equity Interests of the Borrower or the Restricted Subsidiaries in their capacity as such (other than dividends, payments or distributions (i) payable in Equity Interests (other than Disqualified Stock) of the Borrower, (ii) to the Borrower or a Restricted Subsidiary or (iii) made by a Restricted Subsidiary on a pro-rata basis to holders of Equity Interests in such Restricted Subsidiary);

(b)                                 purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Borrower or any Restricted Subsidiary) any Equity Interests of the Borrower held by any Person (other than by the Borrower or a Restricted Subsidiary) or any Equity Interests of any Restricted Subsidiary held by any Person other than by the Borrower or another Restricted Subsidiary;

(c)                                  make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value, prior to the Stated Maturity thereof any Indebtedness that is subordinated in right of payment to the Term Loans or any Guaranty except (i) in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such payment, purchase or other acquisition or (ii) intercompany Indebtedness permitted to be Incurred pursuant to clause (3) of the second paragraph of Section 9.1; or

(d)                                 make any Investment (other than a Permitted Investment) in any Person,

unless, at the time of and after giving pro forma effect to such Restricted Payment:

(1)                                 no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; and

(2)                                 the Borrower  could Incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of Section 9.1; and

(3)                                 such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Borrower  and the Restricted Subsidiaries after the Closing Date (excluding Restricted Payments permitted by sub-clauses (a), (b), (c), (e), (f), (g), (i) and (k) of Section 9.5 (B) is less than the sum, without duplication, of:

(a)                                 50% of the Consolidated Net Income on a cumulative basis during the period (taken as one accounting period) beginning on the first day of the first fiscal quarter commencing after the Closing Date and ending on the last day of the Borrower’s last fiscal quarter ending prior to the date of such proposed Restricted Payment for which financial statements have been delivered to the Administrative Agent pursuant to Section 8.1 (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus

(b)                                 the aggregate net cash proceeds received by the Borrower  and the Fair Market Value of any marketable securities or other property received by the Borrower  since the Closing Date as a contribution to its common equity capital or from the issue or sale of Equity Interests (other than Disqualified Stock) of the Borrower  and the amount of reduction of Indebtedness of the Borrower  or its Restricted Subsidiaries that has been converted into or exchanged for such Equity Interests (other than Equity Interests sold to, or Indebtedness held by, a Subsidiary of the Borrower ), plus

(c)                                  with respect to Investments (other than Permitted Investments) made by the Borrower  and the Restricted Subsidiaries after the Closing Date (including any Investment in an Unrestricted Subsidiary), an amount equal to the net reduction in such Investments in any Person (except, in each case, to the extent any such amount is included in the calculation of Consolidated Net Income), resulting from repayment to the Borrower  or any Restricted Subsidiary of loans or advances or from the receipt of net cash proceeds from the sale or otherwise in respect of such Investment, or from the release of any Guarantee, except to the extent any amounts are paid under such Guarantee; plus

(d)                                 in the case of the redesignation of an Unrestricted Subsidiary as Restricted Subsidiary (as long as the designation of such Subsidiary as an Unrestricted Subsidiary was deemed a Restricted Payment), the Fair Market Value of the Borrower’s interest in such Subsidiary at the time of such redesignation (except to the extent any such amount is included in the calculation of Consolidated Net Income); plus

(e)                                  100% of any dividends received by the Borrower or a Restricted Subsidiary of the Borrower after the Closing Date from an Unrestricted Subsidiary of the Borrower, to the extent that such dividends were not otherwise included in the Consolidated Net Income of the Borrower for such period.

(B)                               The preceding provisions shall not prohibit:

(a)                                 any Restricted Payment made by exchange for, or out of the proceeds of the substantially concurrent sale of, Equity Interests of the Borrower  (other than Disqualified Stock and other than Equity Interests issued or sold to a Subsidiary or an employee stock ownership plan or similar trust to the extent such sale to an employee stock ownership plan or similar trust is financed by loans from or Guaranteed by the Borrower  or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination); provided, however, that the net cash proceeds from such transaction that are used for such purposes shall be excluded from clause  (A)(3)(b) of this Section 9.5;

(b)                                 any purchase, repurchase, redemption, defeasance or other acquisition, payment or retirement of Indebtedness that is subordinated in right of payment to the Term Loans or any Guaranty made by exchange for, or out of the net cash proceeds from the substantially concurrent Incurrence of Permitted Refinancing Indebtedness that is permitted pursuant to Section 9.1;

(c)                                  any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Disqualified Stock of the Borrower or a Restricted Subsidiary made by exchange for or out of the proceeds of the substantially concurrent sale of Disqualified Stock of the Borrower or such Restricted Subsidiary, as the case may be, that, in each case, is permitted to be Incurred pursuant to Section 9.1 and that in each case constitutes Permitted Refinancing Indebtedness;

(d)                                 The payment of any dividend or redemption payment or the making of any distribution within 60 days after the date of declaration thereof, if at such date of declaration such dividend would have complied with the provisions of this Agreement or any dividend or similar distribution by a Restricted Subsidiary to the holders of its Equity Interests on a pro rata basis;

(e)                                  so long as no Default or Event of Default has occurred and is continuing,

(i)                                     the purchase, redemption or other acquisition, cancellation or retirement for value of Equity Interests of the Borrower  or any Restricted Subsidiary held by any existing or former employees, officers, managers, partners, directors or holders of Equity Interests of the Borrower  or any Subsidiary of the Borrower  or their assigns, estates or heirs, in each case in connection with the repurchase provisions under restricted stock units, stock option or stock purchase agreements or other agreements; provided that such redemptions or repurchases pursuant to this clause shall not exceed $1,500,000 in the aggregate during any calendar year (with any unused amounts in any calendar year being carried over to the immediately succeeding calendar year subject to a maximum of $3,000,000 in any calendar year), plus the amount of any capital contributions to the Borrower  as a result of sales of Equity Interests of the Borrower  to such persons (provided, however, that, to the extent used under this clause (e)(i), the net cash proceeds from such sale of Equity Interests shall be excluded from clause (A)(3)(b)) plus the net cash proceeds of any “key-man” life insurance policies (provided, however, that, to the extent used under this clause (e)(i), the net cash proceeds from such policies shall be excluded from clause (A)(3)(b)); and

(ii)                                  loans or advances to employees, officers or directors of the Borrower  or any Subsidiary of the Borrower , the proceeds of which are used to purchase Equity Interests of the Borrower , in an aggregate amount not in excess of $2,000,000 at any one time outstanding (without giving effect to the forgiveness of any such loan);

(f)                                   so long as no Default or Event of Default has occurred and is continuing, the declaration and payment of dividends or other distributions to holders of any class or series of Disqualified Stock of the Borrower issued after the Closing Date in accordance with the first paragraph of Section 9.1 to the extent such dividends or other distributions constitute “Fixed Charges;”

(g)                                  repurchases of Equity Interests deemed to occur upon the vesting or settlement of restricted stock units, exercise of stock options, warrants, other rights to purchase Equity Interests or other convertible securities or similar securities if such Equity Interests represent a portion of the exercise price thereof (or withholding, purchases or deemed purchases of Equity Interests to satisfy related withholding taxes with regard to the exercise of such stock options, warrants or other rights to purchase Equity Interests or the vesting or settlement of any such restricted stock, restricted stock units, deferred stock units or any similar securities);

(h)                                 the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of any Indebtedness subordinated in right of payment to the Term Loans to the extent required by the agreement governing such Indebtedness (i) at a purchase price not greater than 101% of the principal amount of such subordinated Indebtedness in the event of a Change of Control in accordance with Section 4.4(d) or (ii) at a purchase price not greater than 100% of the principal amount thereof in accordance with provisions similar to Section 4.4(b)(ii); provided that, prior to or simultaneously with such purchase, repurchase, redemption, defeasance or other acquisition or retirement, the Borrower has complied with the requirements of Section 4.4 with respect thereto to the extent applicable;

(i)                                     an Investment (other than a Permitted Investment) either (i) solely in exchange for shares of Capital Stock (other than Disqualified Stock) of the Borrower  or (ii) through the application of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Borrower ) of Capital Stock (other than Disqualified Stock) of the Borrower ; provided, that the net cash proceeds from such sale of Capital Stock shall be excluded from clause (A)(3)(b);

(j)                                    payments or distributions to dissenting stockholders pursuant to applicable law in connection with a merger or consolidation that complies with the provisions of Section 9.7;

(k)                                 cash payment in lieu of issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for the Equity Interests of the Borrower or a Restricted Subsidiary; provided, that such payment shall not be for the purpose of evading the limitations of this Section 9.5 (as determined by the Board of Directors of the Borrower in good faith);

(l)                                     so long as no Default or Event of Default shall have occurred and be continuing or would exist after giving effect thereto, additional Restricted Payments in an amount not to exceed the greater of (i) $35,000,000 and (ii) 3.0% of Consolidated Tangible Assets of the Borrower , determined as of the date of such Restricted Payment; and

(m)                             so long as no Default or Event of Default shall have occurred and be continuing or would exist after giving effect thereto, additional Restricted Payments in an amount not to exceed $100,000,000 if, at the time of the making of such Restricted Payment, and after giving pro forma effect thereto (including the incurrence of any Indebtedness to finance such payment), the Senior Secured Net Leverage Ratio is less than 4.00 to 1.00.

In determining whether any Restricted Payment is permitted by this Section 9.5, the Borrower may allocate or re-allocate all or any portion of such Restricted Payment among Sections 9.5(B)(a) through (m) or among such clauses and Section 9.5(1); provided that at the time of such allocation or re-allocation all such Restricted Payments or allocated portions thereof, and all prior Restricted Payments would be permitted under this Section 9.5.

If any Person in which an Investment is made, which Investment constitutes a Restricted Payment when made, thereafter becomes a Restricted Subsidiary in accordance with this Agreement, all such Investments previously made in such Person shall be Permitted Investments, and for the avoidance of doubt all such Investments shall no longer be counted as Restricted Payments for purposes of calculating the aggregate amount of Restricted Payments pursuant to this Section 9.5(A), in each case to the extent such Investments would otherwise be so counted.

For purposes of this Section 9.5, if a particular Restricted Payment involves a non-cash payment, including a distribution of assets, then such Restricted Payment shall be deemed to be an amount equal to the cash portion of such Restricted Payment, if any, plus an amount equal to the fair market value of the non-cash portion of such Restricted Payment, which fair market value of the non-cash portion, if greater than $20,000,000 shall be determined conclusively by a majority of the members of the Board of Directors of the Borrower  acting in good faith and having no personal stake in such Restricted Payment, whose resolution with respect thereto shall be delivered to the Administrative Agent.

SECTION 9.6                                             Transactions with Affiliates.  Enter into any Transaction (including without limitation making any payment to, or selling, leasing, transferring or otherwise disposing of any of its properties or assets to, or purchasing any property or assets from, or entering into or making or amending any Transaction) with, or for the benefit of, any of their Affiliates involving aggregate consideration in excess of $1,000,000 (each, an “Affiliate Transaction”), unless:

(i)                                     such Affiliate Transaction is on terms that are no less favorable to the Borrower or the relevant Subsidiary than those that would have been obtained in a comparable arm’s-length Transaction by the Borrower or such Restricted Subsidiary with an unaffiliated party; and

(ii)                                  with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $20,000,000, the terms of such transaction shall have been approved by a majority of the members of the Board of Directors of the Borrower and by a majority of the Disinterested Members (or, if there is only one Disinterested Member, such Disinterested Member), if any, and the Borrower delivers to the Administrative Agent a resolution adopted by such majority or majorities, as the case may be, of the Board of Directors of the Borrower approving such Affiliate Transaction and resolving that such Affiliate Transaction complies with clause (i) above.

The foregoing limitations do not limit, and shall not apply to:

(1)                                 transactions between or among the Borrower  and/or the Restricted Subsidiaries;

(2)                                 Permitted Investments and Restricted Payments that are permitted by Section 9.5;

(3)                                 any issuance or sale of Equity Interests (other than Disqualified Stock) of the Borrower ;

(4)                                 transactions pursuant to agreements or arrangements in effect on the Closing Date, or any amendment, modification, or supplement thereto or replacement thereof, as long as such agreement or arrangement, as so amended, modified, supplemented or replaced, taken as a whole, is not materially more disadvantageous to the Borrower  and the Restricted Subsidiaries than the agreement or arrangement in existence on the  Closing Date (as determined in good faith by the Board of Directors of the Borrower );

(5)                                 loans or advances to employees, officers or directors of the Borrower  or any Restricted Subsidiary in an aggregate amount not in excess of $5,000,000 at any one time outstanding;

(6)                                 payment of reasonable and customary fees and expenses to, and reasonable and customary indemnification arrangements and similar arrangements and payments on behalf of, directors of the Borrower  or any Subsidiary of the Borrower ;

(7)                                 any employment, consulting, service or termination agreement, or reasonable and customary indemnification arrangements, entered into by the Borrower  or any Restricted Subsidiary with officers and employees of the Borrower  or any Subsidiary thereof and the payment of compensation to officers and employees of the Borrower  or any Subsidiary thereof (including amounts paid pursuant to employee benefit plans, employee stock option or similar plans), so long as such agreement or payment has been approved by a majority of the Disinterested Members (or, if there is only one Disinterested Member, such Disinterested Member);

(8)                                 Transactions with customers, clients, suppliers or purchasers or sellers of goods or services, in each case in the ordinary course of the business of the Borrower  and its Restricted Subsidiaries and otherwise in compliance with the terms of this Agreement; provided that in the reasonable determination of the members of the Board of Directors or senior management of the Borrower , such Transactions are on terms that are no less favorable to the Borrower  or the relevant Restricted Subsidiary than those that would have been obtained in a comparable Transaction by the Borrower  or such Restricted Subsidiary with an unrelated Person;

(9)                                 any sale or other issuance of Equity Interests (other than Disqualified Stock) of the Borrower  to, or receipt of a capital contribution from, an Affiliate (or a Person that becomes an Affiliate) of the Borrower ;

(10)                          direct or indirect sales of equipment, supplies, products and services by the Borrower  or any of the Restricted Subsidiaries to any direct or indirect joint venture of the Borrower  or one of the Restricted Subsidiaries at or above Cost;

(11)                          transactions in which the Borrower  or any Restricted Subsidiary delivers to the Administrative Agent a letter from an independent financial advisor stating that such transaction is fair to the Borrower  or such Restricted Subsidiary from a financial point of view; and

(12)                          transactions pursuant to the Master Frac Services Agreement or any amendment, modification or supplement thereto or replacement thereof so long as such agreement, as so amended, modified, supplemented or replaced, taken as a whole, is not materially adverse to the Lenders.

SECTION 9.7                                             Consolidation, Merger, Conveyance, Transfer or Lease.  The Borrower shall not, directly or indirectly:  (a) consolidate or merge with or into another Person (whether or not the Borrower is the surviving corporation), or (b) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties and assets of the Borrower and the Restricted

Subsidiaries taken as a whole, in any Transaction, to another Person, unless at the time and after giving effect thereto:

(1)                                 immediately after giving effect to such transaction on a pro forma basis (and treating any Indebtedness not previously an obligation of the Borrower or any of its Restricted Subsidiaries which becomes the obligation of the Borrower or any of its Restricted Subsidiaries as a result of such transaction as having been Incurred at the time of such transaction) no Default or Event of Default shall have occurred and be continuing;

(2)                                 either:

(a)                                 the Borrower  is the surviving entity; or

(b)                                 the Person formed by or surviving any such consolidation or merger (if other than the Borrower ) or to which such sale, assignment, transfer, conveyance or other disposition shall have been made (i) is an entity organized or existing under the laws of the United States, any state thereof or the District of Columbia and (ii) assumes all the Obligations of the Borrower under the Loan Documents, the Pari Passu Intercreditor Agreement, the Junior Lien Intercreditor Agreement and the Security Documents; provided that if such surviving entity is not a corporation, a corporation satisfying the foregoing requirements shall be a co-obligor under this Agreement;

(3)                                 immediately after giving effect to such Transaction on a pro forma basis (on the assumption that the Transaction occurred on the first day of the four-quarter period for which financial statements are available ending immediately prior to the consummation of such Transaction with the appropriate adjustments with respect to the Transaction being included in such pro forma calculation), either (x) the Borrower  (or the surviving entity if the Borrower  is not a continuing obligor under any Loan Document) could on the first day following such four-quarter period Incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test (for purposes of this paragraph as set forth in the first paragraph of Section 9.1) or (y) the Fixed Charge Coverage Ratio would be not less than such Fixed Charge Coverage Ratio immediately prior to such transaction;

(4)                                 each Guarantor, unless such Guarantor is the Person with which the Borrower  has entered into a Transaction under this Section 9.7, will have confirmed to the Administrative Agent in writing that its Guaranty will apply to the Obligations of the Borrower or the surviving Person in accordance with this Agreement and the other Loan Documents;

(5)                                 (i) the surviving entity (if other than the Borrower ) causes such amendments, supplements or other instruments to be executed, delivered, filed and recorded, as applicable, in such jurisdictions as may be required by applicable law to preserve and protect the Liens of the Security Documents on the Collateral owned by or transferred to such surviving entity; and (ii) the Collateral owned by or transferred to the surviving entity (if other than the Borrower ) shall (a) continue to constitute Collateral under the Loan Documents, (b) be subject to the Lien in favor of the Administrative Agent for the benefit of the Secured Parties, and (c) not be subject to any Lien other than Permitted Liens; and

(6)                                 the Borrower delivers to the Administrative Agent an Officers’ Certificate and Opinion of Counsel, in each case to the effect that such Transaction and such agreement comply with this Section 9.7 and that all conditions precedent provided for in this Agreement relating to such Transaction have been complied with;

provided, however, that clause (3) above shall not apply if, in the good faith determination of the Board of Directors of the Borrower, whose determination shall be evidenced by a Board Resolution, the principal purpose of such Transaction is to change the state of organization of the Borrower, and any such Transaction shall not have as one of its purposes the evasion of the foregoing limitations.

Upon any consolidation, merger, sale, assignment, transfer, conveyance or other disposition in accordance with this Section 9.7, the successor Person formed by such consolidation or into or with which the Borrower  is merged or to which such sale, assignment, transfer, conveyance or other disposition is made will succeed to, and be substituted for (so that from and after the date of such consolidation, merger, sale, assignment, conveyance or other disposition, the provisions of this Agreement referring to the “Borrower “ will refer instead to the successor Person and not to the Borrower), and may exercise every right and power of, the Borrower under the Loan Documents with the same effect as if such successor Person had been named as the Borrower thereunder.  When the successor assumes all of the Borrower’s Obligations under the Loan Documents, the predecessor Borrower (if it separately survives such Transaction) shall be discharged from those Obligations.

In addition, the Borrower and the Restricted Subsidiaries may not, directly or indirectly, lease all or substantially all of the properties or assets of the Borrower and the Restricted Subsidiaries considered as one enterprise, in any Transaction, to any other Person.

A Guarantor shall not, directly or indirectly:  (1) consolidate or merge with or into another Person other than the Borrower (whether or not such Guarantor is the surviving Person), or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties and assets of the Guarantor, in any Transaction, to another Person, other than the Borrower or another Guarantor, unless:

(1)                                 immediately after giving effect to that Transaction, no Default or Event of Default exists; and

(2)                                 either:

(a)                                 the Guarantor is the surviving Person, or the Person formed by or surviving any such consolidation or merger (if other than the Guarantor) or to which such sale, assignment, transfer, conveyance or other disposition which has been made (i) is organized or existing under the laws of the United States, any state thereof or the District of Columbia, (ii) assumes all the obligations of that Guarantor under the Loan Documents pursuant to a joinder to the Guaranty and Security Agreement reasonably satisfactory to the Administrative Agent and (iii) causes such amendments, supplements or other instruments to be executed, delivered, filed and recorded, as applicable, in such jurisdictions as may be required by applicable law to preserve and protect the Lien of the Security Documents on the Collateral owned by or transferred to such entity; or

(b)                                 such sale, assignment, transfer, conveyance or other disposition or consolidation or merger is in compliance, as of the date thereof, with  Section 9.3 and Section 9.7 to the extent applicable (and to the extent such section is applicable, the Borrower  shall thereafter comply with Section 4.4(b)(ii)).

SECTION 9.8                                             No Further Negative Pledges; Restrictive Agreements.  Create or permit to exist or become effective or enter into any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to (i) pay dividends or make any other distributions on its Capital Stock owned by the Borrower  or any Restricted Subsidiary or pay any Indebtedness or other obligation owed to the Borrower  or any Restricted Subsidiary, (ii) make loans or advances to the Borrower  or any Restricted Subsidiary thereof or (iii) transfer any of its property or assets to the Borrower  or any Restricted Subsidiary.

However, the preceding provisions shall not apply to the following:

(1)                                 any encumbrance or restriction in existence on the Closing Date, including those required by the ABL Revolver or the Senior Notes Indenture by any other agreement or documents entered into in connection with the ABL Revolver or the Senior Notes Indenture and any amendments, modifications, restatements, renewals, increases, supplements or Refinancings, of any of the foregoing agreements or documents, or any other Credit Facility, provided that the terms of such amendments, modifications, restatements, renewals, increases, supplements or Refinancings of any such other Credit Facility, in the good-faith judgment of the Borrower , are not, taken as a whole, materially more restrictive than the dividend or other payment restrictions contained in these agreements on the Closing Date or Refinancings thereof;

(2)                                 any encumbrance or restriction pursuant to an agreement relating to an acquisition of property (whether directly or through the purchase of Equity Interests of the Person owning such property), so long as the encumbrances or restrictions in any such agreement relate solely to the property so acquired (and are not or were not created in anticipation of or in connection with the acquisition thereof);

(3)                                 any encumbrance or restriction which exists with respect to a Person that becomes a Restricted Subsidiary or merges with or into a Restricted Subsidiary on or after the Closing Date, which is in existence at the time such Person becomes a Restricted Subsidiary, but not created in connection with or in anticipation of such Person becoming a Restricted Subsidiary, and which is not applicable to any

Person or the property or assets of any Person other than such Person or the property or assets of such Person becoming a Restricted Subsidiary;

(4)                                 any encumbrance or restriction pursuant to an agreement effecting a permitted Refinancing or extension of Indebtedness issued pursuant to an agreement containing any encumbrance or restriction referred to in the foregoing clauses (1) through (3), so long as the encumbrances and restrictions contained in any such Refinancing agreement are not, taken as a whole, in the good-faith judgment of the Borrower , materially more restrictive than the encumbrances and restrictions contained in the agreements governing the Indebtedness being Refinanced;

(5)                                 customary provisions restricting subletting or assignment of any lease, contract, or license of the Borrower  or any Restricted Subsidiary, customary provisions restricting the disposition of assets subject to a lease or license, or provisions in agreements that restrict the assignment of such agreement or any rights thereunder;

(6)                                 any encumbrance or restriction by reason of applicable law, rule, regulation or order;

(7)                                 any encumbrance or restriction under any Loan Document;

(8)                                 any encumbrance or restriction under an agreement relating to a disposition of assets or Capital Stock, including, without limitation, any agreement for the sale or other disposition of or by a Subsidiary that restricts distributions, loans or transfers by that Subsidiary pending its sale or other disposition;

(9)                                 restrictions on cash and other deposits or net worth imposed by customers or suppliers or required by insurance, surety or bonding companies, under contracts entered into in the ordinary course of business;

(10)                          customary provisions with respect to the disposition or distribution of assets or property in joint venture agreements, limited liability company agreements, partnership agreements, shareholder agreements, asset sale agreements, stock sale agreements, sale leaseback agreements and other similar agreements;

(11)                          any instrument governing any Indebtedness or Capital Stock of a Person acquired by the Borrower  or any Restricted Subsidiary as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was Incurred or issued in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of this Agreement to be Incurred;

(12)                          purchase-money obligations (including Capital Lease Obligations) for property acquired in the ordinary course of business that impose restrictions on that property so acquired of the nature described in clause (iii) of the first paragraph hereof;

(13)                          provisions of agreements relating to Permitted Liens;

(14)                          Indebtedness Incurred or Equity Interests issued by an Restricted Subsidiary; provided that the restrictions contained in the agreements or instruments relating thereto (a) either (i) apply only in the event of a payment default or a default with respect to a financial covenant  or (ii) shall not, taken as a whole, in the good-faith judgment of the Board of Directors of the Borrower , materially adversely affect the Borrower’s ability to pay all principal, interest and premium, if any, on the Notes, and (b) are not, taken as a whole, in the good-faith judgment of the Board of Directors of the Borrower , materially more restrictive than is customary in comparable financings;

(15)                          customary encumbrances or restrictions contained in agreements entered into in the ordinary course of business in connection with Hedging Obligations permitted under the Loan Documents; and

(16)                          any other agreement governing Indebtedness entered into after the Closing Date that contains encumbrances and restrictions that are not, taken as a whole, in the good-faith judgment of the Board of Directors of the Borrower, materially more restrictive than those in effect on the Closing Date with respect to that Restricted Subsidiary pursuant to agreements in effect on the Closing Date.

Nothing contained in this Section 9.8 shall prevent the Borrower or any Restricted Subsidiary from (i) creating, incurring, assuming or suffering to exist any Liens in compliance with Section 9.2 or (ii) restricting the sale or other disposition of property or assets of the Borrower  or any Restricted Subsidiary that secure Indebtedness of the Borrower  or any Restricted Subsidiary Incurred in accordance with the Sections 9.1 and 9.2.

SECTION 9.9                                             Suspension of Covenants.  Following the first day (the “Suspension Date”) that:

(1)                                 the Term Loans have an Investment Grade Rating from both of the Rating Agencies, and

(2)                                 no Default has occurred and is continuing,

the Borrower  and the Restricted Subsidiaries shall not be subject to Sections 9.1, 9.3, 9.5, 9.6, 9.8, 9.10, Section 4.4(b)(ii) and clause (3) of the first paragraph of Section 9.7 (collectively, the “Suspended Covenants”):

In the event that the Borrower and its Restricted Subsidiaries are not subject to the Suspended Covenants for any period of time as a result of the foregoing, and on any subsequent date (the “Reversion Date”) one or both of the Rating Agencies withdraws its Investment Grade Rating or downgrades the rating assigned to the Term Loans below an Investment Grade Rating, then the Borrower  and the Restricted Subsidiaries shall thereafter again be subject to the Suspended Covenants with respect to future events (the period of time between the Suspension Date and the Reversion Date, the “Suspension Period”).  Notwithstanding that the Suspended Covenants may be reinstated, no default shall be deemed to have occurred as a result of a failure to comply with the Suspended Covenants during the Suspension Period.

On the Reversion Date, all Indebtedness Incurred during the Suspension Period shall be classified to have been Incurred pursuant to the first paragraph of Section 9.1 or one of the clauses of the definition of Permitted Indebtedness (to the extent such Indebtedness would be permitted to be Incurred thereunder as of the Reversion Date and after giving effect to Indebtedness Incurred prior to the Suspension Period and outstanding on the Reversion Date).  To the extent such Indebtedness would not be so permitted to be Incurred, such Indebtedness shall be deemed to have been outstanding on the Closing Date, so that it is classified as permitted under Section 9.1(4). Calculations made after the Reversion Date of the amount available to be made as Restricted Payments shall be made as though Section 9.5 had been in effect since the Closing Date and throughout the Suspension Period.  Accordingly, Restricted Payments made during the Suspension Period shall reduce the amount available to be made as Restricted Payments under Section 9.5(A) and the items specified in subclauses (3)(a) through (3)(d) of Section 9.5(A) shall increase the amount available to be made under Section 9.5(A).  However, no Default or Event of Default shall be deemed to have occurred on the Reversion Date (or thereafter) under any Suspended Covenant solely as a result of any action taken by the Borrower  or the Restricted Subsidiaries, or events occurring, during the Suspension Period.

SECTION 9.10                                      Limitation on Business Activities.  Engage in any business other than a Permitted Business, except to such extent as would not be material to the Borrower and its Restricted Subsidiaries, taken as a whole.

ARTICLE X

DEFAULT AND REMEDIES

SECTION 10.1                                      Events of Default.  Each of the following shall constitute an Event of Default:

(a)                                 Default in Payment of Principal of Term Loans.  The Borrower shall default in the payment when due of the principal of (or premium, if any, on) any Term Loan when due and payable (whether on the applicable Term Loan Maturity Date or upon prepayment, acceleration, optional prepayment or otherwise).

(b)                                 Other Payment Default.  The Borrower or any other Credit Party shall default in the payment when and as due (whether at maturity, by reason of acceleration or otherwise) of interest on any Loan or the payment of any other Obligation, and such default shall continue for a period of three (3) Business Days.

(c)                                  Misrepresentation.  Any representation or warranty made by any Credit Party in this Agreement or any other Loan Document shall prove to have been materially incorrect when made (or, in the case of any representation or warranty which is already subject to a materiality qualifier, such representation or warranty shall prove to have been incorrect in any respect when made).

(d)                                 Default in Performance of Certain Covenants.  Any Credit Party shall default in the performance or observance of any covenant or agreement contained in, 8.3(a) or 8.4 (only with respect to the legal existence of the Borrower) or Article IX (after giving effect to the operation of Section 9.9, if applicable).

(e)                                  Default in Performance of Other Covenants and Conditions.  Any Credit Party or any Restricted Subsidiary thereof shall default in the performance or observance of any term, covenant, condition or agreement contained in this Agreement (other than as specifically provided for in this Section) or any other Loan Document and such default shall continue for a period of (i) 5 Business Days after notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender) if such breach relates to the terms or provisions of Section 8.1 or Section 8.2(a) or (ii) otherwise, thirty (30) days after notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender);

(f)                                   Indebtedness Cross-Acceleration.  A default or defaults under any bonds, debentures, notes or other evidences of Indebtedness (other than the Term Loans) by the Borrower or any Restricted Subsidiary having, individually or in the aggregate, a principal or similar amount outstanding of at least $30,000,000, whether such Indebtedness now exists or shall hereafter be created, which default or defaults either (a) shall have resulted in the acceleration of the maturity of such Indebtedness prior to its express maturity or (b) shall constitute a failure to pay principal of, or interest or premium on, such Indebtedness when due and payable after the expiration of any applicable grace period with respect thereto.

(g)                                  [Reserved]

(h)                                 Voluntary Bankruptcy Proceeding.  Any Credit Party or any Restricted Subsidiary thereof shall (i) commence a voluntary case under any Debtor Relief Laws, (ii) file a petition seeking to take advantage of any Debtor Relief Laws, (iii) consent to or fail to contest in a timely and appropriate manner any petition filed against it in an involuntary case under any Debtor Relief Laws, (iv) apply for or consent to, or fail to contest in a timely and appropriate manner, the appointment of, or the taking of possession by, a receiver, custodian, trustee, or liquidator of itself or of a substantial part of its property, domestic or foreign, (v) admit in writing its inability to pay its debts as they become due, (vi) make a general assignment for the benefit of creditors, or (vii) take any corporate action for the purpose of authorizing any of the foregoing.

(i)                                     Involuntary Bankruptcy Proceeding.  A case or other proceeding shall be commenced against any Credit Party or any Restricted Subsidiary thereof in any court of competent jurisdiction seeking (i) relief under any Debtor Relief Laws, or (ii) the appointment of a trustee, receiver, custodian, liquidator or the like for any Credit Party or any Restricted Subsidiary thereof or for all or any substantial part of their respective assets, domestic or foreign, and such case or proceeding shall continue without dismissal or stay for a period of sixty (60) consecutive days, or an order granting the relief requested in such case or proceeding (including, but not limited to, an order for relief under such federal bankruptcy laws) shall be entered.

(j)                                    Collateral.  Unless all of the Collateral has been released from the Liens in accordance with the provisions of the Security Documents, (x) the liens and security interests on assets or collections of assets constituting Collateral having a fair market value in excess of $30,000,000 shall cease to be perfected, or shall fail to have the priority contemplated hereby, in each case subject to Permitted Liens, and the same shall continue for a period in excess of 30 consecutive days following written notice from the Administrative Agent, (y) the repudiation or disaffirmation by any Credit Party of its material obligations under the Security Documents or (z) the determination in a judicial proceeding that the Security Documents are unenforceable or invalid against any Credit Party party thereto for any reason with respect to any Collateral, individually or in the aggregate, having a fair market value in excess of $30,000,000; provided that such default, repudiation, disaffirmation or determination is not rescinded, stayed, or waived by the Persons having such authority pursuant to the Security Documents or otherwise cured within 60 days after the Borrower receives written notice thereof specifying such occurrence from the Administrative Agent or the Required Lenders and demanding that such default be remedied.

(k)                                 Judgment.  The entry against the Borrower or any Restricted Subsidiary of a final judgment(s) for the payment of money in an aggregate amount in excess of $30,000,000 (net of amounts covered by (x) insurance for which the insurer thereof has been notified of such claim and has not challenged such coverage or (y) valid third party indemnifications for which the indemnifying party thereof has been notified of such claim and has not challenged such indemnification), by a court or courts of competent jurisdiction, which judgment(s) remain undischarged, unwaived, unstayed, unbonded and unsatisfied for a period of 60 consecutive days.

SECTION 10.2                                      Remedies.  Upon the occurrence and during the continuance of an Event of Default, with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower:

(a)                                 Acceleration; Termination of Term Loan Facility.  Declare the principal of and interest on the Term Loans at the time outstanding, and all other amounts owed to the Lenders and to the Administrative Agent under this Agreement or any of the other Loan Documents and all other Obligations, to be forthwith due and payable, whereupon the same shall immediately become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by each Credit Party, anything in this Agreement or the other Loan Documents to the contrary notwithstanding, and terminate the Term Loan Facility and any right of the Borrower to request borrowings thereunder; provided, that upon the occurrence of an Event of Default specified in Section 10.1(i) or (j), the Term Loan Facility shall be automatically terminated and all Obligations shall automatically become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by each Credit Party, anything in this Agreement or in any other Loan Document to the contrary notwithstanding.

(b)                                 General Remedies.  Exercise on behalf of the Secured Parties all of its other rights and remedies under this Agreement, the other Loan Documents and Applicable Law, in order to satisfy all of the Secured Obligations.

SECTION 10.3                                      Rights and Remedies Cumulative; Non-Waiver; etc.

(a)                                 The enumeration of the rights and remedies of the Administrative Agent and the Lenders set forth in this Agreement is not intended to be exhaustive and the exercise by the Administrative Agent and the Lenders of any right or remedy shall not preclude the exercise of any other rights or remedies, all of which shall be cumulative, and shall be in addition to any other right or remedy given hereunder or under the other Loan Documents or that may now or hereafter exist at law or in equity or by suit or otherwise.  No delay or failure to take action on the part of the Administrative Agent or any Lender in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege or shall be construed to be a waiver of any Event of Default.  No course of dealing between the Borrower, the Administrative Agent and the Lenders or their respective agents or employees shall be effective to change, modify or discharge any provision of this Agreement or any of the other Loan Documents or to constitute a waiver of any Event of Default.

(b)                                 Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Credit Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 10.2 for the benefit of all the Lenders; provided that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any Lender from exercising setoff rights in accordance with Section 12.4 (subject to the terms of Section 5.6), or (c) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Credit Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 10.2 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 5.6, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

SECTION 10.4                                      Crediting of Payments and Proceeds.  In the event that the Obligations have been accelerated pursuant to Section 10.2 or the Administrative Agent or any Lender has exercised any remedy set forth in this Agreement or any other Loan Document, all payments received on account of the Secured Obligations and all net proceeds from the enforcement of the Secured Obligations shall, subject to Section 5.15, and the provisions of the Pari Passu Intercreditor Agreement and the Junior Lien Credit Agreement, be applied by the Administrative Agent as follows:

First, to payment of that portion of the Secured Obligations constituting fees, indemnities, expenses and other amounts, including attorney fees, payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Secured Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders under the Loan Documents, including attorney fees, ratably among the Lenders in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Secured Obligations constituting accrued and unpaid interest on the Term Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Secured Obligations constituting unpaid principal of the Term Loans ratably among the Lenders in proportion to the respective amounts described in this clause Fourth payable to them; and

Last, the balance, if any, after all of the Secured Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Applicable Law.

SECTION 10.5                                      Administrative Agent May File Proofs of Claim.  In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Credit Party, the Administrative Agent (irrespective of whether the principal of any Term Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a)                                 to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Term Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 5.3 and 12.3) allowed in such judicial proceeding; and

(b)                                 to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 5.3 and 12.3.

SECTION 10.6                                      Credit Bidding.

(a)                                 The Administrative Agent, on behalf of itself and the Lenders, shall have the right to credit bid and purchase for the benefit of the Administrative Agent and the Lenders all or any portion of Collateral at any sale thereof conducted by the Administrative Agent under the provisions of the UCC, including pursuant to Sections 9-610 or 9-620 of the UCC, at any sale thereof conducted under the provisions of the United States Bankruptcy Code, including

Section 363 thereof, or a sale under a plan of reorganization, or at any other sale or foreclosure conducted by the Administrative Agent (whether by judicial action or otherwise) in accordance with Applicable Law.

(b)                                 Each Lender hereby agrees that, except as otherwise provided in any Loan Documents or with the written consent of the Administrative Agent and the Required Lenders, it will not take any enforcement action, accelerate obligations under any Loan Documents, or exercise any right that it might otherwise have under Applicable Law to credit bid at foreclosure sales, UCC sales or other similar dispositions of Collateral.

ARTICLE XI

THE ADMINISTRATIVE AGENT

SECTION 11.1                                      Appointment and Authority.

(a)                                 Each of the Lenders hereby irrevocably appoints Wells Fargo to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  Except for the rights granted to any Credit Party under Sections 11.6 and 11.9 hereof, the provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and neither the Borrower nor any Subsidiary thereof shall have rights as a third-party beneficiary of any of such provisions.  It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law.  Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

(b)                                 Without limiting the foregoing, the Administrative Agent is authorized to enter into the Pari Passu Intercreditor Agreement, the Junior Lien Intercreditor Agreement and any other intercreditor or subordination agreement (and any amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications to, any of the foregoing) and to take all actions (and execute all documents) required (or otherwise deemed advisable by the Administrative Agent) in connection with the incurrence by any Credit Party of any Indebtedness permitted hereunder, in order to permit such Indebtedness to be secured by a valid, perfected lien and/or to have the priority contemplated hereby and the parties hereto acknowledge that any such intercreditor or subordination agreement will be binding upon them.  Each Lender (i) hereby agrees that it will be bound by and will take no actions contrary to the provisions of the Pari Passu Intercreditor Agreement, the Junior Lien Intercreditor Agreement or any other such intercreditor or subordination agreement and (ii) hereby authorizes and instructs the Administrative Agent to enter into the Pari Passu Intercreditor Agreement, the Junior Lien Intercreditor Agreement and any other such intercreditor or subordination agreement (and any amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications to, any of the foregoing) in connection with the incurrence by any Credit Party of any Indebtedness permitted hereunder, in order to permit such Indebtedness to be secured by a valid, perfected lien and/or to have the priority contemplated hereby and to subject the Liens on the Collateral securing the Secured Obligations to the provisions thereof.

(c)                                  The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders and the hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Credit Parties to secure any of the Secured Obligations, together with such powers and discretion as are reasonably incidental thereto (including, without limitation, to enter into additional Loan Documents or supplements to existing Loan Documents on behalf of the Secured Parties).  In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to this Article XI for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of Articles XI and XII (including Section 12.3, as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

SECTION 11.2                                      Rights as a Lender.  The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

SECTION 11.3                                      Exculpatory Provisions.

(a)                                 The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents.  Without limiting the generality of the foregoing, the Administrative Agent:

(i)                                     shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;

(ii)                                  shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or Applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(iii)                               shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries or Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

(b)                                 The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 12.2 and Section 10.2) or (ii) in the absence of its own bad faith, gross negligence or willful misconduct as determined by a court of competent jurisdiction by final nonappealable judgment.  The Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default is given to the Administrative Agent by the Borrower or a Lender.

(c)                                  The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article VI or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

SECTION 11.4                                      Reliance by the Administrative Agent.  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it in good faith to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Term Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Term Loan.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 11.5                                      Delegation of Duties.  The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Term Loan Facility as well as activities as Administrative Agent.  The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

SECTION 11.6                                      Resignation of Administrative Agent.

(a)                                 The Administrative Agent may at any time give notice of its resignation to the Lenders, and the Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower and subject to the consent of the Borrower (provided no Event of Default has occurred and is continuing at the time of such resignation), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above.  Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b)                                 If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by Applicable Law, by notice in writing to the Borrower and such Person, remove such Person as Administrative Agent and, in consultation with the Borrower and subject to the reasonable consent of the Borrower (provided no Default or Event of Default has occurred and is continuing at the time of such appointment), appoint a successor.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date and the Required Lenders shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above; provided that in such circumstance, the Required Lenders shall designate a single Lender for purposes of giving to or receiving from the Borrower any notices, documents, certificates, schedules, updates or other information, written or otherwise, until a successor agent shall have been appointed pursuant to the terms hereof, and each obligation of the Borrower to deliver notices, documents, certificates, schedules, updates or other information to the Administrative Agent shall be deemed satisfied when delivered by the Borrower to such designated Lender for such period of time.

(c)                                  With effect from the Resignation Effective Date or the Removal Effective Date (as applicable), (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder (other than its duties and obligations under Section 12.10 hereof) and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) except for any indemnity payments owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than any rights to indemnity payments owed to the retiring or removed Administrative Agent), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder (other than its duties and obligations under Section 12.10 hereof) or under the other Loan Documents.  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 12.3 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

SECTION 11.7                                      Non-Reliance on Administrative Agent and Other Lenders.  Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

SECTION 11.8                                      No Other Duties, etc.  Anything herein to the contrary notwithstanding, none of the syndication agents, documentation agents, co-agents, arrangers or bookrunners listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder.

SECTION 11.9                                      Collateral and Guaranty Matters.

(a)                                 Subject to the Pari Passu Intercreditor Agreement and the Junior Lien Intercreditor Agreement, Liens on Collateral securing the Obligations will be automatically and unconditionally released:

(i)                                     as to any property or asset (including Capital Stock of a Subsidiary of the Borrower), to enable the Credit Parties to consummate the disposition of such property or asset to the extent not prohibited by Section 9.3, 9.6 or 12.2;

(ii)                                  in respect of the property and assets of a Guarantor, upon the designation of such Guarantor to be an Unrestricted Subsidiary in accordance with Section 8.18 and the definition of “Unrestricted Subsidiary”;

(iii)                               granted to or held by the Administrative Agent, for the ratable benefit of the Secured Parties, under any Loan Document (A) upon the termination of the Term Loan Commitment and payment in full of all Secured Obligations (other than contingent indemnification obligations), (B) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other disposition (including any Asset Sale pursuant to Section 4.4(b)) permitted under the Loan Documents, or (C) if approved, authorized or ratified in writing in accordance with Section 12.2;

(iv)                              with respect to property and assets of a Guarantor upon release or discharge of the Guarantee of such Guarantor in accordance with this Agreement;

(v)                                 as to the pledge of Capital Stock of First Tier Foreign Subsidiaries, in connection with a reorganization, change or modification of the direct or indirect ownership of such First Tier Foreign Subsidiaries by the Borrower or a Guarantor, as applicable, in compliance with this Agreement, a release may be obtained as to such Capital Stock in connection with the substitution of a pledge of 65% of the voting Capital Stock and 100% of the non-voting Capital Stock of any one or more new or replacement First Tier Foreign Subsidiaries pursuant to valid Security Documents;

(vi)                              in connection with the subordination of any Lien on any Collateral granted to or held by the Administrative Agent under any Loan Document to the holder of any Permitted Lien;

(vii)                           as otherwise permitted under this Agreement and any other Loan Document.

(b)                                 Subject to the Pari Passu Intercreditor Agreement, each of the Lenders irrevocably authorize the Administrative Agent to automatically and unconditionally release any Guarantor from its obligations under this Agreement and any other Loan Document as provided for in Section 12.21.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty and Security Agreement pursuant to this Section 11.9.  In each case as specified in this Section 11.9, the Administrative Agent will, at the Borrower’s expense, execute and deliver to the applicable Credit Party such documents as such Credit Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Security Documents or to subordinate its interest in such item, or to release such

Guarantor from its obligations under the Guaranty and Security Agreement, in each case in accordance with the terms of the Loan Documents and this Section 11.9.  In the case of any such sale, transfer or disposal of any property constituting Collateral in a transaction constituting an Asset Sale permitted pursuant to Section 9.3, the Liens created by any of the Security Documents on such property shall be automatically released without need for further action by any person.

(c)                                  The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Credit Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

ARTICLE XII

MISCELLANEOUS

SECTION 12.1                                      Notices.

(a)                                 Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows:

If to the Borrower:

777 Main Street
Suite 3000
Fort Worth, TX 76102
Attn: Michael J. Doss
Fax No. 817-339-3641

With copies to (which shall not constitute notice):

Larry D. Cannon
777 Main Street
Suite 3000
Fort Worth, TX 76102
Fax No. 817-339-3641

If to Wells Fargo as
Administrative
Agent:

Wells Fargo Bank, National Association
MAC D1109-019
1525 West W.T. Harris Blvd.
Charlotte, NC 28262
Attention of: Syndication Agency Services
Telephone No.: (704) 590-2703
Group email address: agencyservices.requests@wellsfargo.com

With copies to:

Shearman & Sterling LLP
599 Lexington Avenue
New York, NY 10022
Attn: Jonathan DeSantis, Esq.
Fax No.: 646-848-5085

If to any Lender:

To the address set forth on the Register

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient).  Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b)                                 Electronic Communications.  Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.  Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or other communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c)                                  Administrative Agent’s Office.  The Administrative Agent hereby designates its office located at the address set forth above, or any subsequent office which shall have been specified for such purpose by written notice to the Borrower and Lenders, as the Administrative Agent’s Office referred to herein, to which payments due are to be made and at which Term Loans will be disbursed.

(d)                                 Change of Address, Etc.  Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

(e)                                  Platform.

(i)                                     Each Credit Party agrees that the Administrative Agent may, but shall not be obligated to, make the Borrower Materials available to the Lenders by posting the Borrower Materials on the Platform.

(ii)                                  The Platform is provided “as is” and “as available.”  The Agent Parties (as defined below) do not warrant the accuracy or completeness of the Borrower Materials or the adequacy of the Platform, and expressly disclaim liability for errors or omissions in the Borrower Materials.  No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Borrower Materials or the Platform.  In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Credit Party, any Lender or any other Person or entity for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of any Credit Party’s or the Administrative Agent’s transmission of communications through the Internet (including, without limitation, the Platform), except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the bad faith, gross negligence or willful misconduct of such Agent Party; provided that in no event shall any Agent Party have any liability to any Credit Party, any Lender, or any other Person for indirect, special, incidental, consequential or punitive damages, losses or expenses (as opposed to actual damages, losses or expenses).

(f)                                   [Reserved]

SECTION 12.2                                      Amendments, Waivers and Consents.  Except as set forth below or as specifically provided in any Loan Document, any term, covenant, agreement or condition of this Agreement or any of the other Loan Documents may be amended or waived by the Lenders, and any consent given by the Lenders, if, but only if, such amendment, waiver or consent is in writing signed by the Required Lenders (or by the Administrative Agent with the consent of the Required Lenders) and delivered to the Administrative Agent and, in the case of an amendment, signed by the Borrower; provided, that no amendment, waiver or consent shall:

(a)                                 [Reserved].

(b)           increase the Term Loan Commitment of any Lender (or reinstate any Term Loan Commitment terminated pursuant to Section 10.2) or the amount of Term Loans of any Lender, in any case, without the written consent of such Lender;

(c)           waive, extend or postpone any date fixed by this Agreement or any other Loan Document for any payment or mandatory prepayment (it being understood that a waiver of a mandatory prepayment under Section 4.4(b) shall only require the consent of the Required Lenders) of principal, interest or fees due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly and adversely affected thereby;

(d)           reduce the principal of, or the rate of interest specified herein on, any Term Loan or (subject to clause (ii) of the proviso set forth in the paragraph below) any fees payable hereunder without the written consent of each Lender directly and adversely affected thereby; provided that only the consent of the Required Lenders shall be necessary to waive any obligation of the Borrower to pay interest at the rate set forth in Section 5.1(b) during the continuance of an Event of Default;

(e)           except as otherwise permitted by Sections 4.6, 4.7, 5.13 or this Section 12.2, change Section 5.6 or Section 10.4 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender directly and adversely affected thereby;

(f)            except as otherwise permitted by Sections 4.6, 4.7, 5.13 or this Section 12.2, change any provision of this Section or reduce the percentages specified in the definition of “Required Lenders”, or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender directly affected thereby;

(g)           consent to the assignment or transfer by any Credit Party of such Credit Party’s rights and obligations under any Loan Document to which it is a party (except as permitted pursuant to Section 9.4), in each case, without the written consent of each Lender; or

(h)           release all of the Guarantors or Guarantors comprising substantially all of the credit support for the Secured Obligations, in any case, from the Guaranty and Security Agreement (other than as authorized in Section 11.9), without the written consent of each Lender; or

(i)            release all or substantially all of the Collateral (other than as authorized in Section 11.9 or as otherwise specifically permitted or contemplated in this Agreement or the applicable Security Document) without the written consent of each Lender;

provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; (ii) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto, (iii) any waiver, amendment or modification of this Agreement that by its terms affects the rights or duties under this Agreement of Lenders holding Term Loans or Term Loan Commitments of a particular Class (but not the Lenders holding Term Loans or Term Loan Commitments of any other Class) may be effected by an agreement or agreements in writing entered into by the Borrower and the requisite percentage in interest of the affected Class of Lenders that would be required to consent thereunder under this Section if such Class of Lenders were the only Class of Lenders hereunder at the time and (iv) the Administrative Agent and the Borrower shall be permitted to amend any provision of the Loan Documents (and such amendment shall become effective without any further action or consent of any other party to any Loan Document) if the Administrative Agent and the Borrower shall have jointly identified an obvious error or any error or omission of a technical or immaterial nature in any such provision.  Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder.

Notwithstanding anything in this Agreement to the contrary, each Lender hereby irrevocably authorizes the Administrative Agent on its behalf, and without further consent, to enter into amendments or modifications to this Agreement (including, without limitation, amendments to this Section 12.2) or any of the other Loan Documents or to enter into additional Loan Documents as the Administrative Agent reasonably deems appropriate in order to effectuate the terms of Section  4.6, 4.7 and 5.13 including, without limitation, as applicable:

(A)                           to provide that additional Classes of Term Loans shall share ratably in the benefits of this Agreement and the other Loan Documents with the Obligations;

(B)                               to include appropriately the Lenders holding such Classes in any determination of (1) Required Lenders or (2) similar required lender terms applicable thereto;

(C)          to permit any such additional credit facilities to share ratably with the Term Loans in the application of prepayments;

(D)          to cure any ambiguity, defect, omission, mistake or inconsistency; or

(E)           to add to the Collateral securing the Obligations.

SECTION 12.3             Expenses; Indemnity.

(a)           Costs and Expenses.  The Borrower and any other Credit Party, jointly and severally, shall pay (i) all reasonable, documented out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable and documented fees, charges and disbursements of one external counsel for the Administrative Agent and its Affiliates, taken as a whole), in connection with the syndication of the Term Loan Facility, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all reasonable, documented out-of-pocket expenses incurred by the Administrative Agent or any Lender (including the reasonable and documented fees, charges and disbursements of one firm of counsel for the Administrative Agent and the Lenders, taken as a whole, and one firm of external local counsel for the Administrative Agent in any applicable jurisdiction as to which the Administrative Agent reasonably determined local counsel is necessary), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Term Loans made hereunder, including all such reasonable out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Term Loans.

(b)           Indemnification by the Borrower.  The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, and shall pay or reimburse any such Indemnitee for, any and all losses, claims (including, without limitation, any Environmental Liability), penalties, damages, liabilities and related reasonable, documented, out-of-pocket expenses (including the reasonable fees and expenses of one firm of counsel for all Indemnitees (excluding any local counsel or regulatory counsel (if the applicable Indemnitee or Indemnitees reasonably determine that local or regulatory counsel is necessary) or any additional counsel reasonably necessary as a result of an actual conflict of interest or a reasonable likelihood of a conflict of interest of any Indemnitee, which, in the case of local counsel, shall be limited to one firm of counsel for each applicable jurisdiction, in the case of regulatory counsel, shall be limited to one firm of such counsel for all Indemnitees, and in the case of a conflict of interest, shall be limited to one firm of counsel for all Indemnitees similarly situated)), incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrower or any other Credit Party), other than such Indemnitee and its Related Parties, arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby (including, without limitation, the Transactions), (ii) any Term Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged Environmental Liability related in any way to any Credit Party or any Restricted Subsidiary, (iv) any actual or prospective (if threatened in writing) claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Credit Party or any Restricted Subsidiary thereof, and regardless of whether any Indemnitee is a party thereto, or (v) any claim (including, without limitation, any Environmental Liability), investigation, litigation or other proceeding (whether or not the Administrative Agent or any Lender is a party thereto) and the prosecution and defense thereof, arising out of or in any way connected with the Term Loans, this Agreement, any other Loan Document, or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (A) to the extent resulting from such Indemnitee’s own gross negligence, bad faith or willful misconduct as determined by a court of competent jurisdiction in a final non-appealable judgment, (B) to the extent that they are found by a final, nonappealable judgment of a court of competent jurisdiction to arise from a material breach of the obligations of such Indemnitee under any Loan Document, (C) arising out of or in connection with any claim, litigation, investigation or proceeding that does not involve an act or omission of the Borrower or any of its Affiliates (as found by a final, nonappealable judgment of a court of competent jurisdiction) and that is brought by an Indemnitee against any other Indemnitee) or (D) in respect of any loss, claim, penalty, damage, liability or expense resulting directly from any information concerning the Indemnitees furnished to the Borrower in writing by the Arrangers specifically for inclusion in the confidential information memoranda and other marketing materials to be used in connection with the syndication of the Term Loan Facilities.  This Section 12.3(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c)           Reimbursement by Lenders.  To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under clause (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof) or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the Total Credit Exposure at such time, or if the Total Credit Exposure has been reduced to zero, then based on such Lender’s share of the Total Credit Exposure immediately prior to such reduction) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) in connection with such capacity.  The obligations of the Lenders under this clause (c) are subject to the provisions of Section 5.7.

(d)           Waiver of Consequential Damages, Etc.  To the fullest extent permitted by Applicable Law, no Credit Party or Indemnitee shall assert, and each Credit Party and Indemnitee hereby waives, any claim against any Credit Party or other Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Term Loan or the use of the proceeds thereof; provided that the foregoing shall not limit the liability of any Credit Party pursuant to clause (b) above.  No Credit Party or any Indemnitee referred to in clause (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e)           Payments.  All amounts due under this Section shall be payable promptly after demand therefor, which demand shall be accompanied by a statement from the applicable Person to whom such payment is due setting forth such amounts in reasonable detail.

(f)            Survival.  Each party’s obligations under this Section shall survive the termination of the Loan Documents and payment of the obligations hereunder.

SECTION 12.4             Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender, and each of their respective Affiliates is hereby authorized at any time and from time to time to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of the Borrower or any other Credit Party against any and all of the obligations of the Borrower or such Credit Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or any of its Affiliates, irrespective of whether or not such Lender or any such Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Credit Party may be unmatured or are owed to a branch or office of such Lender or such Affiliate different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 10.4 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.  The rights of each Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or its Affiliates may have.  Each Lender, agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

SECTION 12.5             Governing Law; Jurisdiction, Etc.

(a)           Governing Law.  This Agreement and the other Loan Documents and any claim, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the law of the State of New York.

(b)           Submission to Jurisdiction.  The Borrower irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Administrative Agent, any Lender, or any Related Party of the foregoing in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the exclusive jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by Applicable Law, in such federal court.  Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement or in any other Loan Document shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or any other Credit Party or its properties in the courts of any jurisdiction.

(c)           Waiver of Venue.  The Borrower and each Credit Party irrevocably and unconditionally waives, to the fullest extent permitted by Applicable Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by Applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)           Service of Process.  Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 12.1.  Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by Applicable Law.

SECTION 12.6             Waiver of Jury Trial.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 12.7             Reversal of Payments.  To the extent any Credit Party makes a payment or payments to the Administrative Agent for the ratable benefit of the Lenders or the Administrative Agent receives any payment or proceeds of the Collateral which payments or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any Debtor Relief Law, other Applicable Law or equitable cause, then, to the extent of such payment or proceeds repaid, the Obligations or part thereof intended to be satisfied shall be revived and continued in full force and effect as if such payment or proceeds had not been received by the Administrative Agent.

SECTION 12.8             Injunctive Relief.  The Borrower recognizes that, in the event the Borrower fails to perform, observe or discharge any of its obligations or liabilities under this Agreement, any remedy of law may prove to be inadequate relief to the Lenders.  Therefore, the Borrower agrees that the Lenders, at the Lenders’ option, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.

SECTION 12.9             Successors and Assigns; Participations.

(a)           Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (e) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)           Assignments by Lenders.  Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Term Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)            Minimum Amounts.

(A)          in the case of an assignment of the entire remaining amount of the assigning Lender’s Term Loan Commitments or such Lender’s Term Loans at the time owing to it (in each case with respect to any Class) or contemporaneous assignments to related Approved Funds that equal at least the amount specified in paragraph (b)(i)(B) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)          in any case not described in paragraph (b)(i)(A) of this Section, the aggregate amount of the Term Loan Commitment (which for this purpose includes Term Loans outstanding thereunder) or, if the applicable Term Loan Commitment is not then in effect, the principal outstanding balance of the Term Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if a “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $1,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed);

(ii)           Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Term Loan or the Term Loan Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Classes on a non-pro rata basis;

(iii)          Required Consents.  No consent shall be required for any assignment except to the extent required by paragraph (b)(i)(B) of this Section and, in addition:

(A)          consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund or (z) the assignment is made to any Person approved by the Borrower in writing on or before the Closing Date in connection with the primary syndication of the Term Loan Facility and during the period commencing on the Closing Date and ending on the date that is ninety (90) days following the Closing Date; provided, that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 10 Business Days after having received notice thereof; and provided, further, that the Borrower’s consent shall not be required during the primary syndication of the Credit Facility;

(B)          the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required, except in the case of an assignment pursuant to Section 4.5 or Section 12.9(e) or (f), for assignments in respect of (i) any unfunded Term Loan Commitments if such assignment is to a Person that is not a Lender with a Term Loan Commitment, as applicable, an Affiliate of such Lender or an Approved Fund with respect to such Lender or (ii) the Term Loans to a Person who is not a Lender, an Affiliate of a Lender or an Approved Fund.

(iv)          Assignment and Assumption.  The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 for each assignment; provided that (A) only one such fee will be payable in connection with simultaneous assignments to two or more related Approved Funds by a Lender and (B) the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment.  The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and any Tax forms or documentation required to be delivered pursuant to Section 5.11(g).

(v)           No Assignment to Certain Persons.  No such assignment shall be made to (A) the Borrower or any of its Subsidiaries or Affiliates or (B) any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B).

(vi)          No Assignment to Natural Persons.  No such assignment shall be made to a natural Person.

(vii)         Certain Additional Payments.  In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative

Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Term Loans previously requested, but not funded by, the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (A) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent and each other Lender hereunder (and interest accrued thereon), and (B) acquire (and fund as appropriate) its full pro rata share of all Term Loans.  Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under Applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 5.8, 5.9, 5.10, 5.11 (subject to the requirements and limitations therein, including the requirements under Section 5.11(g)) and 12.3 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section (other than a purported assignment to a natural Person or the Borrower or any of the Borrower’s Subsidiaries or Affiliates, which shall be null and void.)

(c)           Register.  The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices in Charlotte, North Carolina, a copy of each Assignment and Assumption and each Lender Joinder Agreement delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Term Loan Commitment of, and principal amounts of (and stated interest on) the Term Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement.  The Register shall be available for inspection by the Borrower and any Lender (but only to the extent of entries in the Register that are applicable to such Lender), at any reasonable time and from time to time upon reasonable prior notice.

(d)           Participations.  Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person or the Borrower or any of the Borrower’s Subsidiaries or Affiliates) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Term Loan Commitment and/or the Term Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 12.3(c) with respect to any payments made by such Lender to its Participant(s).

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver or modification described in Section 12.2(b), (c), (d) or (e) that directly and adversely affects such Participant and could not be effected by a vote of the Required Lenders.  The Borrower agrees that each Participant shall be entitled to the benefits of Sections 5.9, 5.10 and 5.11 (subject to the requirements and limitations therein, including the requirements under Section 5.11(g) (it being understood that the documentation required under Section 5.11(g) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 5.12 as if it were an assignee under paragraph (b) of this Section (without duplication of any such benefits that would otherwise be owed to the Lender with respect to the Term Loans subject to such participation); and (B) shall not be entitled to receive any greater payment under Sections 5.10 or 5.11, with respect to any participation, than its participating Lender would have been entitled to receive unless the right of such Participant to receive any such greater payment shall have been consented to in writing by the Borrower prior to or concurrently with the effectiveness of the sale of the participation to such Participant.  Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 5.12(b) with respect to any Participant.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 12.4 as though it were a Lender; provided that such Participant agrees to be subject to Section 5.6 as though it were a Lender.

Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts of (and stated interest on) each Participant’s interest in the Term Loans or other Obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Term Loan Commitments, Term Loans or its other Obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Term Loan Commitment, Term Loan or other Obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (solely in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e)                                  Affiliate Buybacks.

(i)                                     Notwithstanding anything to the contrary in this Agreement, with respect to any assignment to or by an Affiliated Lender:

(A)                               the Affiliated Lender and such other Lender shall execute and deliver to the Administrative Agent an assignment agreement substantially in the form of Exhibit G-2 hereto (an “Affiliated Lender Assignment and Assumption”); and

(B)                               at the time of such assignment after giving effect to such assignment, the aggregate principal amount of all Term Loans held by Affiliated Lenders shall not exceed 15% of the aggregate principal amount of all Term Loans and Term Loan Commitments outstanding under this Agreement; and

(C)                               at the time of such assignment, the Affiliated Lender shall represent and warrant that it shall have no MNPI with regard to the Borrower and its Subsidiaries that both (x) has not been previously disclosed in writing to the Administrative Agent and the Lenders (other than because any given Lender does not wish to receive such MNPI) prior to such time and (y) could reasonably be expected to have a material effect upon, or otherwise be material to, a Lender’s decision to assign its Loans.

(ii)                                  Notwithstanding anything to the contrary in this Agreement, no Affiliated Lender shall have any right to (A) attend (including by telephone) any meeting or discussions (or portion thereof) among the Administrative Agent or any Lender to which representatives of the Borrower are not invited or (B) receive any information or material prepared by the Administrative Agent or any Lender or any communication by or among the Administrative Agent and/or one or more Lenders, except to the extent such information or materials have been made available to the Borrower or its representatives.

(iii)                               Notwithstanding anything in Section 12.2 or the definition of “Required Lenders” to the contrary, for purposes of determining whether the Required Lenders, all affected Lenders or all Lenders have (A) consented (or not consented) to any amendment or waiver of any provision of this Agreement or any other Loan Document or any departure by any Credit Party therefrom, (B) otherwise acted on any matter related to any Loan Document, or (C) directed or required the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, an Affiliated Lender shall be deemed to have voted its interest as a Lender without discretion in the same proportion as the allocation of voting with respect to such matter by Lenders who are not Affiliated Lenders; provided that no amendment, modification, waiver, consent or other action with respect to any Loan Document shall deprive such Affiliated Lender of its ratable portion of any payments to which such Affiliated Lender is entitled under the Loan Documents without such Affiliated Lender providing its consent; provided, further, that such Affiliated Lender shall have the right to approve any amendment, modification, waiver or consent that (x) disproportionately and adversely affects such Affiliated Lender or (y) is of the type described in Section 12.2 (b) through (i) of this Agreement to the extent that such Affiliated Lender is directly and adversely affected thereby; and in furtherance of the foregoing, (x) the Affiliated Lender agrees to execute and deliver to the Administrative Agent any instrument reasonably requested by the Administrative Agent to evidence the voting of its interest as a Lender in accordance with the provisions of this Section 12.9(e)(iii); provided that if the Affiliated Lender fails to promptly execute such instrument such failure shall in no way prejudice any of the Administrative Agent’s rights under this paragraph and (y) the Administrative Agent is hereby appointed (such appointment being coupled with an interest) by the Affiliated Lender as the Affiliated Lender’s attorney-in-fact, with full authority in the place and stead of the Affiliated Lender and in the name of the Affiliated Lender, from time to time in the Administrative Agent’s discretion to take any action and to execute any instrument that the Administrative Agent may deem reasonably necessary to carry out the provisions of this Section 12.9(e)(iii).

(iv)                              Each Affiliated Lender, solely in its capacity as a Lender, hereby agrees, and each Affiliated Lender Assignment Agreement shall provide a confirmation that, if any Credit Party shall be subject to any voluntary or involuntary bankruptcy, reorganization, insolvency or liquidation proceeding (for purposes of this Section 12.9(e)(iv) only, “Bankruptcy Proceedings”), (i) such Affiliated Lender shall not take any step or action in such Bankruptcy Proceeding to object to, impede, or delay the exercise of any right or the taking of any action by the Administrative Agent (or the taking of any action by a third party that is supported by the Administrative Agent) in relation to such Affiliated Lender’s claim with respect to its Term Loans (for purposes of this Section 12.9(e)(iv) only, “Claim”) (including, without limitation, objecting to any debtor in possession financing, use of cash collateral, grant of adequate protection, sale or disposition, compromise, or plan of reorganization) so long as such Affiliated Lender is treated in connection with such exercise or action on the same or better terms as the other Lenders and (ii) with respect to any matter requiring the vote of Lenders during the pendency of a Bankruptcy Proceeding (including, without limitation, voting on any plan of reorganization), the Term Loans held by such Affiliated Lender (and any Claim with respect thereto) shall be deemed to be voted in accordance with clause (iii) of this Section 12.9(e), so long as such Affiliate Lender is treated in connection with the exercise of such right or taking of such action on the same or better terms as the other Lenders.  For the avoidance of doubt, the Lenders and each Affiliated Lender agree and acknowledge that the provisions set forth in this Section 12.9(e)(iv), and the related provisions set forth in each Affiliated Lender Assignment and Assumption, constitute a “subordination agreement” as such term is contemplated by, and utilized in, Section 510(a) of the United States Bankruptcy Code, and, as such, would be enforceable for all purposes in any case where a Credit Party has filed for protection under any law relating to bankruptcy, insolvency or reorganization or relief of debtors applicable to such Credit Party.

(v)                                 Each Affiliated Lender agrees to notify the Administrative Agent and the Borrower promptly (and in any event within 10 Business Days) if it acquires any Person who is also a Lender, and each Lender agrees to notify the Administrative Agent and the Borrower promptly (and in any event within ten (10) Business Days) if it becomes an Affiliated Lender.  The Administrative Agent may conclusively rely upon any notice delivered pursuant to the immediately preceding sentence and shall not have any liability for any losses suffered by any Person as a result of any purported assignment to or from an Affiliated Lender.

(f)                                   Borrower Buybacks.  Notwithstanding anything to the contrary in this Agreement, any Lender may, at any time, assign all or a portion of its Term Loans to the Borrower or any of its Subsidiaries; provided that (i) any Term Loans that are so assigned will be immediately, automatically and irrevocably cancelled and the aggregate principal amount of the Term Loans of the applicable Term Loan Facility then outstanding shall be reduced by an amount equal to the principal amount of such Term Loans, (ii) the Borrower or its Subsidiary (as applicable) shall clearly identify itself as such in the applicable assignment documentation and (iii) the Borrower or its relevant Subsidiary, as applicable, shall represent and warrant to the assigning Lenders that it shall have no MNPI with regard to the Borrower and its Subsidiaries that both (x) has not been disclosed in writing to the Administrative Agent and the Lenders (other than because any given Lender does not wish to receive such MNPI) prior to such time and (y) could reasonably be expected to have a material effect upon, or otherwise be material to, a Lender’s decision to assign its Term Loans.

As a condition to each assignment pursuant to this subsection (f), the Administrative Agent shall have been provided a notice in connection with each assignment to the Borrower in which the Borrower shall waive any right to bring any action in connection with such Term Loans against the Administrative Agent, in its capacity under this subsection (f).

(g)                                  Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 12.10                               Treatment of Certain Information; Confidentiality.  Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information

(as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Related Parties who need to know the Information (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential on substantially the same terms as provided herein), (b) upon the request or demand of any regulatory authority having jurisdiction over such Person or any of their Affiliates (including any self-regulatory authority, such as the National Association of Insurance Commissioners) if, when and solely to the extent required to be delivered thereto, (c) as to the extent required by Applicable Laws, pursuant to a subpoena or an order of any court or administrative agency or in any pending legal or administrative proceeding (in which case each of the Administrative Agent and the Lenders, as applicable, agree to promptly notify the Borrower so that Borrower may seek a protective order or take other appropriate action, and the Administrative Agent and the Lenders, as applicable, will cooperate in the Borrower’s efforts to obtain a protective order or other reasonable assurance that the confidential treatment will be accorded the Information), (d) to any other party hereto, (e) if (and solely to the extent) reasonably necessary in connection with the exercise of any remedies under this Agreement, under any other Loan Document, or any action or proceeding relating to this Agreement, any other Loan Document, or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any (provided it agrees in writing in advance to be bound by this Section 12.10 or to otherwise keep such Information confidential on substantially the terms as provided herein) prospective assignee of or Participant in, any of its rights and obligations under this Agreement, or (ii) to a nationally recognized rating agency solely to the extent it requires access to information regarding the Borrower and its Subsidiaries, the Term Loans and the Loan Documents in connection with ratings issued with respect to an Approved Fund, (g) on a confidential basis to (i) any rating agency solely to the extent required in connection with rating the Borrower or its Subsidiaries or the Term Loan Facility or (ii) the CUSIP Service Bureau or any similar agency solely in connection with the issuance and monitoring of CUSIP numbers with respect to the Term Loan Facility, (h) with the prior written consent of the Borrower, (i) to Gold Sheets and other similar bank trade publications, such information to consist of deal terms and other information customarily found in such publications, (j) to the extent such Information becomes publicly available other than as a result of a breach of this Section, (k) to governmental regulatory authorities in connection with any regulatory examination of the Administrative Agent or any Lender or in accordance with the Administrative Agent’s or any Lender’s regulatory compliance policy if the Administrative Agent or such Lender deems necessary for the mitigation of claims by those authorities against the Administrative Agent or such Lender or any of its subsidiaries or affiliates, or (l) for purposes of establishing a “due diligence” defense if, when and solely to the extent necessary.  For purposes of this Section, “Information” means all information received from any Credit Party or any Subsidiary thereof relating to any Credit Party or any Subsidiary thereof or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender prior to disclosure by any Credit Party or any Subsidiary thereof other than as a result of a breach of this Section 12.10.  The parties hereto hereby agree that unless otherwise clearly identified by the Borrower at the time of delivery thereof, any information received from the Borrower or any Subsidiary after the date hereof shall be deemed confidential unless such information shall already be publicly available other than as a result of a breach of this Section 12.10.

SECTION 12.11                               Performance of Duties.  Each of the Credit Party’s obligations under each Loan Document to which it is a party shall be performed by such Credit Party at its sole cost and expense.

SECTION 12.12                               All Powers Coupled with Interest.  All powers of attorney and other authorizations granted to the Lenders, the Administrative Agent and any Persons designated by the Administrative Agent or any Lender pursuant to any provisions of this Agreement or any of the other Loan Documents shall be deemed coupled with an interest and shall be irrevocable so long as any of the Obligations remain unpaid or unsatisfied, any of the Term Loan Commitments remain in effect or the Term Loan Facility has not been terminated.

SECTION 12.13                               Survival.

(a)                                 All representations and warranties set forth in Article VII and all representations and warranties contained in any certificate or any of the Loan Documents (including, but not limited to, any such representation or warranty made in or in connection with any amendment thereto) shall constitute representations and warranties made under this Agreement.  All representations and warranties made under this Agreement shall be made or deemed to be made at and as of the Closing Date (except those that are expressly made as of a specific date), shall survive the Closing Date and shall not be waived by the execution and delivery of this Agreement, any investigation made by or on behalf of the Lenders or any borrowing hereunder.

(b)                                 Notwithstanding any termination of this Agreement, the indemnities to which the Administrative Agent and the Lenders are entitled under the provisions of this Article XII and any other provision of this Agreement and the other Loan Documents shall continue in full force and effect and shall protect the Administrative Agent and the Lenders against events arising after such termination as well as before.

SECTION 12.14                               Titles and Captions.  Titles and captions of Articles, Sections and subsections in, and the table of contents of, this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement.

SECTION 12.15                               Severability of Provisions.  Any provision of this Agreement or any other Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remainder of such provision or the remaining provisions hereof or thereof or affecting the validity or enforceability of such provision in any other jurisdiction.

SECTION 12.16                               Counterparts; Integration; Effectiveness; Electronic Execution.

(a)                                 Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent and/or the Arrangers, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  This Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.  Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement.

(b)                                 Electronic Execution of Assignments.  The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

SECTION 12.17                               Term of Agreement.  This Agreement shall remain in effect from the Closing Date through and including the date upon which all Obligations (other than contingent indemnification obligations not then due) arising hereunder or under any other Loan Document shall have been paid in full and the Term Loan Commitments have been terminated.  No termination of this Agreement shall affect the rights and obligations of the parties hereto arising prior to such termination or in respect of any provision of this Agreement which survives such termination.

SECTION 12.18                               USA PATRIOT Act.  The Administrative Agent and each Lender hereby notifies the Borrower that pursuant to the requirements of the PATRIOT Act, each of them is required to obtain, verify and record information that identifies each Credit Party, which information includes the name and address of each Credit Party and other information that will allow such Lender to identify each Credit Party in accordance with the PATRIOT Act.

SECTION 12.19                               Independent Effect of Covenants.  The Borrower expressly acknowledges and agrees that each covenant contained in Articles VIII or IX hereof shall be given independent effect.  Accordingly, the Borrower shall not engage in any transaction or other act otherwise permitted under any covenant contained in Articles VIII or IX, before or after giving effect to such transaction or act, the Borrower shall or would be in breach of any other covenant contained in Articles VIII or IX.

SECTION 12.20                               Inconsistencies with Other Documents.  In the event there is a conflict or inconsistency between this Agreement, the Pari Passu Intercreditor Agreement, the Junior Lien Intercreditor Agreement and any other Loan Document, the terms of this Agreement shall control; provided that any provision of the Security Documents which imposes additional burdens on the Borrower or any of its Restricted Subsidiaries or further restricts the rights of the Borrower or any of its Restricted Subsidiaries or gives the Administrative Agent or Lenders additional rights shall not be deemed to be in conflict or inconsistent with this Agreement and shall be given full force and effect; provided, further, that (x) the Pari Passu Intercreditor Agreement and the Junior Lien Intercreditor Agreement govern and control in the event of any conflict with any other Loan Document and (y) the Junior Lien Intercreditor Agreement governs and controls in the event of any conflict with the Pari Passu Intercreditor Agreement.

SECTION 12.21                               Release of Guarantors.  Subject to the Pari Passu Intercreditor Agreement, the Guaranty of each Guarantor under the Guaranty Agreement and any other Loan Document shall be automatically and unconditionally released (and thereupon shall terminate and be discharged and be of no further force and effect):

(a)                                 in connection with any sale or other disposition (including by merger or otherwise) of Capital Stock of such Guarantor after which such Guarantor is no longer a Restricted Subsidiary, if the sale or disposition of such Capital Stock of that Guarantor complies with the applicable provisions of this Agreement;

(b)                                 in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) the Borrower or a Restricted Subsidiary, if the sale or other disposition does not violate the applicable provisions of the this Agreement;

(c)                                  in connection with an enforcement action with respect to the Collateral, as provided for in the Pari Passu Intercreditor Agreement or the Junior Lien Intercreditor Agreement;

(d)                                 if the Borrower properly designates the Guarantor as an Unrestricted Subsidiary under this Agreement;

(e)                                  in the case of a Guaranty entered into because a Person has Guaranteed other Indebtedness of the Borrower or a Restricted Subsidiary, upon the release or discharge of the Guarantee that resulted in the creation of such Guaranty or a payment of the Indebtedness supported by such Guarantee; and

(f)                                   upon the Guarantor becoming an Excluded Subsidiary.

Upon any occurrence giving rise to a release of any Guaranty of a Guarantor as specified above, the Administrative Agent will execute any documents reasonably required in order to evidence or effect such release, suspension, discharge and termination in respect of such Guaranty.

[Signature pages to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed under seal by their duly authorized officers, all as of the day and year first written above.

FTS INTERNATIONAL, INC., as Borrower

By:	/s/ Michael J. Doss
Name:	Michael J. Doss
Title:	Senior Vice President — Finance and Treasurer

FTS INTERNATIONAL SERVICES, LLC, as Grantor

By:	/s/ Michael J. Doss
Name:	Michael J. Doss
Title:	Senior Vice President — Finance and Treasurer

FTS INTERNATIONAL MANUFACTURING, LLC, as Grantor

By:	/s/ Michael J. Doss
Name:	Michael J. Doss
Title:	Senior Vice President — Finance and Treasurer

[Signature Page to Term Loan Credit Agreement]

AGENT:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent, and Lender

By:	/s/ Michael J. Clawson
Name:	Michael J. Clawson
Title:	Managing Director

[Signature Page to Term Loan Credit Agreement]

Exhibit A

FORM OF TERM LOAN NOTE

$	, 20

FOR VALUE RECEIVED, the undersigned, FTS International, Inc., a Delaware corporation (the “Borrower”), promises to pay to                    (the “Lender”), at the place and times provided in the Term Loan Agreement, the principal sum of                    DOLLARS ($             ) or, if less, the unpaid principal amount of all Term Loans made by the Lender pursuant to that certain Term Loan Agreement, dated as of April 16, 2014 (as amended, restated, supplemented or otherwise modified, the “Term Loan Agreement”) by and among the Borrower, the Lenders party thereto and Wells Fargo Bank, National Association, as Administrative Agent.  Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Term Loan Agreement.

The unpaid principal amount of this Term Loan Note from time to time outstanding is payable as provided in the Term Loan Agreement and shall bear interest as provided in Section 5.1 of the Term Loan Agreement.  All payments of principal and interest on this Term Loan Note shall be payable in Dollars in immediately available funds as provided in the Term Loan Agreement.

This Term Loan Note is entitled to the benefits of, and evidences Obligations incurred under, the Term Loan Agreement, to which reference is made for a description of the security for this Term Loan Note and for a statement of the terms and conditions on which the Borrower is permitted and required to make prepayments and repayments of principal of the Obligations evidenced by this Term Loan Note and on which such Obligations may be declared to be immediately due and payable.

THIS TERM LOAN NOTE SHALL BE GOVERNED BY, CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

The Borrower hereby waives all requirements as to diligence, presentment, demand of payment, protest and (except as required by the Term Loan Agreement) notice of any kind with respect to this Term Loan Note.

IN WITNESS WHEREOF, the undersigned has executed this Term Loan Note under seal as of the day and year first above written.

FTS International, Inc.

By:
Name:
Title:

Exhibit B

FORM OF NOTICE OF BORROWING

Dated as of:

Wells Fargo Bank, National Association,

as Administrative Agent

MAC D 1109-019

1525 West W.T. Harris Blvd.

Charlotte, North Carolina 28262

Attention:  Syndication Agency Services

Ladies and Gentlemen:

This irrevocable Notice of Borrowing is delivered to you pursuant to Section 4.2 of the Term Loan Agreement dated as of April 16, 2014 (as amended, restated, supplemented or otherwise modified, the “Term Loan Agreement”), by and among FTS International, Inc., a Delaware corporation (the “Borrower”), the Lenders party thereto and Wells Fargo Bank, National Association, as Administrative Agent.  Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Term Loan Agreement.

1.                                      The Borrower hereby requests that the Lenders make [the Initial Term Loan][an Incremental Term Loan] [Extended Term Loan] [Refinancing Term Loan] to the Borrower in the aggregate principal amount of $           .  (Complete with an amount in accordance with the applicable provisions of the Term Loan Agreement for such class.)

2.                                      The Borrower hereby requests that such Term Loan(s) be made on the following Business Day:                       .  (Complete with a Business Day in accordance with the applicable provisions of the Term Loan Agreement for the applicable Class).

3.                                      The Borrower hereby requests that such Term Loan(s) bear interest at the following interest rate, plus the Applicable Margin, as set forth below:

Component of Term Loan(1)	Interest Rate	Interest Period (LIBOR Rate only)
[Base Rate or LIBOR Rate](2)

(1)  Complete with the Dollar amount of that portion of the overall Term Loan requested that is to bear interest at the selected interest rate and/or Interest Period (e.g., for a $20,000,000 loan, $5,000,000 may be requested at Base Rate, $8,000,000 may be requested at LIBOR with an interest period of three months and $7,000,000 may be requested at LIBOR with an interest period of one month).

(2)  Complete with (i) the Base Rate or the LIBOR Rate for the applicable Class.

4.                                      The aggregate principal amount of all Term Loans outstanding as of the date set forth in paragraph 2 above (including the Term Loan(s) requested herein) will not exceed the maximum amount permitted to be outstanding pursuant to the terms of the Term Loan Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Notice of Borrowing as of the day and year first written above.

FTS International, Inc.

By:
Name:
Title:

Exhibit C

NOTICE OF ACCOUNT DESIGNATION

Dated April   , 2014

Wells Fargo Bank, National Association

1525 W WT Harris Blvd.

Charlotte, NC 28262-0680

Attn: Syndication Agency Services

Ladies and Gentlemen:

This Notice of Account Designation is delivered pursuant to the Term Loan Agreement dated on or about April 16, 2014 , by and among FTS International, Inc., the financial institutions party thereto, and Wells Fargo Bank, National Association, as Administrative Agent.

1. The Administrative Agent is hereby authorized to disburse all Term Loan proceeds into the following account:

Bank Name:

ABA Routing Number:

Account Number:

Account Name:

2. This authorization shall remain in effect until revoked or until a subsequent Notice of Account Designation is provided to the Administrative Agent.

In witness whereof, the undersigned has executed this Notice of Account Designation this        day of             , 201 .

FTS INTERNATIONAL, INC.

Signature:
By:
Title:

Exhibit D

FORM OF NOTICE OF PREPAYMENT

Dated as of:

Wells Fargo Bank, National Association,

as Administrative Agent

MAC D 1109-019

1525 West W.T. Harris Blvd.

Charlotte, North Carolina 28262

Attention:  Syndication Agency Services

Ladies and Gentlemen:

This [irrevocable](1) Notice of Prepayment is delivered to you pursuant to Section [4.4(a)][4.4(b)] of the Term Loan Agreement dated as of April 16, 2014 (as amended, restated, supplemented or otherwise modified, the “Term Loan Agreement”), by and among FTS International, Inc., a Delaware corporation (the “Borrower”), the Lenders party thereto and Wells Fargo Bank, National Association, as Administrative Agent.  Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Term Loan Agreement.

1.             The Borrower hereby provides notice to the Administrative Agent that it shall repay the following [Base Rate Loans] and/or [LIBOR Rate Loans]:                 . (Complete with an amount in accordance with Section [4.4(a)][4.4(b)] of the Term Loan Agreement.)

2.             The Borrower shall repay the above-referenced Term Loans on the following Business Day:                 .  (Complete with a date no earlier than (i) the same Business Day as of the date of this Notice of Prepayment with respect to any Base Rate Loan and (ii) three (3) Business Days subsequent to date of this Notice of Prepayment with respect to any LIBOR Rate Loan.)

[Signature Page Follows]

(1)  Any Notice of Prepayment delivered under Section 4.4(a) of the Term Loan Agreement in connection with any refinancing of all or any portion of the Term Loan Facility with the proceeds of such refinancing or of any other incurrence of Indebtedness or the receipt of net cash proceeds of any equity issuance or Asset Sale may be, if expressly so stated to be, contingent upon the consummation of such refinancing, incurrence or receipt, revoked by the Borrower in the event such refinancing is not consummated or such net cash proceeds are not received; provided that the delay or failure of such contingency shall not relieve the Borrower from its obligations in respect thereof under Section 5.9 of the Term Loan Agreement.

IN WITNESS WHEREOF, the undersigned has executed this Notice of Prepayment as of the day and year first written above.

FTS International, Inc.

By:
Name:
Title:

Exhibit E

FORM OF NOTICE OF CONVERSION/CONTINUATION

Dated as of:

Wells Fargo Bank, National Association,

as Administrative Agent

MAC D 1109-019

1525 West W.T. Harris Blvd.

Charlotte, North Carolina 28262

Attention:  Syndication Agency Services

Ladies and Gentlemen:

This irrevocable Notice of Conversion/Continuation (this “Notice”) is delivered to you pursuant to Section 5.2 of the Term Loan Agreement dated as of April 16, 2014 (as amended, restated, supplemented or otherwise modified, the “Term Loan Agreement”), by and among FTS International, Inc., a Delaware corporation (the “Borrower”), the Lenders party thereto and Wells Fargo Bank, National Association, as Administrative Agent.  Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Term Loan Agreement.

1.             The Term Loan to which this Notice relates is [the Initial Term Loan] [an Incremental Term Loan] [Extended Term Loan] [Refinancing Term Loan]. (Delete as applicable.)

2.             This Notice is submitted for the purpose of:  (Check one and complete applicable information in accordance with the Term Loan Agreement.)

☐	Converting all or a portion of a Base Rate Loan into a LIBOR Rate Loan

	Outstanding principal balance:	$

	Principal amount to be converted:	$

Requested effective date of conversion:

Requested new Interest Period:

☐	Converting a portion of a LIBOR Rate Loan into a Base Rate Loan

	Outstanding principal balance:	$

	Principal amount to be converted:	$

Last day of the current Interest Period:

Requested effective date of conversion:

☐	Continuing all or a portion of a LIBOR Rate Loan as a LIBOR Rate Loan

	Outstanding principal balance:	$

	Principal amount to be continued:	$

Last day of the current Interest Period:

Requested effective date of continuation:

Requested new Interest Period:

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Notice of Conversion/Continuation as of the day and year first written above.

FTS International, Inc.

By:
Name:
Title:

Exhibit F

OFFICER’S COMPLIANCE CERTIFICATE

Dated as of:

The undersigned, on behalf of FTS International, Inc., a Delaware corporation (the “Borrower”), hereby certifies to the Administrative Agent and the Lenders, each as defined in the Term Loan Agreement referred to below, as follows:

1.                                      This certificate is delivered to you pursuant to Section 8.2 of the Term Loan Agreement dated as of April 16, 2014 (as amended, restated, supplemented or otherwise modified, the “Term Loan Agreement”), by and among the Borrower, the Lenders party thereto and Wells Fargo Bank, National Association, as Administrative Agent.  Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Term Loan Agreement.

2.                                      I have reviewed the financial statements of the Borrower and its Subsidiaries dated as of                 and for [fiscal quarter] [Fiscal Year] then ended and such statements present fairly in all material respects the financial condition of the Borrower and its Subsidiaries on a Consolidated basis as of their respective dates and the results of operations of the Borrower and its Subsidiaries for the respective periods then ended [, subject to normal year end adjustments and the absence of footnotes].

3.                                      I have reviewed the terms of the Term Loan Agreement, and the related Loan Documents and have made, or caused to be made under my supervision, a review in reasonable detail of the transactions and the condition of the Borrower and its Restricted Subsidiaries during the accounting period covered by the financial statements referred to in Paragraph 2 above.  Such review has not disclosed the existence of, nor do I have any knowledge of, any Default or Event of Default [except for such Defaults or Events of Default set forth below with a description of the nature and period of existence thereof and what action the Borrower has taken, is taking and proposes to take with respect thereto].

[Signature Page Follows]

WITNESS the following signature as of the day and year first written above.

FTS International, Inc.

By:
Name:
Title:

Exhibit G-1

FORM OF ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [INSERT NAME OF ASSIGNOR] (the “Assignor”) and the parties identified on the Schedules hereto and [the] [each](1) Assignee identified on the Schedules hereto as “Assignee” or as “Assignees” (collectively, the “Assignees” and each, an “Assignee”).  [It is understood and agreed that the rights and obligations of the Assignees(2) hereunder are several and not joint.](3)  Capitalized terms used but not defined herein shall have the meanings given to them in the Term Loan Agreement identified below (as amended, restated, supplemented or otherwise modified, the “Term Loan Agreement”), receipt of a copy of which is hereby acknowledged by [the] [each] Assignee.  The Standard Terms and Conditions set forth in Annex 1 (the “Standard Terms and Conditions”) attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the [Assignee] [respective Assignees], and [the] [each] Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Term Loan Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Term Loan Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including without limitation any guarantees included in such facilities) and (ii) to the extent permitted to be assigned under Applicable Law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Term Loan Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned to [the] [any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as, [the] [an] “Assigned Interest”).  Each such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.                                      Assignor:                                                                                                                                              [INSERT NAME OF ASSIGNOR]

2.                                      Assignee(s):                                                                                                                                See Schedules attached hereto

3.                                      Affiliate Status:                                                                                                          The Assignee is not an Affiliated Lender.  [If the Assignee hereunder is an Affiliated Lender, do NOT use Exhibit G-1

(1)  For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language.  If the assignment is to multiple Assignees, choose the second bracketed language.

(2)   Select as appropriate.

(3)   Include bracketed language if there are multiple Assignees.

to the Term Loan Agreement.  Instead, use Exhibit G-2 to the Term Loan Agreement.]

4.                                      Borrower/Subsidiary Status                                            The Assignee is not the Borrower or a Subsidiary of the Borrower.  [If the Assignee hereunder is the Borrower or a Subsidiary of the Borrower, do NOT use Exhibit G-1 to the Term Loan Agreement.  Instead, use Exhibit G-3 to the Term Loan Agreement.]

5.                                      Borrower:                                                                                                                                          FTS International, Inc.

6.                                      Administrative Agent:                                                                         Wells Fargo Bank, National Association, as the administrative agent under the Term Loan Agreement.

7.                                      Term Loan Agreement:                                                                 The Term Loan Agreement dated as of April 16, 2014 among FTS International, Inc., as Borrower, the Lenders party thereto, and Wells Fargo Bank, National Association, as Administrative Agent (as amended, restated, supplemented or otherwise modified)

8.                                      Assigned Interest:                                                                                                See Schedules attached hereto

[9.                                  Trade Date:                                                                                                                                             ](4)

[Remainder of Page Intentionally Left Blank]

(4)   To be completed if the Assignor and the Assignees intend that the minimum assignment amount is to be determined as of the Trade Date.

Effective Date:                   , 2     [TO BE INSERTED BY THE ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEES

See Schedules attached hereto

[Consented to and](5)  Accepted:

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Administrative Agent

By
Title:

[Consented to:](6)

FTS INTERNATIONAL, INC.

By
Title:

(5)   To be added only if the consent of the Administrative Agent and Issuing Lender is required by the terms of the Term Loan Agreement.  May also use a Master Consent.

(6)   To be added only if the consent of the Borrower is required by the terms of the Term Loan Agreement.  May also use a Master Consent.

SCHEDULE 1
To Assignment and Assumption

By its execution of this Schedule, the Assignee identified on the signature block below agrees to the terms set forth in the attached Assignment and Assumption.

Assigned Interests:

Term Loan Facility Assigned	Aggregate Amount of Term Loans / Term Loan Commitment for all Lenders(1)	Amount of Term Loans / Term Loan Commitment Assigned(2)	Percentage Assigned of Term Loans / Term Loan Commitment (3)		CUSIP Number
	$	$		%
	$	$		%
	$	$		%

[NAME OF ASSIGNEE](4)

By:
Title:

(1)   Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

(2)   Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

(3)   Set forth, to at least 9 decimals, as a percentage of the Term Loan Commitment/Term Loans of all Lenders thereunder.

(4)   Add additional signature blocks, as needed.

ANNEX 1
to Assignment and Assumption

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION

1.                                      Representations and Warranties.

1.1                               Assignor.  The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the] [the relevant] Assigned Interest, (ii) [the] [such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is [not] a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Term Loan Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.                            Assignee[s].  [The] [Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Term Loan Agreement, (ii) it meets the requirements of an Eligible Assignee under the Term Loan Agreement (subject to such consents, if any, as may be required under Section 12.9 of the Term Loan Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Term Loan Agreement as a Lender thereunder and, to the extent of [the] [the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the] [such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Term Loan Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to [Section 6.1]  [Section 8.1] thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the] [such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the] [such] Assigned Interest, and (vii) attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Term Loan Agreement, duly completed and executed by [the] [such] Assignee; and (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent, [the] [any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.                                      Payments.  From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the] [each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the] [the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the] [the relevant] Assignee for amounts which have accrued from and after the Effective Date.

3.                                      General Provisions.  This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption.  This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

Exhibit G-2

FORM OF AFFILIATED LENDER ASSIGNMENT AND ASSUMPTION

This Affiliated Lender Assignment and Assumption (the “Affiliated Lender Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [INSERT NAME OF ASSIGNOR] (the “Assignor”) and the parties identified on the Schedules hereto and [the] [each](1) Assignee identified on the Schedules hereto as “Assignee” or as “Assignees” (collectively, the “Assignees” and each, an “Assignee”).  [It is understood and agreed that the rights and obligations of the Assignees(2) hereunder are several and not joint.](3)  Capitalized terms used but not defined herein shall have the meanings given to them in the Term Loan Agreement identified below (as amended, restated, supplemented or otherwise modified, the “Term Loan Agreement”), receipt of a copy of which is hereby acknowledged by [the] [each] Assignee.  The Standard Terms and Conditions set forth in Annex 1 (the “Standard Terms and Conditions”) attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Affiliated Lender Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the [Assignee] [respective Assignees], and [the] [each] Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Term Loan Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Term Loan Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including without limitation any guarantees included in such facilities) and (ii) to the extent permitted to be assigned under Applicable Law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Term Loan Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned to [the] [any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as, [the] [an] “Assigned Interest”).  Each such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Affiliated Lender Assignment and Assumption, without representation or warranty by the Assignor.

1.                                      Assignor:                                                                                                                                              [INSERT NAME OF ASSIGNOR]

2.                                      Assignee(s):                                                                                                                                See Schedules attached hereto

(1)   For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language.  If the assignment is to multiple Assignees, choose the second bracketed language.

(2)   Select as appropriate.

(3)   Include bracketed language if there are multiple Assignees.

3.                                      Borrower/Subsidiary Status:                                        The Assignee is not the Borrower or a Subsidiary of the Borrower.  [If the Assignee hereunder is the Borrower or a Subsidiary of the Borrower, do NOT use Exhibit G-2 to the Term Loan Agreement.  Instead, use Exhibit G-3 to the Term Loan Agreement.]

4.                                      Borrower:                                                                                                                                          FTS International, Inc.

5.                                      Administrative Agent:                                                                         Wells Fargo Bank, National Association, as the administrative agent under the Term Loan Agreement

6.                                      Term Loan Agreement:                                                                 The Term Loan Agreement dated as of April 16, 2014 among FTS International, Inc., as Borrower, the Lenders party thereto, and Wells Fargo Bank, National Association, as Administrative Agent (as amended, restated, supplemented or otherwise modified).

7.                                      Assigned Interest:                                                                                                See Schedules attached hereto

[8.                                  Trade Date:                                                                                                                                             ](4)

[Remainder of Page Intentionally Left Blank]

(4)   To be completed if the Assignor and the Assignees intend that the minimum assignment amount is to be determined as of the Trade Date.

Effective Date:                   , 2     [TO BE INSERTED BY THE ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR]

The terms set forth in this Affiliated Lender Assignment and Assumption are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEES

See Schedules attached hereto

[Consented to and](5)  Accepted:

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent

By
Title:

[Consented to:](6)

FTS INTERNATIONAL, INC.

By
Title:

(5)   To be added only if the consent of the Administrative Agent and Issuing Lender is required by the terms of the Term Loan Agreement.  May also use a Master Consent.

(6)   To be added only if the consent of the Borrower is required by the terms of the Term Loan Agreement.  May also use a Master Consent.

SCHEDULE 1
To Affiliated Lender Assignment and Assumption

By its execution of this Schedule, the Assignee identified on the signature block below agrees to the terms set forth in the attached Affiliated Lender Assignment and Assumption.

Assigned Interests:

Term Loan Facility Assigned	Aggregate Amount of Term Loans / Term Loan Commitment for all Lenders(1)	Amount of Term Loans / Term Loan Commitment Assigned(2)	Percentage Assigned of Term Loans / Term Loan Commitment (3)		CUSIP Number
	$	$		%
	$	$		%
	$	$		%

[NAME OF ASSIGNEE](4)
and is an Affiliate of [ ]

By:
Title:

(1)   Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

(2)   Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

(3)   Set forth, to at least 9 decimals, as a percentage of the Term Loan Commitment/Term Loans of all Lenders thereunder.

(4)   Add additional signature blocks, as needed.

ANNEX 1
to Affiliated Lender Assignment and Assumption

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION

1.                                      Representations and Warranties.

1.1                               Assignor.  The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the] [the relevant] Assigned Interest, (ii) [the] [such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Affiliated Lender Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is [not] a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Term Loan Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.                            Assignee[s].  [The] [Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Affiliated Lender Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Term Loan Agreement, (ii) it is an Affiliated Lender as such term is defined in the Term Loan Agreement, (iii) it meets the requirements of an Eligible Assignee under the Term Loan Agreement (subject to such consents, if any, as may be required under Section 12.9 of the Term Loan Agreement), (iv) from and after the Effective Date, it shall be bound by the provisions of the Term Loan Agreement as a Lender thereunder and, to the extent of [the] [the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (v) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the] [such] Assigned Interest, is experienced in acquiring assets of such type, (vii) it has received a copy of the Term Loan Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to [Section 6.1] [Section 8.1] thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Affiliated Lender Assignment and Assumption and to purchase [the] [such] Assigned Interest, (vii) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Affiliated Lender Assignment and Assumption and to purchase [the] [such] Assigned Interest, (viii) attached to the Affiliated Lender Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Term Loan Agreement, duly completed and executed by [the] [such] Assignee, (ix) that it has no MNPI with regard to the Borrower and its Subsidiaries that both (1) has not been previously disclosed in writing to the Administrative Agent and the Lenders (other than because any given

Lender does not wish to receive such MNPI) prior to the date hereof and (2) could reasonably be expected to have a material effect upon, or otherwise be material to, a Lender’s decision to assign its Term Loans and (x) after giving effect to the purchase and assumption of the Assigned Interest, the aggregate principal amount of all Term Loans held by Affiliated Lenders does not exceed 15% of the aggregate principal amount of all Term Loans and Term Loan Commitments outstanding under the Term Loan Agreement as of the date hereof; and (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent, [the] [any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

3.                                      [The] [Each] Affiliated Lender hereby agrees that it shall have no right to (A) attend (including by telephone) any meeting or discussions (or portion thereof) among the Administrative Agent or any Lender to which representatives of the Borrower are not invited or (B) receive any information or material prepared by the Administrative Agent or any Lender or any communication by or among the Administrative Agent and/or one or more Lenders, except to the extent such information or materials have been made available to the Borrower or its representatives.

4.                                      If [the] [each] Affiliated Lender is a Lender when a Bankruptcy Proceeding is commenced by or against a Borrower or any other Credit Party, [the] [each] Affiliated Lender (i) shall not take any step or action in such Bankruptcy Proceeding to object to, impede, or delay the exercise of any right or the taking of any action by the Administrative Agent (or the taking of any action by a third party that is supported by the Administrative Agent) in relation to such Affiliated Lender’s claim with respect to its Term Loans (for purposes of this Section 4 only, “Claim”) (including, without limitation, objecting to any debtor in possession financing, use of cash collateral, grant of adequate protection, sale or disposition, compromise, or plan of reorganization) so long as [the] [such] Affiliated Lender is treated in connection with such exercise or action on the same or better terms as the other Lenders and (ii) with respect to any matter requiring the vote of Lenders during the pendency of a Bankruptcy Proceeding (including, without limitation, voting on any plan of reorganization), the Term Loans held by [the] [such] Affiliated Lender (and any Claim with respect thereto) shall be deemed to be voted in accordance with Section 12.9(e)(iii) of the Term Loan Agreement, so long as [the] [such] Affiliated Lender is treated in connection with the exercise of such right or taking of such action on the same or better terms as the other Lenders.  For the avoidance of doubt, the Lenders and [the] [each]Affiliated Lender agree and acknowledge that the provisions set forth in this Section 4, and the related provisions set forth in this Affiliated Lender Assignment and Assumption, constitute a “subordination agreement” as such term is contemplated by, and utilized in, Section 510(a) of the United States Bankruptcy Code, and, as such, would be enforceable for all purposes in any case where a Credit Party has filed for protection under any law relating to bankruptcy, insolvency or reorganization or relief of debtors applicable to such Credit Party.

5.                                      Payments.  From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the] [each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the] [the relevant] Assignor for amounts which have accrued to but excluding the

Effective Date and to [the] [the relevant] Assignee for amounts which have accrued from and after the Effective Date.

6.                                      General Provisions.  This Affiliated Lender Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Affiliated Lender Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Affiliated Lender Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Affiliated Lender Assignment and Assumption.  This Affiliated Lender Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

Exhibit G-3

FORM OF BORROWER ASSIGNMENT AND ASSUMPTION

This Borrower Assignment and Assumption (the “Borrower Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [INSERT NAME OF ASSIGNOR] (the “Assignor”) and the parties identified on the Schedules hereto and [the] [each](1) Assignee identified on the Schedules hereto as “Assignee” or as “Assignees” (collectively, the “Assignees” and each, an “Assignee”).  [It is understood and agreed that the rights and obligations of the Assignees(2) hereunder are several and not joint.](3)  Capitalized terms used but not defined herein shall have the meanings given to them in the Term Loan Agreement identified below (as amended, restated, supplemented or otherwise modified, the “Term Loan Agreement”), receipt of a copy of which is hereby acknowledged by [the] [each] Assignee.  The Standard Terms and Conditions set forth in Annex 1 (the “Standard Terms and Conditions”) attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Borrower Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the [Assignee] [respective Assignees], and [the] [each] Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Term Loan Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Term Loan Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including without limitation any guarantees included in such facilities) and (ii) to the extent permitted to be assigned under Applicable Law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Term Loan Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned to [the] [any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as, [the] [an] “Assigned Interest”).  Each such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Borrower Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:	[INSERT NAME OF ASSIGNOR]

2.	Assignee(s):	See Schedules attached hereto

3.	Affiliate Status:	The Assignee is not an Affiliated Lender. [If the Assignee hereunder is an Affiliated Lender, do NOT use Exhibit G-3

(1)   For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language.  If the assignment is to multiple Assignees, choose the second bracketed language.

(2)   Select as appropriate.

(3)   Include bracketed language if there are multiple Assignees.

to the Term Loan Agreement. Instead, use Exhibit G-2 to the Term Loan Agreement.]

4.	Borrower:	FTS International, Inc.

5.	Administrative Agent:	Wells Fargo Bank, National Association, as the administrative agent under the Term Loan Agreement

6.	Term Loan Agreement:

The Term Loan Agreement dated as of April 16, 2014 among FTS International, Inc., as Borrower, the Lenders party thereto, and Wells Fargo Bank, National Association, as Administrative Agent (as amended, restated, supplemented or otherwise modified).

7.	Assigned Interest:	See Schedules attached hereto

[8.	Trade Date:	](4)

[Remainder of Page Intentionally Left Blank]

(4)   To be completed if the Assignor and the Assignees intend that the minimum assignment amount is to be determined as of the Trade Date.

Effective Date:                   , 2     [TO BE INSERTED BY THE ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR]

The terms set forth in this Borrower Assignment and Assumption are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEES

See Schedules attached hereto

[Consented to and](5) Accepted:

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent

By
Title:

[Consented to:](6)

FTS INTERNATIONAL, INC.

By
Title:

(5)   To be added only if the consent of the Administrative Agent and Issuing Lender is required by the terms of the Term Loan Agreement.  May also use a Master Consent.

(6)   To be added only if the consent of the Borrower is required by the terms of the Term Loan Agreement.  May also use a Master Consent.

SCHEDULE 1
To Borrower Assignment and Assumption

By its execution of this Schedule, the Assignee identified on the signature block below agrees to the terms set forth in the attached Borrower Assignment and Assumption.

Assigned Interests:

Term Loan Facility Assigned	Aggregate Amount of Term Loans / Term Loan Commitment for all Lenders(1)	Amount of Term Loans / Term Loan Commitment Assigned(2)		Percentage Assigned of Term Loans / Term Loan Commitment (3)	CUSIP Number
	$	$	%
	$	$	%
	$	$	%

[NAME OF ASSIGNEE](4)
and is [the Borrower][a Subsidiary of the Borrower]

By:
Title:

(1)   Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

(2)   Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

(3)   Set forth, to at least 9 decimals, as a percentage of the Term Loan Commitment/Term Loans of all Lenders thereunder.

(4)   Add additional signature blocks, as needed.

ANNEX 1
to Borrower Assignment and Assumption

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION

1.             Representations and Warranties.

1.1          Assignor.  The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the] [the relevant] Assigned Interest, (ii) [the] [such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Borrower Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is [not] a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Term Loan Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.         Assignee[s].  [The] [Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Borrower Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Term Loan Agreement, (ii) it is [the Borrower][a Subsidiary of the Borrower] as such term[s] [is][are] defined in the Term Loan Agreement, (iii) it meets the requirements of an Eligible Assignee under the Term Loan Agreement (subject to such consents, if any, as may be required under Section 12.9 of the Term Loan Agreement), (iv) from and after the Effective Date, it shall be bound by the provisions of the Term Loan Agreement as a Lender thereunder and, to the extent of [the] [the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (v) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the] [such] Assigned Interest, is experienced in acquiring assets of such type, (vii) it has received a copy of the Term Loan Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to [Section 6.1] [Section 8.1] thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Borrower Assignment and Assumption and to purchase [the] [such] Assigned Interest, (vii) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Borrower Assignment and Assumption and to purchase [the] [such] Assigned Interest, (viii) attached to the Borrower Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Term Loan Agreement, duly completed and executed by [the] [such] Assignee, and (ix) that it has no MNPI with regard to the Borrower and its Subsidiaries that both (1) has not been disclosed in writing to the Administrative Agent and the Lenders (other than because any given Lender does not wish to receive such MNPI) prior to the date hereof and (2) could reasonably be expected to have a material effect upon, or otherwise be material to, a Lender’s decision to assign its Term Loans; and (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent, [the] [any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

3.             Cancellation.        Any Term Loans that are assigned under this Borrower Assignment and Assumption will be immediately, automatically and irrevocably cancelled and the aggregate principal amount of the Term Loans of the applicable Term Loan Facility then outstanding shall be reduced by an amount equal to the principal amount of such Term Loans.

4.             Payments.  From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the] [each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the] [the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the] [the relevant] Assignee for amounts which have accrued from and after the Effective Date.

5.             Waiver.  [The] [Each] Assignor hereby waives any right to bring any action in connection with the Term Loans assigned under this Borrower Assignment and Assumption against the Administrative Agent.

6.             General Provisions.  This Borrower Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Borrower Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Borrower Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Borrower Assignment and Assumption.  This Borrower Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

Exhibit H-1

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Term Loan Agreement dated as of April 16, 2014 (as amended, restated, supplemented or otherwise modified, the “Term Loan Agreement”), by and among FTS International, Inc., a Delaware corporation (the “Borrower”), the lenders who are or may become a party thereto, as Lenders, and Wells Fargo Bank, National Association, as Administrative Agent.  Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Term Loan Agreement.

Pursuant to the provisions of Section 5.11 of the Term Loan Agreement, the undersigned hereby certifies that (a) it is the sole record and beneficial owner of the Term Loan(s) (as well as any Term Loan Note(s) evidencing such Term Loan(s)) in respect of which it is providing this certificate, (b) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (c) it is not a ten percent (10%) shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code and (d) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable.  By executing this certificate, the undersigned agrees that (a) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent and (b) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two (2) calendar years preceding such payments.

[NAME OF LENDER]

By:
Name:
Title:

Date: , 20

Exhibit H-2

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Term Loan Agreement dated as of April [_], 2014 (the “Term Loan Agreement”), by and among FTS International, Inc., a Delaware corporation (the “Borrower”), the lenders who are or may become party a thereto, as Lenders, and Wells Fargo Bank, National Association, as Administrative Agent.  Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Term Loan Agreement.

Pursuant to the provisions of Section 5.11 of the Term Loan Agreement, the undersigned hereby certifies that (a) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (b) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (c) it is not a ten percent (10%) shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code and (d) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable.  By executing this certificate, the undersigned agrees that (a) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing and (b) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two (2) calendar years preceding such payments.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: , 20

Exhibit H-3

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Term Loan Agreement dated as of April 16, 2014 (as amended, restated, supplemented or otherwise modified, the “Term Loan Agreement”), by and among FTS International, Inc., a Delaware corporation (the “Borrower”), the lenders who are or may become party thereto, as Lenders, and Wells Fargo Bank, National Association, as Administrative Agent.  Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Term Loan Agreement.

Pursuant to the provisions of Section 5.11 of the Term Loan Agreement, the undersigned hereby certifies that (a) it is the sole record owner of the participation in respect of which it is providing this certificate, (b) its direct or indirect partners/members are the sole beneficial owners of such participation, (c) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (d) none of its direct or indirect partners/members is a ten percent (10%) shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code and (e) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption:  (a) an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, or (b) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption.  By executing this certificate, the undersigned agrees that (i) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (ii) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two (2) calendar years preceding such payments.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: , 20

Exhibit H-4

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Term Loan Agreement dated as of April 16, 2014 (as amended, restated, supplemented or otherwise modified, the “Term Loan Agreement”), by and among FTS International, Inc., a Delaware corporation (the “Borrower”), the lenders who are or may become party thereto, as Lenders, and Wells Fargo Bank, National Association, as Administrative Agent.  Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Term Loan Agreement.

Pursuant to the provisions of Section 5.11 of the Term Loan Agreement, the undersigned hereby certifies that (a) it is the sole record owner of the Term Loan(s) (as well as any Term Loan Note(s) evidencing such Term Loan(s)) in respect of which it is providing this certificate, (b) its direct or indirect partners/members are the sole beneficial owners of such Term Loan(s) (as well as any Term Loan Note(s) evidencing such Term Loan(s)), (c) with respect to the extension of credit pursuant to this Term Loan Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (d) none of its direct or indirect partners/members is a ten percent (10%) shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code and (e) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption:  (a) an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, or (b) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption.  By executing this certificate, the undersigned agrees that (i) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent and (ii) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two (2) calendar years preceding such payments.

[NAME OF LENDER]

By:
Name:
Title:

Date: , 20

EXHIBIT I

[FORM OF]

AUCTION PROCEDURES

Reference is made to the TERM LOAN AGREEMENT dated as of April [  ], 2014, (as such may be amended, supplemented, amended and restated or otherwise modified from time to time, the “Term Loan Agreement”) entered into by and among FTS INTERNATIONAL, INC., a Delaware corporation, as Borrower, the lenders who are party to the Term Loan Agreement and the lenders who may become a party to the Term Loan Agreement pursuant to the terms thereof, as Lenders, and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as Administrative Agent for the Lenders.  Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Term Loan Agreement.

This Exhibit I is intended to summarize certain basic terms of the reverse Dutch auction procedures pursuant to and in accordance with the terms and conditions of Section 4.5 of the Term Loan Agreement (each such auction, an “Auction”), of which this Exhibit I is a part.  It is not intended to be a definitive statement of all of the terms and conditions of a reverse Dutch auction, the definitive terms and conditions for which shall be set forth in the applicable offering document.  None of the Administrative Agent, the Auction Manager, or any of their Affiliates makes any recommendation pursuant to any offering document as to whether or not any Lender should sell any Class of its Term Loans (including, for the avoidance of doubt, any Initial Term Loans, Incremental Term Loans, Extended Term Loans and Refinancing Term Loans, as applicable) to the Borrower pursuant to any offering documents, nor shall the decision by the Administrative Agent or the Auction Manager (or any of their respective Affiliates) in its capacity as a Lender to sell any such Term Loans to the Borrower be deemed to constitute such a recommendation.  Each Lender should make its own decision as to whether to sell any of its Term Loans (or any Term Loans of a particular Class) and as to the price to be sought for any such Term Loans.  In addition, each Lender should consult its own attorney, business advisor or tax advisor as to legal, business, tax and related matters concerning each Auction and the relevant offering documents.  Each Lender, by participating in an Auction, acknowledges and agrees that in connection with such Auction, (1) such Lender has independently and, without reliance on the Borrower, any of its Subsidiaries, the Administrative Agent, the Auction Manager or any of their respective Affiliates, made its own analysis and determination to participate in such Auction and (2) none of the Administrative Agent, the Auction Manager or any of their respective Affiliates shall have any liability to such Lender, and such Lender hereby waives and releases, to the extent permitted by law, any claims such Lender may have against the Administrative Agent, the Auction Manager and their respective Affiliates.

(A)                               NOTICE PROCEDURES.  In connection with each Auction, the Borrower will provide notification to the Auction Manager (for distribution to the Lenders of the applicable Class(es)), as determined by the Borrower in its sole discretion, that will be the subject of such Auction (each, an “Auction Notice”).  Each Auction Notice shall contain (i) the maximum principal amount (calculated on the face amount thereof) of each Class of Term Loans that the Borrower offers to purchase in such Auction (the “Auction Amount”), which shall be no less than

$5,000,000 and whole increments of $100,000 in excess thereof (across all such Classes) (unless a lesser amount is agreed to by the Administrative Agent and Auction Manager in its reasonable discretion); (ii) the range of discounts to par (the “Discount Range”), expressed as a range of prices (in increments of $5) per $1,000, at which the Borrower would be willing to purchase Term Loans of each applicable Class in such Auction; and (iii) the date on which such Auction will conclude, on which date Return Bids (as defined below) will be due by 1:00 p.m., New York City time (as such date and time may be extended by the Auction Manager at the request of the Borrower as set forth below, the “Expiration Time”).  Such Expiration Time may be extended for a period not exceeding three Business Days upon notice by the Borrower to the Auction Manager received not less than 24 hours before the original Expiration Time; provided, that only two extensions per offer shall be permitted (unless otherwise approved by the Auction Manager prior to the date of the applicable Auction).  An Auction shall be regarded as a “failed auction” in the event that either (x) the Borrower withdraws such Auction in accordance with the terms hereof or as set forth in Section 4.5(b) of the Term Loan Agreement or (y) the Expiration Time occurs with no Qualifying Bids (as defined below) having been received.  In the event of a failed auction, the Borrower shall not be permitted to deliver a new Auction Notice prior to the date occurring three Business Days after such withdrawal or Expiration Time, as the case may be.  Notwithstanding anything to the contrary contained herein, the Borrower shall not initiate any Auction by delivering an Auction Notice to the Auction Manager until after the conclusion (whether successful or failed) of the previous Auction (if any), whether such conclusion occurs by withdrawal of such previous Auction or the occurrence of the Expiration Time of such previous Auction.

(B)                               REPLY PROCEDURES.  In connection with any Auction, each Lender of the applicable Class(es) of Term Loans wishing to participate in such Auction shall, prior to the Expiration Time, provide the Auction Manager with a notice of participation, in the form included in the applicable offering document (each, a “Return Bid”) which shall specify (i) a discount to par that must be expressed as a price (in increments of $5) per $1,000 in principal amount of Term Loans of the applicable Class(es) (the “Reply Price”) within the Discount Range and (ii) the principal amount of Term Loans of the applicable Class(es), in an amount not less than $ 500,000 or an integral multiple of $1,000 in excess thereof, that such Lender offers for sale at its Reply Price (the “Reply Amount”).  A Lender may submit a Reply Amount that is less than the minimum amount and incremental amount requirements described above only if the Reply Amount comprises the entire amount of the Term Loans of the applicable Class(es) that are subject to such Auction held by such Lender.  Lenders may only submit one Return Bid per Class per Auction, but each Return Bid may contain up to three component bids, each of which may result in a separate Qualifying Bid and each of which will not be contingent on any other component bid submitted by such Lender resulting in a Qualifying Bid.  In addition to the Return Bid, the participating Lender must execute and deliver, to be held in escrow by the Auction Manager, an assignment and assumption in the form included in the applicable offering document (each, an “Auction Assignment and Assumption”).  The Borrower will not purchase any Term Loans of any Class at a price that is outside of the applicable Discount Range for such Class, nor will any Return Bids (including any component bids specified therein) submitted at a price that is outside such applicable Discount Range for such Class be considered in any calculation of the Applicable Threshold Price (as defined below) for such Class.

(C)                               ACCEPTANCE PROCEDURES.  Based on the Reply Prices and Reply Amounts for the applicable Class of Term Loans received by the Auction Manager, the Auction Manager, in consultation with the Borrower, will calculate the lowest purchase price (the “Applicable Threshold Price”) for such Auction within the Discount Range for such Auction that will allow the Borrower to complete the Auction by purchasing the full Auction Amount (or such lesser amount of Term Loans of the applicable Class for which the Borrower has received Qualifying Bids).  Subject to any conditions contained in the Auction Notice, the Borrower shall purchase Term Loans of each applicable Class from each Lender whose Return Bid is within the Discount Range for such Class and contains a Reply Price that is equal to or less than the Applicable Threshold Price for such Class (each, a “Qualifying Bid”).  All Term Loans of the applicable Class included in Qualifying Bids (including multiple component Qualifying Bids contained in a single Return Bid) received at a Reply Price lower than the Applicable Threshold Price will be purchased at such applicable Reply Prices and shall not be subject to proration.  Each participating Lender will receive notice of a Qualifying Bid as soon as reasonably practicable but in no case later than five business days from the date of the Expiration Time.

(D)                               PRORATION PROCEDURES.  All Term Loans of any applicable Class offered in Return Bids (or, if applicable, any component bid thereof) constituting Qualifying Bids at the Applicable Threshold Price will be purchased at the Applicable Threshold Price; provided that if the aggregate principal amount (calculated on the face amount thereof) of all Term Loans of the applicable Class for which Qualifying Bids have been submitted in any given Auction at the Applicable Threshold Price would exceed the remaining portion of the Auction Amount (after deducting all Term Loans of the applicable Class to be purchased at prices below the Applicable Threshold Price), the Borrower shall purchase such Term Loans of such Class ratably based on the relative principal amounts offered by each Lender for Term Loans of such Class in an aggregate amount equal to the amount necessary to complete the purchase of the Auction Amount.  No Return Bids or any component bid thereof will be accepted above the Applicable Threshold Price.

(E)                                NOTIFICATION PROCEDURES.  The Auction Manager will calculate the Applicable Threshold Price and will post the Applicable Threshold Price and proration factor onto an internet or intranet site (including an IntraLinks, SyndTrak or other electronic workspace) in accordance with the Auction Manager’s standard dissemination practices by 4:00 p.m. New York City time on the Business Day during which the Expiration Time occurs.  The Auction Manager will insert the principal amount of Term Loans of the applicable Class to be assigned and the applicable settlement date into each applicable Auction Assignment and Assumption received in connection with a Qualifying Bid.  Upon the request of the submitting Lender, the Auction Manager will promptly return any Auction Assignment and Assumption received in connection with a Return Bid that is not a Qualifying Bid.

(F)                                 ADDITIONAL PROCEDURES.  Once initiated by an Auction Notice, the Borrower may withdraw an Auction only if (i) no Qualifying Bid has been received by the Auction Manager at the time of withdrawal or (ii) the Borrower has failed, or believes in good faith that it will fail, to satisfy one or more of the conditions set forth in Section 4.15 of the Term Loan Agreement that are required to be met at the time that otherwise would have been the time of purchase of Term Loans of the applicable Class pursuant to such Auction.  Any Return Bid (including any component bid thereof) delivered to the Auction Manager may not be withdrawn, modified, revoked, terminated or cancelled by a Lender.  However, an Auction may become void if the conditions to the purchase set forth in Section 4.15 of the Term Loan Agreement are not met.  The purchase price in respect of each Qualifying Bid for which purchase by the Borrower is required in accordance with the foregoing provisions shall be paid directly by the Borrower to the respective assigning Lender on a settlement date as determined jointly by the Borrower and the Auction Manager (which shall be not later than ten Business Days after the date Return Bids are due with respect to such Auction).  The Borrower shall execute each applicable Auction Assignment and Assumption received in connection with a Qualifying Bid.  All questions as to the form of documents and validity and eligibility of each applicable Class of Term Loans that are the subject of an Auction will be reasonably determined by the Auction Manager, in consultation with the Borrower, and its determination will be final and binding so long as such determination is not inconsistent with the terms of Section 4.15 of the Term Loan Agreement or this Exhibit I.  The Auction Manager’s interpretation of the terms and conditions of the offering document, in consultation with the Borrower, will be final and binding so long as such interpretation is not inconsistent with the terms of Section 4.15 of the Term Loan Agreement or this Exhibit I.  None of the Administrative Agent, the Auction Manager or any of their respective Affiliates assumes any responsibility for the accuracy or completeness of the information concerning the Borrower, the Credit Parties, or any of their Affiliates (whether contained in an offering document or otherwise) or for any failure to disclose events that may have occurred and may affect the significance or accuracy of such information.

In the event that the Auction Manager is not the Administrative Agent, at the request of the Auction Manager or the Borrower, the Administrative Agent shall provide reasonable assistance to the Auction Manager and the Borrower with respect to the posting and/or disseminating of any information to the Lenders required hereby.

This Exhibit I shall not require the Borrower to initiate any Auction.

Schedule 1

Initial Term Loan Commitment

Lender	Initial Term Loan Commitment	Share
Wells Fargo Bank, National Association	$550,000,000	100%

Execution Version

Schedule 7.1

Jurisdictions of Organization and Qualification

Entity	Jurisdiction of Formation	Foreign Qualification Jurisdiction
FTS International, Inc.	Delaware	Arkansas
Colorado
Kansas
Mississippi
New Mexico
New York
North Dakota
Pennsylvania
South Dakota
Texas
West Virginia
FTS International Services, LLC	Texas	Alabama
Arkansas
Colorado
Illinois
Kansas
Kentucky
Louisiana
Mississippi
Missouri
New Mexico
New York
North Dakota
Ohio
Oklahoma
Pennsylvania
South Dakota
Utah
West Virginia
Wisconsin
Wyoming

Entity	Jurisdiction of Formation	Foreign Qualification Jurisdiction
FTS International Manufacturing, LLC	Texas	Arkansas
Colorado
Kansas
Kentucky
Louisiana
Mississippi
New Mexico
New York
North Dakota
Ohio
Oklahoma
Pennsylvania
South Dakota
Utah
West Virginia
FTS International Ventures I, LLC	Delaware	N/A
FTS International Ventures II, LLC	Delaware	N/A
FTS International Netherlands I C.V.	Netherlands	N/A
FTS International Netherlands II C.V.	Netherlands	N/A
FTS International Netherlands, LLC	Delaware	N/A
FTS International Netherlands Coöperatief U.A.	Netherlands	N/A
FTS International Netherlands B.V.	Netherlands	N/A

Schedule 7.2

Subsidiaries and Capitalization

Entity	Owner	Jurisdiction of Entity	Class of Equity	Authorized Shares	Outstanding Shares	Percentage Ownership	Restricted (Y/N)
FTS International Services, LLC	FTS International, Inc.	Texas	Membership interest	N/A	N/A	100%	Yes
FTS International Manufacturing, LLC	FTS International Services, LLC	Texas	Membership interest	N/A	N/A	100%	Yes
FTS International Ventures I, LLC	FTS International Services, LLC	Delaware	Membership interest	N/A	N/A	100%	No
FTS International Ventures II, LLC	FTS International Services, LLC	Delaware	Membership interest	N/A	N/A	100%	No
FTS International Netherlands I C.V.	FTS International Ventures I, LLC	Netherlands	Membership interest	N/A	N/A	99% General Partner	No
	FTS International Ventures II, LLC		Membership interest	N/A	N/A	1% Limited Partner
FTS International Netherlands II C.V.	FTS International Netherlands I C.V.	Netherlands	Membership interest	N/A	N/A	99% General Partner	No
	FTS International Ventures II, LLC		Membership interest	N/A	N/A	1% Limited Partner
FTS International Netherlands, LLC	FTS International Netherlands II C.V.	Delaware	Membership interest	N/A	N/A	100%	No

Entity	Owner	Jurisdiction of Entity	Class of Equity	Authorized Shares	Outstanding Shares	Percentage Ownership	Restricted (Y/N)
FTS International Netherlands Coöperatief U.A.	FTS International Netherlands II C.V.	Netherlands	Membership interest	N/A	N/A	99%	No
	FTS International Netherlands, LLC		Membership interest	N/A	N/A	1%
FTS International Netherlands B.V.	FTS International Netherlands Coöperatief U.A.	Netherlands	Membership interest	N/A	N/A	100%	No

Schedule 9.1

Permitted Indebtedness

1.              Indebtedness related to the cash collateralization of a standby letter of credit issued by Bank of America in favor of Liberty Mutual Insurance Company in the amount of $3,525,000.

2.              The series A convertible preferred stock issued by Parent Borrower.

Schedule 9.2

Permitted Liens

1.              Liens on Bank of America Certificate of Deposit Account #91000143745765, and the cash contained in such account, related to the cash collateralization of a standby letter of credit issued by Bank of America in favor of Liberty Mutual Insurance Company.

2.              Liens set forth in the table below.

Credit Party	Secured Party	File No. and Date of Filing
FTS International Manufacturing, LLC	Wells Fargo Equipment Finance, Inc.	08-0008296891 3/7/2008
	Wells Fargo Equipment Finance, Inc.	08-0008297034 3/7/2008
	Wells Fargo Equipment Finance, Inc.	08-0016004372 5/9/2008
	Comerica Leasing Corporation	08-0026613076 8/8/2008
	Wells Fargo Equipment Finance, Inc.	08-0032138964 9/30/2008
	Wells Fargo Equipment Finance, Inc.	08-0032139541 9/30/2008
	Wells Fargo Equipment Finance, Inc.	08-0032140684 9/30/2008
	Wells Fargo Equipment Finance, Inc.	08-0032141150 9/30/2008
	Comercia Leasing Corporation	13-0031698425 10/4/2013
FTS International Services, LLC	PNC Equipment Finance, LLC	12-0019156499 6/15/2012

Credit Party	Secured Party	File No. and Date of Filing
	Aries SPC, LLC	12-0038236106 12/10/2012
	Aries SPC, LLC	12-0038295595 12/10/2012
	Aries SPC, LLC	12-0038295616 12/10/2012
	Aries SPC, LLC	12-0038302099 12/10/2012
	Aries SPC, LLC	12-0038302110 12/10/2012